    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1997
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               TELEPASSPORT INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                     4813                    13-3923895
            (STATE OR OTHER           (PRIMARY STANDARD
             JURISDICTION OF              INDUSTRIAL              (I.R.S. EMPLOYER
            INCORPORATION OR         CLASSIFICATION CODE
              ORGANIZATION)                NUMBER)              IDENTIFICATION NO.)

                            ------------------------

                            1212 AVENUE OF AMERICAS
                         NEW YORK, NEW YORK 10036-9998
                           TELEPHONE: (212) 302-3365
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

            JAMES D. PEARSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               TELEPASSPORT INC.
                            1212 AVENUE OF AMERICAS
                         NEW YORK, NEW YORK 10036-9998
                           TELEPHONE: (212) 302-3365
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           STANLEY E. BLOCH, ESQ.                         KRIS F. HEINZELMAN, ESQ.
           BAER MARKS & UPHAM LLP                          CRAVATH, SWAINE & MOORE
              805 THIRD AVENUE                                 WORLDWIDE PLAZA
          NEW YORK, NEW YORK 10022                            825 EIGHTH AVENUE
             TEL: (212) 702-5700                          NEW YORK, NEW YORK 10019
             FAX: (212) 702-5941                             TEL: (212) 474-1000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                              PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE      AGGREGATE OFFERING       AMOUNT OF REGISTRATION
  REGISTERED                                      PRICE(1)                      FEE
----------------------------------------------------------------------------------------------
Class B Common Stock, $.01 par value....         $75,000,000                $22,727.27
----------------------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.
                            ------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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                                EXPLANATORY NOTE

     THIS REGISTRATION STATEMENT CONTAINS TWO FORMS OF PROSPECTUS: ONE TO BE USED IN CONNECTION WITH AN UNDERWRITTEN OFFERING IN THE UNITED STATES AND CANADA (THE "U.S. PROSPECTUS") AND ONE TO BE USED IN A CONCURRENT INTERNATIONAL OFFERING (THE "INTERNATIONAL PROSPECTUS") OF THE CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE, OF TELEPASSPORT INC. THE U.S. PROSPECTUS FOR THE OFFERING IN THE UNITED STATES AND CANADA FOLLOWS IMMEDIATELY AFTER THIS EXPLANATORY NOTE. AFTER THE U.S. PROSPECTUS ARE THE ALTERNATE PAGES FOR THE INTERNATIONAL PROSPECTUS: A FRONT COVER PAGE, AN INSIDE FRONT COVER PAGE AND A "SUBSCRIPTION AND SALE" SECTION. A COPY OF THE COMPLETE U.S. PROSPECTUS AND INTERNATIONAL PROSPECTUS IN THE EXACT FORMS IN WHICH THEY ARE TO BE USED AFTER EFFECTIVENESS WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 424(B).

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1997
                                          Shares

                               TelePassport Inc.
                                                                          [LOGO]

                              Class B Common Stock
                               ($0.01 per share)
                               ------------------

All the shares of Class B Common Stock, par value $0.01 per share (the "Class B
 Common Stock"), of TelePassport Inc. ("TelePassport" or the "Company") offered
 hereby are being sold by the Company. Of the          shares of Class B Common
  Stock being offered,          shares (the "U.S. Shares") are initially being
 offered by the U.S. Underwriters (as defined herein) in the United States and
Canada (the "U.S. Offering") and          shares (the "International Shares" and
 together with the U.S. Shares, the "Shares") are initially being concurrently offered by the Managers (as defined herein) outside the United States and Canada
     (the "International Offering" and together with the U.S. Offering, the "Offering"). The initial price to public and the underwriting discounts and commissions of the U.S. Offering and the International Offering are identical.
                              See "Underwriting."

 The Company's common stock has been designated into two classes, consisting of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and the Class B Common Stock (collectively, the "Common Stock"). The Class B Common
   Stock and the Class A Common Stock are substantially identical, except for disparity in voting power and convertibility. The Class B Common Stock is entitled to one vote per share and is not convertible into Class A Common Stock.
 The Class A Common Stock is entitled to ten votes per share and is convertible at any time on a share-for-share basis into Class B Common Stock. Except as otherwise required by law, under the Company's Amended Certificate of Incorporation, shares of Class A Common Stock and Class B Common Stock will vote together on all matters submitted to a vote of stockholders, including the election of directors. Upon completion of the Offering, the Company's current stockholders collectively will own 100% of the outstanding Class A Common Stock,
     which will represent    % of the combined voting power of the Company.
  Accordingly, the holders of the Class A Common Stock will have the right to elect a majority of the Company's Board of Directors. See "Description of
                                Capital Stock."

 Prior to the Offering, there has been no public market for the Class B Common Stock. It is anticipated that the initial public offering price will be between
$         and $         per share. For information relating to the factors to be
considered in determining the initial public offering price, see "Underwriting."

Application will be made for quotation of the shares of Class B Common Stock on
  The Nasdaq Stock Market's National Market ("NNM") under the symbol "      ."
                               ------------------

 THE CLASS B COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN
INVESTMENT IN THE CLASS B COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 10
                                    HEREIN.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                     Underwriting
                                                        Price        Discounts and     Proceeds to
                                                      to Public       Commissions      Company(1)
                                                  ---------------------------------------------------
Per Share.......................................  $                $                $
Total (2).......................................  $                $                $

(1) Before deduction of expenses payable by the Company estimated at $     .

(2) The Company has granted to the U.S. Underwriters and the Managers an option, exercisable by Credit Suisse First Boston Corporation for 30 days from the
    date of this Prospectus, to purchase a maximum of       additional shares to
    cover over-allotments of shares. If such option is exercised in full, the
    total Price to Public will be $         , Underwriting Discounts and
    Commissions will be $         and Proceeds to Company will be $         .

                               ------------------

    The U.S. Shares are offered by the several U.S. Underwriters when, as and if issued by the Company, delivered to and accepted by the U.S. Underwriters and subject to their right to reject orders in whole or in part. It is expected that
the U.S. Shares will be ready for delivery on or about            , 1997,
against payment in immediately available funds.

Credit Suisse First Boston                                     Smith Barney Inc.
               The date of this Prospectus is             , 1997.

                             [MAP TO BE INSERTED ON
                             INSIDE COVER FOLDOUT]

                           [LARGE TELEPASSPORT LOGO]

IN CONNECTION WITH THIS OFFERING, CREDIT SUISSE FIRST BOSTON CORPORATION, ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF CLASS B COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE CLASS B COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

TelePassport(R) is a registered trademark of the Company. Certain other trademarks of the Company and other companies, including MasterCall(TM), are used in this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and Consolidated Financial Statements and other financial data appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus (i) assumes no exercise of the overallotment option and (ii) has been adjusted to give effect to the Reorganization (as defined herein). As used herein unless the context otherwise indicates, the terms "Company" and "TelePassport" refer to the TelePassport Companies (as defined herein) as of dates and periods prior to the closing of the Reorganization and, thereafter, collectively, TelePassport Inc. and its subsidiaries. See "Business--Reorganization." See "Glossary of Terms" for definitions of certain technical terms used in this Prospectus.

                                  THE COMPANY
GENERAL

     TelePassport is a provider of international telecommunications services. The Company conducts business on a global basis with a principal focus on small and medium-sized businesses and residential customers with significant international long distance traffic in the United Kingdom, Germany, Austria, Switzerland and other targeted areas of Europe, and in Japan and other targeted Asian countries. The Company has also commenced efforts to sell national telecommunications services in certain of these targeted areas.

     The Company operates a digital switch-based telecommunications network connected by leased fiber optic transmission facilities (the "TelePassport Network"). The TelePassport Network currently has international gateway switching centers in New York and Tokyo. In addition, the Company has switching facilities in London, Frankfurt and Vienna. The Company intends to use a significant portion of the net proceeds of the Offering to expand and upgrade the TelePassport Network. A state-of-the-art international gateway switching center and network management facility is under construction in New Jersey to replace the New York international gateway switching center. The Company intends to further develop the TelePassport Network by upgrading existing facilities and by adding switching facilities in up to 30 additional cities over the next three years. These switching facilities will be located principally in primary markets where the Company has an established customer base or has existing key contracts, as well as in secondary markets in proximity to the Company's primary markets. In areas in which the Company believes it is not optimal to own network facilities, the Company typically enters into agreements to resell the facilities of other operators in order to enhance the TelePassport Network.

     The Company provides international long distance services with value-added features, primarily under the "TelePassport" brand. The Company believes its services are typically competitively priced below those of the incumbent telecommunications operators ("ITOs"), which are often government-owned or protected telephone companies. Customer access to the TelePassport Network and the Company's services may be obtained through customer-paid local access, domestic and international toll-free access, direct digital access through dedicated lines for high volume business users, equal access through automated routing from the public switched telephone network ("PSTN"), or call reorigination. The availability of a particular access method in any geographic area is governed by local laws and regulations, customer size and the degree to which the Company has infrastructure to support the access method in such area. The Company's services include virtual private network ("VPN") services, customized calling cards and prepaid debit cards. The Company also offers value-added features such as itemized billing and multiple payment methods. In addition, the Company provides application platform services and resells switched minutes on a wholesale basis to other telecommunications providers and carriers.

     The Company believes that Japan and certain other Asian countries provide the Company with significant opportunities for growth. In order to facilitate entry into the Japanese telecommunications market, the Company has established strategic relationships with certain Japanese telecommunications providers. Since March 1995, the Company and Asahi Telecom Co., Ltd. ("Asahi Telecom") have operated a joint venture providing international long distance services in Japan. Asahi Telecom is owned approximately 30% by Japan Telecom Co., Ltd. ("Japan Telecom") and 10% by NEC Corporation ("NEC"), and is a leading long distance reseller and NEC PBX distributor in Japan. Asahi Telecom recently commenced the construction of a nationwide network and began offering one of Japan's first integrated national and international long distance telecommunications services through its wholly owned subsidiary, A.T. NET KK ("A.T. NET"). In an effort to enhance its presence in the Japanese telecommunications market, in December 1996 the Company reached an agreement in principle with Asahi Telecom to enter into a series of agreements (the "A.T. NET Agreements") under which the Company will take the place of the joint venture as the exclusive carrier of international long distance traffic for A.T. NET and will receive preferential pricing as a reseller of A.T. NET's national long distance services in Japan. To the extent allowed by applicable regulations, the Company intends to resell A.T. NET's national long distance services and offer, along with its own international long distance services, an integrated TelePassport national and international long distance service primarily to non-Japanese companies located in Japan, a significant customer segment that A.T. NET does not currently target. The Company believes that such arrangements will also provide it with an added competitive advantage with respect to the Company's wholesale business by allowing it to originate and terminate international traffic cost effectively from and to major metropolitan areas of Japan. The Company will also be the exclusive provider of national and international long distance customized calling cards and prepaid debit cards to be marketed by A.T. NET. In addition, A.T. NET will grant the Company an option, which the Company intends to exercise, to acquire a 10% ownership interest in A.T. NET and which will entitle the Company to appoint one representative to A.T. NET's board of directors. As part of the A.T. NET Agreements, the Company is also negotiating an arrangement that would allow the Company to take advantage of A.T. NET's Special Type II registration, which would permit the Company to provide additional telecommunications services in Japan. The A.T. NET Agreements are intended to supersede the joint venture arrangement and, upon effectiveness of the agreements, the joint venture will be liquidated. The Company believes that its relationship with Asahi Telecom and an ownership interest in A.T. NET will provide the Company with a greater opportunity to competitively penetrate the Japanese market and advance the TelePassport brand. The Company intends to utilize the TelePassport brand recognition that it is creating in Japan as a platform from which to expand into other targeted Asian countries.

     In addition to targeting small and medium-sized businesses and residential customers, the Company markets its services to supra-national and governmental organizations. The Company believes that contracts to provide services to such entities are strategically important because they present the Company with the opportunity to establish a high profile in the regions surrounding the locality of each contract, enhancing opportunities for new customer development. In addition, contracts of this type will usually require the Company to establish switching facilities and other infrastructure which the Company can then utilize to expand its customer base in the region. In May 1996, the Company was awarded a contract to provide, on a ten-year basis, local exchange and national and international telecommunications services to the temporary lodging facilities on currently up to 16 United States Air Force--Europe ("USAFE") bases (the "USAFE Contract"). Under the terms of the USAFE Contract, the Company, to date, has received delivery orders for four bases in Germany and one base in Italy and has received requests for pricing ("RFPs") for 10 bases: three in Germany, five in the United Kingdom, one in Spain and one in Turkey. The Company has completed the installation of a telecommunications system providing voice and data service to temporary lodging facilities at the Ramstein Air Force Base in Germany. The Company expects to complete the installation of systems at 10 additional bases by the end of 1997. The Company believes that the USAFE Contract will also provide an opportunity to expand its services to the permanent dormitories at USAFE bases. In addition, pursuant to the terms of the USAFE Contract, certain agencies within the other branches of the United States armed forces in Europe have the option to designate the Company as a supplier of telecommunications services and to present delivery orders for certain of their facilities. The Company intends to take advantage of these contractual terms by actively pursuing delivery orders from other United States military facilities in Europe. Further, the Company is the preferred supplier of call reorigination services for offices of certain United Nations ("UN") agencies and their affiliates in over 100 countries and for other supra-national food, health, fiscal and labor organizations (collectively, the "UN Arrangements"). The Company is using its contacts from certain of these UN agencies to further develop its customer base by establishing a high profile in local regions surrounding the UN field offices.

     The Company typically relies on local independent sales agents for distribution of its services. In locations the Company deems strategic, the Company generally seeks to integrate distribution and interface directly with its customers by acquiring independent agents, establishing country managers, and/or creating direct sales organizations. The Company believes that the integration of its distribution network will give it greater control over its sales and marketing functions and provide a higher level of service to its customers. Accordingly, in October 1996, the Company entered into a Memorandum of Understanding to acquire all the capital stock of Telepassport GmbH ("TelePassport Germany"), its independent agent in Germany. Further, the Company is in negotiations to purchase all the assets of MasterCall Switzerland AG ("TelePassport Switzerland"), its independent agent in Switzerland. The acquisitions of TelePassport Germany and TelePassport Switzerland (the "Agent Acquisitions") are expected to be consummated concurrently with the closing of the Offering.

     An important element of the Company's business plan is the pursuit of strategic acquisitions, investments and alliances. In addition to its strategic alliance with Asahi Telecom, the Company is currently negotiating with a potential local partner to market TelePassport services in Saudi Arabia and other Middle Eastern countries. Also in January 1997, the Company entered into an agreement with Intelenet, Inc. ("Intelenet"), a reseller of telecommunications services, pursuant to which Intelenet granted the Company an option to purchase Intelenet's customer accounts as well as telecommunications equipment in various locations in Italy (the "Intelenet Agreement").

     The Company has achieved significant growth since its inception in 1993 with revenues increasing from $2.1 million in 1993 to $12.8 million in 1994, $27.6 million in 1995 and $27.8 million during the nine months ended September 30, 1996. The number of customers (at the end of the period) and billable minutes increased from 9,118 and 11.9 million in 1994 and 12,378 and 32.8 million in 1995 to 15,499 and 40.4 million during the nine months ended September 30, 1996, respectively.

STRATEGY

     The Company seeks to capitalize on the fundamental changes occurring in the telecommunications industry as a result of increasing demand for international telecommunications services, rapid advances in technology and a growing worldwide trend toward deregulation. The Company believes that these factors have created opportunities for alternative network operators to effectively compete with ITOs and major global commercial carriers. The Company believes it is strategically positioned to take advantage of these fundamental changes for the following reasons:

     - The Company's services are sold in over 100 countries, primarily under the "TelePassport" brand, which the Company can leverage as it expands into new locations and introduces additional services;

     - The existence and planned expansion of the TelePassport Network in the United Kingdom, Germany, Austria, Switzerland and other targeted areas of Europe, and in Japan and other targeted Asian countries, will enable the Company to take advantage of deregulation in these markets;

     - The unique relationship with Asahi Telecom and A.T. NET provides the Company with competitive advantages in accessing the Japanese market and a platform from which to expand to other targeted Asian countries;

     - Contracts and arrangements with governmental and supra-national organizations, such as the USAFE Contract and the UN Arrangements, present the Company with long-term revenue potential and opportunities to enhance its reputation and profile in underserved areas;

     - The Company's call reorigination business enables it to gain low-cost entry into numerous markets, to establish distribution networks, to build customer bases and to identify opportunities prior to significant investment; and

     - The Company's management team, with its substantial combined telecommunications and related businesses experience and strong entrepreneurial leadership, provides the Company with the managerial skills to exploit available market opportunities.

     The Company's objective is to become a leading provider of switch-based international and national telecommunications services in its target markets. The Company's business strategy includes the following key elements: (i) expanding the TelePassport Network in primary markets where the Company has an established customer base or has existing key contracts and into secondary markets in proximity to the Company's primary markets; (ii) maximizing operating efficiency by achieving economies of scale in the operation of the TelePassport Network and enhancing its information systems; (iii) integrating its distribution and interfacing directly with customers by acquiring independent agents, establishing country managers, and/or creating direct sales organizations in strategic locations; (iv) focusing on small and medium-sized businesses, and providing those customers with a wide range of services; (v) expanding the government services and supra-national sectors; (vi) expanding distribution, customer bases and brand recognition through the use of call reorigination; (vii) expanding wholesale services to increase the utilization of the TelePassport Network; and (viii) pursuing acquisitions, investments and strategic alliances.

                            ------------------------

     TelePassport was organized in Delaware on December 9, 1996 to acquire and continue the various businesses conducted by USFI, Inc., USFI-Japan, L.L.C. and TelePassport LLC and its operating subsidiaries (collectively, the "TelePassport Companies"). USFI, Inc., the Company's principal operating subsidiary, was organized in New York in February 1993. Concurrently with the consummation of the Offering, the Company will complete the Reorganization pursuant to which USFI, Inc. and the other TelePassport Companies will be contributed to, and become wholly owned subsidiaries of, TelePassport. The Company's executive offices are located at 1212 Avenue of the Americas, New York, New York, 10036-9998, and its telephone number is (212) 302-3365.

                                  THE OFFERING

Class B Common Stock offered hereby:
  U.S. Offering......................  shares
  International Offering.............  ------ shares
     Total Offering..................  ------ shares
                                       ------
Common Stock to be outstanding after
  the Offering:
  Class A Common Stock...............  shares
  Class B Common Stock...............  shares(1)
Voting Rights........................  The Class A Common Stock and the Class B Common Stock
                                       will vote together as a single class on all matters,
                                       except as otherwise required by law, with each share
                                       of Class B Common Stock having one vote and each share
                                       of Class A Common Stock having ten votes. Upon
                                       completion of the Offering, the Company's current
                                       stockholders will own 100% of the outstanding Class A
                                       Common Stock, which will represent      % of the
                                       combined voting power of the shares of Class A Common
                                       Stock and Class B Common Stock. See "Principal
                                       Stockholders" and "Description of Capital Stock."
Use of Proceeds......................  To upgrade and expand the TelePassport Network; to integrate distribution through acquisitions (including
                                       the Agent Acquisitions); to acquire businesses or
                                       invest in joint ventures or strategic alliances
                                       (including A.T. NET); for research and development and
                                       general corporate and working capital purposes. See
                                       "Risk Factors--Substantial Capital Requirements;
                                       Uncertainty of Additional Financing; Broad Discretion
                                       Over Use of Proceeds; A.T. NET's Future Capital
                                       Requirements" and "Use of Proceeds."
Proposed NNM Symbol..................

---------------

(1) Excludes an aggregate of      shares of Class B Common Stock, consisting of
         shares of Class B Common Stock reserved for issuance upon exercise of options issued prior to the date of this Prospectus under the Company's 1996
    Stock Option Plan (the "1996 Stock Option Plan"), and      shares of Class B
    Common Stock reserved for future issuance under the 1996 Stock Option Plan. In the event the over-allotment option is exercised in full, the total number of shares of Class B Common Stock to be outstanding after the
    Offering would be     . See "Management," "Shares Eligible for Future Sale"
    and "Underwriting."

                                  RISK FACTORS

     Prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before purchasing shares of Class B Common Stock.

                             SUMMARY FINANCIAL DATA

     The summary Statement of Operations Data, Other Financial Data and Balance Sheet Data as of and for the years ended December 31, 1994 and 1995 have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, which were audited by Ernst & Young LLP, independent auditors. Actual data as of and for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited Consolidated Financial Statements of the Company included elsewhere in this Prospectus, which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition at such dates and results of operations of the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The summary Statement of Operations Data, Other Financial Data and Balance Sheet Data for the period from February 12, 1993 (Inception) to December 31, 1993 have been derived from unaudited Consolidated Financial Statements of the Company which are included elsewhere in this Prospectus. This information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.

                                         FEBRUARY 12, 1993          FISCAL YEAR ENDED                NINE MONTHS ENDED
                                          (INCEPTION) TO               DECEMBER 31,                    SEPTEMBER 30,
                                           DECEMBER 31,        ----------------------------     ---------------------------
                                               1993               1994             1995            1995            1996
                                         -----------------     -----------     ------------     -----------     -----------
                                                  (in thousands, except share, per share and other operating data)
STATEMENT OF
  OPERATIONS DATA:
Telecommunications revenue..............    $     2,085        $    12,775     $    27,643      $    19,722     $    27,764
Costs and expenses:
  Cost of telecommunications services...          1,367              8,907          20,075           14,179          22,302
  Selling expenses......................            349              1,687           2,579            1,808           2,683
  General and administrative expenses...          2,848              5,173           5,349            3,737           6,046
  Depreciation and amortization.........             32                100             395              308             502
                                               --------           --------        --------         --------        --------
Total costs and expenses................          4,596             15,867          28,398           20,032          31,533
                                               --------           --------        --------         --------        --------
Loss from operations....................         (2,511)            (3,092)           (755)            (310)         (3,769)
Other income (expense) and minority
  interest(1)...........................             --               (315)             57               59             (11)
Equity in net loss of foreign joint
  venture(2)............................             --                 --            (703)            (493)         (1,034)
                                               --------           --------        --------         --------        --------
Net loss................................    $    (2,511)       $    (3,407)    $    (1,401)     $      (744)    $    (4,814)
                                               ========           ========        ========         ========        ========
Pro forma net loss per common share.....    $                  $               $                $               $
Shares used in computing pro forma net
  loss per common share.................

OTHER FINANCIAL DATA:
EBITDA(3)...............................    $    (2,479)       $    (3,307)    $    (1,006)     $      (436)    $    (4,312)
Net cash provided by (used in) operating
  activities............................         (1,529)            (1,669)            (74)             116          (1,445)
Net cash (used in) investing
  activities............................           (293)              (318)         (2,219)          (1,753)         (1,842)
Net cash provided by financing
  activities............................          1,875              2,252           2,396            1,616           3,022
Capital expenditures and
  investments(4)........................            293                304           2,080            1,634           1,584

OTHER OPERATING DATA:
Billable minutes(5).....................             --         11,930,671      32,758,910       22,756,712      40,353,520
Customers(6)............................          4,107              9,118          12,378           12,090          15,499
Switching facilities....................              1                  1               3                3               5

                                                                                                 AS OF SEPTEMBER 30, 1996
                                                                                  AS OF         ---------------------------
                                                                               DECEMBER 31,                         AS
                                                                                   1995           ACTUAL        ADJUSTED(7)
                                                                               ------------     -----------     -----------
BALANCE SHEET DATA:
Working capital (deficit)...............                                       $    (2,584)     $    (4,690)    $
Property and equipment, net.............                                             1,974            3,084
Total assets............................                                             7,003           10,654
Stockholders' (deficit) equity..........                                            (1,838)          (2,365)

                                                   (footnotes on following page)

                        NOTES TO SUMMARY FINANCIAL DATA

(1) The expense reported for the year ended December 31, 1994 is primarily the result of an arbitration award paid by the Company in connection with a 1994 contract dispute. See note 5 to the Consolidated Financial Statements.

(2) This item represents the Company's equity in the net loss of its joint venture with Asahi Telecom. Upon effectiveness of the A.T. NET Agreements, it is anticipated that the joint venture will be liquidated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Japan and Asahi Telecom."

(3) As used herein "EBITDA" consists of earnings before interest, income taxes, depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.

(4) Capital expenditures and investments consisted entirely of gross capital expenditures for the applicable periods presented in 1993, 1994 and 1996. For the nine months ended September 30, 1995 and the year ended December 31, 1995, capital expenditures and investments consisted of capital expenditures of $1.2 million and $1.7 million, respectively, and investments of $0.4 million and $0.4 million, respectively.

(5) Billable minutes are those minutes of call traffic for which a customer of record is billed by the Company. The number of billable minutes for the period from February 12, 1993 (Inception) to December 31, 1993 is not available.

(6) Information presented as of the end of the period indicated.

(7) As adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Class B Common Stock offered hereby. The discussion in this Prospectus contains forward looking statements that involve risks and uncertainties. Statements contained in this Prospectus that are not historical facts are forward looking statements. A number of important factors could cause the Company's actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; HISTORY OF NEGATIVE EBITDA; ACCUMULATED DEFICIT AND OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company commenced operations in 1993 and has only a limited operating history upon which potential investors may base an evaluation of its performance. Accordingly, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early development. To date, the Company has incurred negative EBITDA and substantial net losses. EBITDA for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994 was negative $4.3 million, negative $1.0 million and negative $3.3 million, respectively. The Company has accumulated net losses from inception in February 1993 through September 30, 1996, of $12.1 million. Losses have resulted principally from operating losses and from costs incurred in the development and expansion of the TelePassport Network and the infrastructure necessary for the anticipated growth of the Company's business. The Company expects to continue to incur operating losses and development and expansion costs at least through the year 2000 while it further develops the TelePassport Network. There can be no assurance that the Company will ever achieve profitability. In addition, none of the operating losses that have accumulated prior to the date of this Prospectus are available to be carried forward to offset profits, if any, in future periods for Federal income tax purposes.

     The Company's future operating results will be subject to annual and quarterly fluctuations due to several factors, certain of which are outside the control of the Company. These factors include the effects of governmental regulation and regulatory changes, the introduction of new products and services by the Company and its competitors, the mix of products and services sold and the mix of channels through which those products and services are sold, general economic conditions, specific economic conditions in the telecommunications industry, user demand, the cost of developing and expanding the TelePassport Network (including any unanticipated costs associated therewith), pricing strategies for competitive products and services and changes in technology. As a result of the foregoing factors, the Company may in the future experience materially adverse results. In such event, the price of the Company's Class B Common Stock would likely be materially adversely affected. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or enter into acquisitions, investments and strategic alliances that could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Risks Associated with Acquisitions, Investments and Strategic Alliances," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Services."

SUBSTANTIAL GOVERNMENT REGULATION

  General

     The international telecommunications industry is subject to international treaties and agreements, and to laws and regulations which vary from country to country. Enforcement and interpretation of these laws and regulations can be unpredictable and are often subject to informal views of government officials and ministries that regulate telecommunications in each country. In some cases, such government officials and ministries are subject to influence by the ITO.

     In some countries where the Company operates or plans to operate, local laws or regulations limit provision of basic international telecommunications service in competition with state-authorized carriers. There can be no assurance that future regulatory, judicial, legislative or political changes will permit the Company to offer to residents of such countries all or any of its services or will not have a material adverse effect on the Company, that regulators or third parties will not raise material issues regarding the Company's compliance with applicable laws or regulations, or that regulatory decisions will not have a material adverse effect on the Company. If the Company is unable to provide the services which it presently provides or intends to provide or to use its existing or contemplated transmission methods due to its inability to obtain or retain the requisite governmental approvals for such services or transmission methods, or for any other reason related to regulatory compliance or lack thereof, such developments could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has pursued and expects to continue to pursue a strategy of providing its services to the fullest extent it believes is permissible under current applicable laws and regulations. For example, the Company provides call reorigination services in certain countries based upon its interpretation that such services are not specifically prohibited by the applicable laws and regulations of such countries or that such laws and regulations are unclear or are unenforced. If the Company's interpretation of a country's laws or regulations is found to be incorrect, if a country's laws or regulations are changed or if a country changes its policy regarding enforcement of laws and regulations, the Company may seek to modify its operations in such country so as to comply with its laws or regulations, or it may discontinue provision of service in that country. There can be no assurance that the Company will not be subject to fines or other sanctions as a result of previous violations of a country's laws or regulations, even if such violations have been corrected. In addition, an incorrect interpretation of a country's applicable laws or regulations, or an incorrect assessment of the likelihood of enforcement of a country's laws or regulations, could cause the Company to lose, or be unable to obtain, regulatory approvals to provide certain of its services or to use certain transmission methods in such country. There can be no assurance that the Company has correctly interpreted or that it will correctly interpret applicable laws and regulations, or that the Company has correctly assessed, or that it will correctly assess in the future, the likelihood of enforcement of applicable laws and regulations, in all countries in which it operates or plans to operate. See "Regulation of the International Telecommunications Industry."

  United States

     The Company owns and operates an international gateway switching center in New York. The London and Tokyo switching facilities are connected to the New York international gateway switching center by international private line circuits ("IPLC") leased from other carriers. In accordance with Federal Communications Commission ("FCC") policy described below, the IPLCs between London and New York are used to provide international switched telecommunications services and the IPLCs between Tokyo and New York are limited to the transmission of signalling information used to initiate call reorigination. The Company's provision of international long distance service between the United States and foreign points is subject to regulation by the FCC. The Company was required to obtain authorizations from the FCC (the "FCC 214 Authorizations") under Section 214 ("Section 214") of the Communications Act of 1934 (the "Communications Act"). The Company has been granted FCC 214 Authorizations to: (i) provide switched international telecommunications services through the resale of switched services of United States carriers; (ii) provide global facilities-based service between the United States and all international points, except Cuba (currently excluded by the FCC); and (iii) resell international private lines interconnected with the PSTNs in the United States and those countries determined by the FCC to afford resale opportunities equivalent to those available under United States law. To date, such interconnected private line resale has been permitted by the FCC only to four countries: Canada, the United Kingdom, Sweden and New Zealand. The FCC may expand the number of countries to which the Company may provide such services if the FCC determines that additional countries afford equivalent resale opportunities to those available under United States law. The Company has no control over when, or with respect to which countries, the FCC will make any such determinations. The Company's business plan provides for the installation of switching facilities in certain countries which are currently deemed "non-equivalent" by the FCC. The Company plans to connect these facilities, including the Frankfurt, Vienna and Japan switching facilities, via IPLCs to its international gateway switching facility currently under construction in New Jersey, interconnecting with PSTNs at both ends. The successful implementation of such a plan depends on the determination by the FCC to classify these countries as equivalent countries. Until such time, the Company will be able to provide service between the United States and those (and all other) non-equivalent countries only through the resale of international switched services or "switched hubbing." Switched hubbing would require the Company to transmit that portion of the call between the non-equivalent country (e.g., Germany) and an equivalent country (e.g., the United Kingdom) via a resold, tariff-based switched service, rather than by IPLC. To the extent that the Company is restricted from carrying traffic over private lines, it will not be able to take advantage of the economies of scale achievable through utilization of fixed-cost private lines. See "Regulation of the Telecommunications Industry."

     The grant of the Company's FCC 214 Authorization to resell international switched services permits the Company to offer service by means of call reorigination using uncompleted call signalling, subject to certain relevant FCC decisions. The FCC has determined that call reorigination service using uncompleted call signalling does not violate United States or international law, but has held that United States companies providing such services must do so in compliance with the laws of the countries in which they operate.

     The FCC reserves the right to condition, modify or revoke any of the FCC 214 Authorizations and impose fines for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder, or for violations of the telecommunications laws of certain other countries. The Company believes that it has obtained all authorizations from the FCC required for the conduct of its current operations in the United States, but that it may need additional FCC authorizations in the future. No assurance can be given that the Company will be able to obtain or retain the authorizations necessary to conduct its business in the future. The revocation of any authorization or the denial of, or inability to obtain, additional authorizations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation of the International Telecommunications Industry."

     The Company is also required to file with the FCC a tariff containing the rates, terms and conditions applicable to its international telecommunications services. The Company has filed a tariff with the FCC. If the Company charges rates other than those set forth in, or otherwise violates, its tariff, the FCC or a third party could bring an action against the Company, which could result in a fine, a judgment or other penalties against the Company.

     The Company is subject to additional regulation under various federal and state laws regarding, among other things, occupational safety, environmental protection and hazardous substance control. The laws and regulations administered by governmental agencies are subject to change and varying interpretation. No assurance can be given that an agency might not assert a claim of noncompliance against the Company. Unanticipated changes in laws or adverse interpretations of regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

  European Union

     Historically, European countries have prohibited the provision of Voice Telephony services except by the ITO. The regulation of the telecommunications industry is governed at a supra-national level by the European Union ("EU"). The EU has adopted several pro-competition directives requiring the liberalization of Voice Telephony and the freedom to create alternative telecommunications infrastructures within the EU member states (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, and the United Kingdom). The EU has set January 1, 1998, as the deadline for such mandatory liberalization and each EU member state is required to enact its own laws to implement such directives by such time, subject to extensions granted to certain members. There can be no assurance that each EU member state will enact laws that implement the EU directives within the allotted time frame or at all. To the extent the directives are not implemented, or not properly or fully implemented, in a particular member state, the Company will not be able to offer its full range of services or utilize certain transmission or access methods in that country. Each EU member state in which the Company currently conducts business has a different national regulatory scheme and regulatory variations among the member states are expected to continue for the foreseeable future. The requirements for the Company to obtain necessary approvals to offer the full range of telecommunications services, including Voice Telephony, vary considerably from country to country and there can be no assurance that the Company has received all necessary approvals, filed applications for such approvals, received comfort letters or obtained all necessary licenses from the applicable regulatory authorities, or that it will do so in the future. The Company's failure to obtain necessary approvals could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation of the International Telecommunications Industry."

  United Kingdom

     The Company owns and operates a switching facility in London that is connected to the New York international gateway by IPLCs leased by the Company from third parties. In the United Kingdom, the Company offers direct access, call reorigination and services to closed user groups ("CUGs"), as well as customized calling card and prepaid debit card services, and acts as a wholesaler of switched minutes providing international call termination services for other telecommunications carriers and resellers. The Company's services are subject to the Telecommunications Act 1984 (the "UK Telecommunications Act"). The Secretary of State for Trade and Industry (the "TI Secretary") is responsible for granting telecommunications licenses and the Director General of Telecommunications ("DGT") and his staff, known as the Office of Telecommunications ("Oftel"), the United Kingdom's telecommunications regulatory authority, are responsible for enforcing the conditions of such licenses. In October 1995, the TI Secretary granted to the Company an international simple resale ("ISR") license which allows the Company to offer certain international and national long distance services via connection to the PSTN by leased lines. The loss of the Company's license or the placement of significant restrictions thereon could have a material adverse effect on the Company's operations, financial condition and results of operations. See "Business--Services" and "Regulation of the International Telecommunications Industry."

     To reduce transmission costs associated with leasing IPLCs owned by third parties and to provide additional capacity between the United States and United Kingdom, the Company is exploring the acquisition of one or more indefeasible rights of use ("IRU") in digital undersea fiber optic cable for the transmission of traffic between its London switching facility and its international gateway switching center, which is currently under construction in New Jersey. The Company is required to apply to the TI Secretary to obtain an International Facilities License ("IF License") that would permit it to run international facilities-based voice services over cables in which it has an IRU. The British government has not placed any limit on the number of IF Licenses it will issue, but there can be no assurance that the Company will be granted an IF License. The Company's failure to obtain an IF License would prevent the Company from providing facilities-based services to and from the United Kingdom through its own facilities (e.g., by IRU), would adversely affect the Company's plans and ability to expand its operations and could have a material adverse effect on the Company's operations, financial condition and results of operations.

  Germany

     The Company presently owns and operates a switching facility in Frankfurt, Germany, which the Company intends to connect by leased IPLCs to its international gateway switching center currently under construction in New Jersey, subject to FCC rules. The Company presently offers call reorigination and services to CUGs in Germany, as well as customized calling card and prepaid debit card services. Germany is an EU member state and is governed by the EU directives mandating liberalization by January 1998. Upon full deregulation of the German telecommunications market and subject to FCC rules, the Company intends to install additional switching facilities in other metropolitan areas in Germany, which the Company plans to connect by IPLCs to its New Jersey international gateway switching center, to provide to the German public international and national long distance telecommunications services, including Voice Telephony, with switched and dedicated access. See "Business--Services."

     The regulation of the telecommunications industry in Germany is governed by Telekommunikations-gesetz, the Telecommunications Act of 1996 ("TKG"), which, with respect to most of its provisions, became effective in August 1996. Under the TKG, a license ("TKG License") is generally required by any person that: (i) operates transmission facilities for the provision of telecommunications services to the public; or (ii) offers Voice Telephony services to the public through telecommunications networks operated by such provider. While the TKG represents the final phase of the reform of the German telecommunications industry, the law will continue to protect the monopoly rights of Deutsche Telecom AG ("DT") over the provision of Voice Telephony until January 1, 1998. In order to provide the services to the public that the Company intends to provide and expand its network switching facilities in Germany, the Company will be required to obtain a TKG License. Under the TKG, an applicant is entitled to the grant of a license subject to certain public policy considerations set forth in the statute. A license may be revoked if, among other things, continued effectiveness would be contrary to statutory public policy considerations. There can be no assurance that the Company will be able to obtain, or, if granted, thereafter maintain, a TKG License. The failure to obtain, or the loss of, a TKG License or the placement of significant restrictions thereon could have a material adverse effect on the Company's operations, financial condition and results of operations. In addition, there can be no assurance that any future changes in, or additions to, any existing or future German laws, regulations, government policy, court or administrative rulings regarding telecommunications will not have a material adverse effect on the Company's operations, financial condition and results of operations. See "Regulation of the International Telecommunications Industry."

  Switzerland

     The Company presently offers call reorigination, services to CUGs and customized calling card and debit card services in Switzerland. The Company's services are subject to the Federal Law on Telecommunications of June 21, 1991 ("LTC"). Under the LTC, the Company is not required to obtain a permit to offer telephone services for CUGs. Although Switzerland is not an EU member state, the Swiss government has expressed its intention to maintain Swiss telecommunications regulations in line with EU directed liberalization. Towards that end, on October 1, 1996, the Swiss federal government published a draft law (the "Draft Law") designed to increase competition in the telecommunications industry and to guarantee "universal" services for the entire Swiss population at reasonable prices. Upon deregulation of the Swiss telecommunications market and subject to FCC rules, the Company plans to expand operations in Switzerland through the installation of additional switching facilities in Zurich and other metropolitan areas of Switzerland connected via IPLCs to its international gateway switching center currently under construction in New Jersey to provide international and national long distance services with switched and dedicated access. Under the Draft Law, the Company would not be required to obtain a license unless it controls the infrastructure over which its services are carried. Accordingly, the Company's provision of its existing and intended services would require the Company only to deliver notification of such services to the government. If the Company were to "control" its own infrastructure, as such term may be defined and interpreted, the Draft Law, should it become effective in its current form, would require the Company to obtain a license. The Draft Law requires the government to grant a license if the applicant possesses the technical abilities to offer the services and is able to offer sufficient guarantees that it will comply with Swiss law and regulations. It is anticipated that licenses granted will have a perpetual duration but will be revocable by the government based on a licensee's non-compliance with Swiss telecommunications law. If the Company is required to obtain a license, there can be no assurance it will be able to satisfy the required conditions. If the Company does obtain a license, the loss of such license or the placement of significant restrictions thereon due to the Company's failure to comply with applicable law and regulations, could materially adversely affect the Company's operations, financial condition and results of operations. There can be no assurance that the Draft Law as currently proposed will be adopted. In addition, there can be no assurance that any future changes in or additions to existing or future Swiss laws, regulations, government policy or administrative rulings regarding telecommunications will not have a material adverse effect on the Company's operations, financial condition and results of operations. See "Business--Services" and "Regulation of the International Telecommunications Industry."

  Austria

     The Company owns and operates a switching facility in Vienna, Austria, and presently offers call reorigination in Austria. The Company intends to connect via IPLCs the switching facility in Vienna to the international switching facility which is currently under construction in New Jersey. The provision of telecommunications services in Austria is currently subject to the Fernmeldegesetz of 1993, as amended (the "Austrian Telecommunications Act"). In general, the Austrian Telecommunications Act requires a license for the construction and operation of any telecommunications equipment. A license may be refused on the basis of certain public policy rules. The Austrian ITO generally maintains a monopoly over the fixed public telecommunications network and Voice Telephony. Austria is an EU member state and is governed by EU directives mandating liberalization by 1998. The government is currently considering a new statute incorporating the EU directives to liberalize the provision of Voice Telephony services and infrastructure by January 1998 (the "Austrian Proposed Legislation"). Upon deregulation of the Austrian telecommunications market, the Company intends to expand its switching facility in Vienna to provide international long distance services with switched and dedicated access. Under the Austrian Proposed Legislation, in order to provide the services that the Company intends to provide, the Company would be required to obtain a license (the "Austrian Telecommunications License"). No assurance can be given that the Company would be able to obtain an Austrian Telecommunications License, or that such license would not be revoked or modified. There can be no assurance that the statute as currently proposed will be adopted. In addition, there can be no assurance that any new statute or any future changes in or additions to existing or future Austrian laws, regulations, government policy or administrative rulings regarding telecommunications will not have a material adverse effect on the Company's operations, financial condition and results of operations. See "Business--Services" and "Regulation of the International Telecommunications Industry."

  Japan

     The Company owns and operates an international gateway switching center in Tokyo that is connected to the New York international gateway switching center by IPLCs leased by the Company currently for the purpose of transmitting signals from Japan to the United States to trigger call reorigination service. In Japan, the Company offers direct access and call reorigination services, as well as customized calling card and debit card services, and acts as a wholesaler of switched minutes providing international call termination services to other telecommunications carriers and resellers. The Company intends to install switching facilities in additional metropolitan areas in Japan connected via leased private lines to provide international and national long distance services with switched and dedicated access. In addition, to reduce transmission costs associated with leasing private lines and to provide additional capacity between the United States and Japan, the Company is exploring the acquisition of one or more IRUs for the transmission of international traffic between its Tokyo switching facility and the Company's international gateway switching center currently under construction in New Jersey, subject to FCC rules. The Company's services in Japan are subject to regulation by the Ministry of Posts and Telecommunications (the "Japanese Ministry") under the Telecommunications Business Law (the "Japanese Law"). The Company, through its Japanese subsidiary, has filed notice with the Japanese Ministry as a General Type II carrier which permits it to provide its current international long distance services, customized calling cards and debit cards and to act as a wholesaler. The Company is in the process of seeking a Special Type II registration which will permit the Company to provide additional services in Japan. The Company is also negotiating an arrangement with A.T. NET that would allow the Company to take advantage of A.T. NET's Special Type II registration. There can be no assurance that the Company will be able to register with the Japanese Ministry as a Special Type II carrier. The Company's failure to obtain registration as a Special Type II carrier, or the loss of any rights it may obtain to utilize A.T. NET's Special Type II registration, could have a material adverse effect on the Company's ability to expand its operations in Japan and could materially adversely affect the Company's operations, financial condition and results of operations. See "Business--Services; and --Japan and Asahi Telecom" and "Regulation of the International Telecommunications Industry."

  South Africa

     The Company presently provides call reorigination and customized calling card and debit card services in South Africa. The Company does not own any switching facilities and does not intend in the near future to provide any facilities-based services in South Africa. The telecommunications industry in South Africa is principally regulated by the Post Office Act of 1958 (the "SA Post Office Act") and the recently enacted Telecommunications Act of 1996 (the "SA Telecommunications Act"). Section 78 of the Post Office Act confers a statutory monopoly on Telkom SA Limited ("Telkom"), a state-owned company, for the construction, maintenance and use of any telecommunications line ("fixed line telephony"). It is anticipated that the government will promulgate regulations during 1997 that will provide for the repeal of Section 78 of the Post Office Act pursuant to Section 106 of the SA Telecommunications Act. Accordingly, while the SA Telecommunications Act ultimately envisages the liberalization of telecommunications in South Africa, Telkom continues to exercise at least a temporary monopoly over fixed line telephony. The Company believes that the SA Post Office Act and the SA Telecommunications Act allow the Company to provide its call reorigination services and that such laws do not require the Company to obtain a license for the provision of such services. A license to operate any telecommunications apparatus must, however, be obtained from the Department of Posts and Telecommunications. The Company believes that its agents in South Africa that supply customers with automatic dialing devices for the provision of the Company's call reorigination services have obtained the required licenses. The loss or limitation of such licenses by the Company's agents could have a material adverse effect on the Company's operations, financial condition and results of operations.

     No assurance can be given that any future changes in or additions to laws, regulations, government policy or administrative rulings will not have a material adverse effect on the Company's operations, financial condition and results of operations. In addition, if, after the repeal of Section 78 of the SA Post Office Act becomes effective, the Company determines it is required to obtain a license, there can be no assurance that the Minister of Posts, Telecommunications and Broadcasting would take the required action of inviting the Company to make a license application. In that case, the Company's failure to obtain a license could have a material adverse effect on the Company's ability to expand its operations in South Africa and could materially adversely affect the Company's operations, financial condition and results of operations. See "Business--Services" and "Regulation of the International Telecommunications Industry."

SUBSTANTIAL CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FINANCING; BROAD DISCRETION OVER USE OF PROCEEDS; A.T. NET'S FUTURE CAPITAL REQUIREMENTS

     In the future, the Company will require capital significantly in excess of historical levels to fund the upgrade and expansion of the TelePassport Network; the acquisition of businesses or investment in joint ventures and strategic alliances; and working capital and general corporate purpose requirements, including general and administrative expenses and the funding of operating losses. The exact amount of the Company's future capital requirements, however, will depend upon many factors, including the cost, timing and extent of upgrading and expanding the TelePassport Network, the expansion of existing services and the development of new services, the Company's ability to penetrate new markets, regulatory changes, the status of competing services, the magnitude of potential acquisitions, investments and strategic alliances; and the Company's results of operations. Individually or collectively, variances in these and other factors could cause material changes in the Company's actual capital requirements.

     The Company currently estimates that the net proceeds of the Offering, together with borrowing capacity under an expected working capital line of credit and vendor lease financing, will be sufficient to finance its capital requirements through the end of 1998. The Company has not initiated any formal discussions with any financial institution to obtain a working capital facility and there can be no assurance that the Company will be able to obtain a working capital facility on acceptable terms or at all. Thereafter, or sooner if conditions make it necessary, the Company anticipates it will be required to seek additional debt or equity financing, potentially including equity financing which may be dilutive to stockholders. It is likely that any debt financing would restrict the Company's ability to make acquisitions, borrow from other sources and pay dividends to stockholders, in certain cases. The Company does not currently have any commitments for any additional equity or debt financing and there can be no assurance that any financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company. To the extent unexpected expenditures arise or the Company's estimates of its capital requirements prove to be inaccurate, the Company may require such additional financing sooner than anticipated and in amounts greater than current expectations. Failure to obtain additional financing may require the Company to delay, reduce the scope of, or stop the expansion of the TelePassport Network and otherwise materially reduce its operations, and would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Approximately $     million,      % of the estimated net proceeds of the
Offering, have been allocated for general corporate and working capital purposes. Due to the number and variability of factors that will be analyzed before the Company determines how to use such net proceeds, the Company will have broad discretion in allocating a significant portion of the net proceeds from the Offering without any action or approval of the Company's stockholders. Accordingly, investors will not have the opportunity to evaluate the economic, financial and other relevant information which will be considered by the Company in determining the application of such net proceeds. See "Use of Proceeds."

     Upon effectiveness of the A.T. NET Agreements, the Company will be entitled to appoint one representative to A.T. NET's board of directors for as long as the Company retains at least a 10% ownership interest in A.T. NET. The Company will be granted preemptive rights, which will be triggered by the occurrence of certain potentially dilutive events, to invest additional equity in A.T. NET in order to maintain its equity position and retain its right to representation on the A.T. NET board of directors. There can be no assurance that the Company will have sufficient available capital to purchase any such additional equity in A.T. NET necessary to retain its board representation. If the Company does not have sufficient capital, it may need to raise additional funds through public or private financings, and there can be no assurance that such financing will be available to the Company on acceptable terms or at all. See "Business--Japan and Asahi Telecom."

COMPETITION

     The international telecommunications industry is highly competitive. Competition for customers in the international telecommunications industry is primarily based upon pricing, the type and quality of services offered and customer relationships. Other providers of international long distance telecommunications services include: (i) the ITO in each country; (ii) major international carriers and their global alliances; (iii) secondary alliances with nontraditional carriers which own infrastructure; and (iv) alternative carriers. The Company believes that competition will continue to intensify as the number of new service providers increases due to the overall growth in the industry and the global trend toward deregulation. Other potential competitors include cable television companies, wireless telephone companies, Internet access providers and large end users which have dedicated circuits or private networks. Many of the Company's current or potential competitors have substantially greater financial, marketing and other resources than the Company. If the Company's competitors were to devote significant additional resources to the provision of international long distance telecommunications services to the Company's target customer base of small and medium-sized businesses in the Company's targeted geographic markets, the Company's business, financial condition and results of operations could be materially adversely affected, and there can be no assurance that the Company would be able to compete successfully against such new or existing competitors.

     The Company prices its services primarily by discounting against the prices charged by the ITOs. The Company has no control over the prices set by the ITOs, and some may be able to use their financial resources to cause severe price competition in the geographic markets in which the Company operates. Further, the Company has experienced, and expects to continue to experience, declining revenue per billable minute in many product segments, in part as a result of increasing worldwide competition within the telecommunications industry. If price competition intensifies significantly, the Company's business, financial condition and results of operations could be materially adversely affected.

     The Company believes that the ITOs generally have certain competitive advantages due to their control over local connectivity and because, in many instances, the ITOs themselves are governmental entities. The Company believes that from time to time it has encountered anti-competitive behavior on the part of certain ITOs. If the Company encounters anti-competitive behavior in countries in which it operates or if the ITO in any country in which the Company operates uses its competitive advantages to the fullest extent, the Company's business, financial condition and results of operations could be materially adversely affected.

     The major international carriers and the global alliances generally offer their lowest rates and best services primarily to larger, higher-volume businesses and less frequently to the small and medium-sized businesses targeted by the Company's marketing strategy. Secondary alliances generally target their services to compete directly with the global alliances and ITOs and not with the Company. The Company's TelePassport Direct and TelePassport VPN services are targeted, however, primarily at larger volume businesses which may also be targeted by the global and secondary alliances. Furthermore, the Company's marketing efforts toward supra-national and governmental organizations may also compete directly with major international carriers. There can be no assurance that the Company will be able to compete successfully against major international carriers and global alliances and any significant direct competition with such carriers and alliances could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Services."

     In addition, the Company's pricing as a reseller is largely dependent upon the pricing strategy of larger carriers, who supply the Company with switched minutes. To the extent such larger carriers target customers similar to those targeted by the Company, such carriers are also direct competitors of the Company. Accordingly, the business success of a reseller is significantly tied to the pricing policies established by potential competitors. There can be no assurance that favorable pricing policies will be continued by these larger carriers. See "--Reliance on Third Parties for Leased Capacity."

     Many of the newly emerging competitors are smaller carriers, most of which specialize in offering international telephone services utilizing call reorigination and other alternative access methods. Some of these alternative carriers have begun to build networks which are similar to, or more extensive than, the TelePassport Network. Competition for customers among these small carriers is primarily based on the carrier's reputation and the ability of a carrier to provide quality service at low prices. There can be no assurance that the Company will be able to successfully compete against its competitors in this market segment. See "Business--Business Strategy; and --Competition."

POTENTIAL DIFFICULTIES ASSOCIATED WITH IMPLEMENTING TELEPASSPORT NETWORK EXPANSION STRATEGY

     The successful implementation of its switched access expansion strategy will require the Company, among other things, to continue to expand and develop the TelePassport Network. Expansion and development of the TelePassport Network are necessary to enable the Company to meet customer requirements and to increase the volume of traffic, which is fundamental to achieving economies of scale on the TelePassport Network and to the Company's overall financial success. The Company intends to use a significant portion of the net proceeds of the Offering to upgrade and expand the TelePassport Network. See "Use of Proceeds." There can be no assurance, however, that the Company will be able to add services or expand its geographic markets, or that existing regulatory barriers to its current or future operations will be reduced or eliminated and that the Company will be able to expand and develop the TelePassport Network successfully. See "--Substantial Government Regulation."

     To originate and terminate calls on the TelePassport Network, the Company requires "interconnection" with one or more carriers that provide access and egress into and from the PSTN. Although the Company has been successful to date in obtaining interconnect agreements, there can be no assurance that the Company will be able to obtain or maintain such agreements. See "--Competition."

     In addition, concurrently with its anticipated expansion, the Company may from time to time experience general problems affecting the quality of the voice and voice band data transmission of some calls transmitted over the TelePassport Network, which could result in poor quality voice transmission and interruptions in service. To provide redundancy in the event of technical difficulties with the TelePassport Network, the Company relies upon other carriers' networks. To the extent that such difficulties occur and calls are transmitted over other carriers' networks rather than over the TelePassport Network, these calls will be more costly to the Company.

     Failure to implement successfully the Company's switched access expansion strategy, which is a key element of its overall business strategy, or future problems with interconnection, quality of service or redundancy, would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Substantial Government Regulation," "--Competition," "--Risks Associated with International Operations" and "Business--Business Strategy; --The TelePassport Network; and --Competition."

RAPID CHANGES IN TECHNOLOGY AND CUSTOMER REQUIREMENTS

     The telecommunications industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. As new technologies develop, the Company may be placed at a competitive disadvantage, and competitive pressures may force the Company to implement such new technologies at substantial cost. In addition, competitors may implement new technologies before the Company is able to implement such technologies, allowing such competitors to provide enhanced services and quality, or services at more competitive costs, compared with that which the Company is able to provide. There can be no assurance that the Company will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by the Company, or which it may implement in the future, may not be preferred by its customers or may become obsolete. If the Company is unable to respond to competitive pressures, implement new technologies on a timely basis, penetrate new markets in a timely manner in response to changing market conditions or customer requirements, or if new or enhanced services offered by the Company do not achieve a significant degree of market acceptance, the Company's business, financial condition and results of operations could be materially adversely affected.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH AND IMPLEMENTATION OF GROWTH STRATEGY

     The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's administrative, operational and financial resources and has increased demands on its systems and controls. The Company's strategy is to continue its growth by expanding its service offerings and principal geographic markets in the United Kingdom, Germany, Austria, Switzerland and other targeted areas of Europe, and in Japan and other targeted Asian countries. If the Company is successful in increasing its services and expanding its markets, there will be additional demands on the Company's customer support, marketing, distribution and other operational and administrative resources and systems and the Company's network infrastructure. To accommodate its growth strategy, the Company will be required to invest additional capital and resources to enhance its information systems by replacing or upgrading certain existing systems and integrating new systems. There can be no assurance that the Company's administrative, operational, infrastructure and financial resources and systems will be adequate to maintain and effectively monitor future growth. The failure to continue to upgrade the Company's information services and infrastructure or the occurrence of unexpected expansion difficulties could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Potential Difficulties Associated With Implementing TelePassport Network Expansion Strategy" and "--Dependence on Effective Information Systems."

RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

     As part of its growth strategy, the Company pursues acquisitions of businesses, agents or customer bases, and investments in, and strategic alliances with, entities that complement or expand the Company's current operations or capabilities. In December 1996, the Company reached an agreement in principle with Asahi Telecom and is currently negotiating the A.T. NET Agreements governing its strategic relationship with Asahi Telecom and investment in A.T. NET. There can be no assurance that the A.T. NET Agreements, once effective, will result in increased sales or an expanded customer base for the Company or enable the Company to effectively penetrate its targeted markets in Asia. In addition, the Company has entered into a Memorandum of Understanding with respect to the acquisition of TelePassport Germany and is in negotiations to purchase all the assets of TelePassport Switzerland. The Agent Acquisitions are expected to be consummated concurrently with the closing of the Offering. The Company is also currently negotiating with a potential local partner to market TelePassport services in Saudi Arabia and other Middle Eastern countries. There can be no assurance that any of the preliminary understandings relating to the Agent Acquisitions or such negotiations will ever evolve into binding agreements or, if they do, that such relationships will result in increased sales or an expanded customer base for the Company. Pursuant to the Intelenet Agreement, the Company acquired an option to purchase the customer accounts and certain telecommunications equipment from a reseller of telecommunications services in Italy. Even if the option granted under the Intelenet

Agreement is exercised, there can be no assurance that such acquisition will result in increased sales or enable the Company to effectively penetrate the Italian market. Further, the Company is continuously evaluating other potential investment opportunities but no assurance can be given that the Company will enter into any additional understandings, commitments or agreements with respect to any acquisition, investment, strategic alliance or related effort. Any acquisitions, investments, strategic alliances or related efforts will be accompanied by the risks commonly encountered in such transactions or efforts. Such risks include, among others, the identification of appropriate candidates, the assimilation of operations and personnel of the respective entities, the potential disruption of the Company's ongoing business, the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts, the failure to successfully incorporate licensed or acquired technology and rights into the Company's services, the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management or otherwise. Further, to the extent that any such transaction involves operations located outside the United States, the transaction would involve the risks associated with international operations, including regulatory obstacles. There can be no assurance that the Company would be successful in overcoming these risks or any other difficulties encountered with respect to such acquisitions, investments, strategic alliances or related efforts. See "--Potential Difficulties Associated With Implementing TelePassport Network Expansion Strategy," "--Risks Associated with International Operations" and "Business--Business Strategy; and --Sales and Marketing."

RELIANCE ON THIRD PARTIES FOR LEASED CAPACITY

     The Company does not currently own any telecommunications transmission lines. As a result, the Company must lease its transmission facilities from facilities-based carriers, all of which are potential competitors of the Company. The Company currently leases transmission lines from, among others, MCI Telecommunication Corporation ("MCI"), British Telecommunications plc ("BT"), WorldCom, Inc. ("WorldCom"), Cable and Wireless International, Inc. ("CWI"), Pacific Gateway Exchange, Inc. ("PGE") and the respective ITO in each country in which the Company has a switching facility. The Company's profitability depends, in part, on its ability to obtain and utilize leased capacity on a cost-effective basis. Generally, the Company leases lines pursuant to one- to three-year leases. Because rates for international transmission lines are continuing to fall, the Company has not made, and has no current intention to make, leases of longer duration with any providers. Although the Company believes that it has and will continue to enjoy favorable arrangements with the facilities-based carriers from which it leases transmission lines, there can be no assurance that such arrangements will continue or that leased capacity will continue to be available at cost-effective rates. See "Business--Services; and --The TelePassport Network."

FOREIGN EXCHANGE RATE RISKS

     The Company currently bills primarily in United States Dollars and generally is paid by customers outside of the United States either in United States Dollars or in local currency at predetermined exchange rates. As the Company's business develops and expands, the Company anticipates that in many countries it may bill and receive payment in local currency at prevailing exchange rates. Substantially all of the costs of acquisition and upgrade of the Company's switching facilities and expansion of the TelePassport Network have been, and will continue to be, denominated in United States Dollars. Any appreciation of the value of the United States Dollar relative to the local currency may place the Company at a competitive disadvantage by effectively making its services more expensive as compared to those of its competitors located in such country, including the ITO. Any depreciation of the value of the United States Dollar relative to the local currency may adversely affect the Company by effectively increasing the cost of the Company's capital expenditures made in such local currency. While the Company monitors exposure to currency fluctuations, and may, as appropriate, use certain financial hedging instruments in the future, there can be no assurance that the use of financial hedging instruments will successfully offset exchange rate risks, or that such fluctuations will not have a material adverse effect on the Company's business, results of operations and financial condition. See "--Risks Associated with International Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH IMPOSITION OF VAT ON COMPANY'S SERVICES

     The Company believes it is not currently required to charge value-added taxes ("VAT") on telecommunications services provided to its EU customers. VAT is a tax on goods and services designed to be borne by the ultimate consumer end user of such goods and services. The rate of VAT varies among EU member states but is typically between 15% and 20% of the cost of the goods or services. Pursuant to the Sixth EC VAT Directive adopted in 1977 (the "VAT Directive"), providers of telecommunications services in the EU are liable for VAT in the EU member state where the supplier of the services is established. The Company believes that, as a supplier located in the United States, its services are not currently subject to VAT. Many of the Company's EU based competitors, however, including the ITOs, are required to charge VAT. As a result, the Company has had a competitive price advantage over competitors in the EU who are required to charge VAT for telecommunications services provided to residential customers and to certain categories of businesses that are not permitted to offset VAT.

     It is anticipated that the EU will issue a derogation in April 1997 which will be followed by an amendment to the VAT Directive, to specifically impose VAT on telecommunications services used within the EU, even if supplied by non-EU based carriers. Germany has already begun to impose VAT on such services effective January 1, 1997. After the amendment to the VAT Directive is adopted, all EU member states will be required to adopt rules implementing the amended VAT Directive. Under VAT rules, most businesses are permitted to offset the VAT charged to them with the VAT that they charge to their customers. Residential customers and certain categories of businesses, however, cannot offset the VAT and bear the cost of the tax. Under the new rules as currently proposed, EU based businesses that purchase telecommunications services from non-EU based carriers will be required to self-account for VAT on such services. Services provided to residential customers in Germany will not be subject to VAT. Those EU based business customers that are not entitled to recover 100% of VAT, such as banks and insurance companies, will be required to pay VAT directly to the authorities. If the Company's services become subject to VAT, the Company's competitive price advantage with respect to such businesses and residential customers in EU countries other than Germany may be reduced. Such reduction could have an adverse effect on the Company's business, financial condition and results of operations. See "--Substantial Government Regulation" and "Regulation of the International Telecommunications Industry."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     There are certain risks inherent in an international business, including regulatory limitations restricting or prohibiting the offering of the Company's services, unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity in certain parts of the world and potentially adverse tax consequences resulting from operating in multiple jurisdictions with differing tax laws. Depending on the countries involved, any or all of the foregoing factors could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, there can be no assurance that laws or administrative practices relating to telecommunications, taxation, foreign exchange or other matters in countries in which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Substantial Government Regulation," "--Competition," "--Risks Associated with Imposition of VAT on Company's Services," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Regulation of the International Telecommunications Industry."

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

     While the Company believes that its information systems are sufficient for its current operations, such systems will require enhancements, replacements and additional investments to continue their effectiveness in the future, particularly to enable the Company to manage an expanded TelePassport Network. There can be no assurance that the Company will not encounter difficulties in enhancing its systems or integrating new technology into its systems. The inability of the Company to implement any required system enhancement, to acquire new systems or to integrate new technology in a timely and cost effective manner could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Business Strategy; and --Information Systems."

PROTECTION OF PROPRIETARY TECHNOLOGY AND INFORMATION

     The Company relies on trade secrets, know-how and continuing technological advancements to maintain its competitive position. Although the Company has entered into confidentiality and invention agreements with certain of its employees and consultants, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how. See "Business--The TelePassport Network; and --Information Systems."

DEPENDENCE ON QUALIFIED PERSONNEL

     The success of the Company is dependent upon its ability to hire and retain qualified management, technical, marketing, financial and other personnel. The Company may compete for such personnel with companies that have greater financial and other resources. Accordingly, no assurance can be given that the Company will be successful in hiring additional or retaining qualified personnel. Further, the Company's business is currently managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business. The Company does not maintain, nor is it currently contemplating obtaining, "key man" life insurance policies on any of its employees. See "Management."

CHIEF EXECUTIVE OFFICER NOT FULL-TIME

     Mr. James D. Pearson, the Company's President and Chief Executive Officer, is also an officer and director of other companies. He is not expected to devote to the Company's affairs more than such portion of his business time and attention as he or the Company's Board of Directors may deem necessary to fulfill his obligations to the Company. Depending upon the demands of the other companies with which he is involved, conflicts of interest may arise relating to the allocation of his time. See "Management."

CONTROL BY PRINCIPAL STOCKHOLDERS

     The Company's Class A Common Stock is entitled to ten votes per share and the Company's Class B Common Stock, which is being sold in the Offering, is entitled to one vote per share. Upon completion of the Offering, the Company's current stockholders collectively will own 100% of the outstanding Class A
Common Stock, which will represent      % of the combined voting power of the
Company (     % if the over-allotment option is exercised in full). Accordingly, the holders of the Class A Common Stock will have the ability to elect all of the Company's directors and to control the outcome of substantially all other issues submitted to the Company's stockholders. See "Principal Stockholders" and "Description of Capital Stock."

IMMEDIATE SUBSTANTIAL DILUTION

     The Company's present stockholders acquired their shares of the Company's Common Stock at costs substantially below the anticipated offering price of the Class B Common Stock to be sold in the Offering. Therefore, investors purchasing Class B Common Stock in the Offering will incur an immediate and substantial dilution in net tangible book value per share. See "Dilution."

NO DIVIDENDS

     The Company has not paid dividends on the Class A or the Class B Common Stock since inception and does not anticipate paying any dividends to its stockholders in the foreseeable future. The declaration and payment of any dividends in the future will be determined by the Board of Directors, in its discretion, and will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors. In addition, any future bank or other financing may restrict the Company's ability to declare and pay dividends. See "--Substantial Capital Requirements; Uncertainty of Additional Financing; Broad Discretion Over Use of Proceeds; A.T. NET's Future Capital Requirements" and "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933 (the "Securities Act"), or otherwise, could have an adverse effect on the price of the shares of Class B Common Stock. Upon completion of the Offering, the Company
will have           shares of Common Stock outstanding (          shares if the
over-allotment option is exercised in full). In addition, the Company has
reserved for issuance           shares of Class B Common Stock upon exercise of
options granted under the 1996 Stock Option Plan.

     The           shares of Class B Common Stock offered in the Offering
(          if the over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of the Company within the
meaning of Rule 144. The           outstanding shares of Class A Common Stock
will be "restricted securities," as that term is defined in Rule 144, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144. No prediction can be made as to the effect that future sales of Class A or Class B Common Stock, or the availability of shares of Class A or Class B Common Stock for future sales, will have on the market price of the Class B Common Stock prevailing from time to time. Sales of substantial amounts of Class A or Class B Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class B Common Stock and could impair the Company's ability to raise capital through the future sale of equity securities. The Company, its officers, directors and all existing holders of Common Stock have agreed that, for a period of 180 days after the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, except, in the case of the Company, issuances pursuant to the 1996 Stock Option Plan. See "Management," "Principal Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

ANTI-TAKEOVER CONSIDERATIONS

     The voting rights contained in the Class A Common Stock, which grant the holders thereof ten votes per share, are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors, even though such a transaction may offer the holders of Class B Common Stock the opportunity to sell such shares of Class B Common Stock at a price above the then prevailing market price. Such voting rights may also render the removal of directors and management more difficult.

     In addition, the Company's Amended Articles of Incorporation authorize the
issuance of           shares of undesignated preferred stock issuable by the
Board of Directors (the "Preferred Stock") in such series, and with such designations, rights and preferences, as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without obtaining stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of such

Preferred Stock, depending upon the rights, designations, preferences, qualifications, limitations and restrictions thereof, may have the effect of delaying, deterring or preventing a change in control of the Company or may otherwise adversely affect the interests of holders of Common Stock. The issuance of Preferred Stock, for example, could decrease the amount of earnings or assets available for distribution to holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock.

     In addition, certain provisions of the Delaware General Corporation Law prevent certain stockholders from engaging in business combinations with the Company, subject to certain exceptions. See "Description of Capital Stock--Common Stock; --Preferred Stock; and --Delaware Law and Certain Charter and By-Law Provisions."

     Further, the new employment agreement to be executed with Mr. Pearson will contain provisions which will require the Company to make certain payments to Mr. Pearson in certain instances if his employment is terminated following a "Change in Control" (as defined therein). In the event of a Change of Control of the Company (as defined in the 1996 Stock Option Plan), all Incentive Awards (as defined herein) under the 1996 Stock Option Plan will become immediately vested and exercisable. See "Management--Employment Agreements; and --1996 Stock Option Plan." The employment agreements and 1996 Stock Option Plan provisions may have the effect of delaying, deterring or preventing a change of control of the Company, may discourage bids for outstanding shares of Common Stock and may adversely affect the market price of the Class B Common Stock.

ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public trading market for the Class B Common Stock and there can be no assurance that an active public market for the Class B Common Stock will develop or continue following the Offering. The initial public offering price of the Class B Common Stock will be determined by negotiation between the Company and Credit Suisse First Boston Corporation and may not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value, and should not be considered indicative of the price at which the Class B Common Stock will trade after completion of the Offering. There can be no assurance that the market price of the Class B Common Stock will not decline below the initial public offering price. See "Underwriting."

     Trading volume and prices for the Class B Common Stock could be subject to wide fluctuations in response to quarterly variations in operations, financial results, announcements with respect to sales and earnings, technological innovations, new product developments, the sale or attempted sale of a large amount of securities in the public market, regulatory developments and other events or factors which cannot be foreseen or predicted by the Company. In addition, various factors affecting companies in the international telecommunications industry generally may have a significant impact on the market price of the Class B Common Stock, as well as price and volume volatility affecting such companies, in general, and not necessarily related to the operating performance of such companies.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be
approximately $     million ($     million if the over-allotment option is
exercised in full) after deducting underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.

     The Company intends to use approximately $     million of the net proceeds
for network upgrade and expansion, including investments in fiber optic cable,
$     million for integration of distribution through acquisitions (including
$          for the Agent Acquisitions) and $     million for acquisitions of
businesses or for investments in joint ventures or strategic alliances (including $3.2 million for the acquisition of a 10% interest in A.T. NET). Although the Company is continuously evaluating other potential investment opportunities, it does not have, nor can any assurance be given that it will have, any understanding, commitment or agreement with respect to any other acquisition, investment, strategic alliance or related effort. In addition, $1.0 million of the net proceeds will be used for research and development, and the balance of the net proceeds will be used to fund working capital requirements and for other general corporate purposes including general and administrative expenses and the funding of operating losses. If the over-allotment option is exercised in full, additional net proceeds will be added to the Company's working capital. Pending application of the net proceeds described herein, such amounts will be invested in short-term investment grade securities. See "Risk Factors--Substantial Capital Requirements; Uncertainty of Additional Financing; Broad Discretion Over Use of Proceeds; A.T. NET's Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Class A or Class B Common Stock and currently intends to retain future earnings, if any, to finance the development and continued expansion of its business. Accordingly, the Company does not anticipate paying any cash dividends in the foreseeable future. Any future determination with respect to the payment of dividends will be within the sole discretion of the Company's Board of Directors and will depend upon, among other things, the Company's financial condition, results of operations and such other factors as the Board of Directors deems relevant. In addition, any future bank or other financing may restrict the Company's ability to declare and pay dividends.

                                    DILUTION

     Dilution is the amount by which the initial public offering price paid by the purchasers of shares of Class B Common Stock in the Offering exceeds the net tangible book value per share of Common Stock after the Offering. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding on the date as of which such book value is determined.

     As of September 30, 1996, the Company had a (deficit in) net tangible book
value of $     million, or $          per share of Common Stock. Assuming that
the sale of the shares of Class B Common Stock hereunder had occurred on September 30, 1996 and without taking into account any change in net tangible book value after September 30, 1996, other than the sale of the shares of Class B Common Stock in the Offering, the pro forma (deficit in) net tangible book value of the Company as of September 30, 1996 would have been approximately
$     million or $          per share of Common Stock. See "Capitalization."
This represents an immediate increase in tangible book value of $          per
share of Common Stock held by existing holders of shares of Common Stock and an
immediate dilution of $          per share of Class B Common Stock to new
investors. The following table illustrates this dilution per share of Common
Stock:

    Assumed initial public offering price per share of Class
      B Common Stock........................................                        $
    (Deficit in) net tangible book value per share of Common
      Stock at September 30, 1996...........................        $
    Increase in net tangible book value per share of Class B
      Common Stock attributable to the Offering.............
                                                                    -------
    Pro forma (deficit in) net tangible book value per share
      of Common Stock after the Offering....................
                                                                                    -------
    Dilution per share of Common Stock to new investors.....                        $
                                                                                    =======

     If the over-allotment option is exercised in full, the pro forma net tangible book value per share of Common Stock after giving effect to the
Offering would be $          per share, the increase in net tangible book value
per share would be $          and the dilution to persons who purchase shares of
Class B Common Stock in the Offering would be $          per share.

     The following table sets forth, on a pro forma basis as of September 30, 1996, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid, and the percentage of equity interest in the Company represented thereby:

                                     SHARES PURCHASED         TOTAL CONSIDERATION
                                   ---------------------     ----------------------     AVERAGE PRICE
                                    NUMBER       PERCENT       AMOUNT       PERCENT       PER SHARE
                                   ---------     -------     ----------     -------     -------------
    Existing stockholders........                      %     $                    %         $
    New investors................
                                   ---------     ------       ---------     ------
      Total......................                 100.0%     $               100.0%
                                   =========     ======       =========     ======

     The foregoing table excludes the exercise of all stock options issued prior to the date of this Prospectus under the 1996 Stock Option Plan. To the extent that any options granted or to be granted are exercised in the future at prices which are below the offering price, there will be further dilution to new investors. See "Management--1996 Stock Option Plan."

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of September 30, 1996, and as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." The information set forth below should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                   AS OF SEPTEMBER 30, 1996
                                            ---------------------------------------
                                                 ACTUAL              AS ADJUSTED
                                            -----------------     -----------------
                                                    (dollars in thousands)
Cash....................................        $     159             $
                                                  =======               =======
Stockholders' equity (deficit):
  Preferred stock
     $.01 par value, zero and
               shares authorized; zero
     and zero issued and outstanding,
     respectively(1)....................        $      --             $      --
  Class A Common Stock
     $.01 par value,      shares
     authorized;      and
               issued and outstanding,
     respectively(1)....................               --
  Class B Common Stock
     $.01 par value,           shares
     authorized;           and
               issued and outstanding,
     respectively(1)(2).................               --
  Additional paid-in-capital............            9,767
  Accumulated deficit...................          (12,133)              (12,133)
  Foreign currency translation
     adjustment.........................                1                     1
                                                  -------               -------
Total stockholders' equity (deficit)....           (2,365)
                                                  -------               -------
     Total capitalization...............        $  (2,365)            $
                                                  =======               =======

---------------

(1) See "Description of Capital Stock."

(2) Excludes an aggregate of           shares of Class B Common Stock,
    consisting of           shares of Class B Common Stock reserved for issuance
    upon exercise of options issued prior to the date of this Prospectus under
    the 1996 Stock Option Plan and           shares of Class B Common Stock
    reserved for future issuance under the 1996 Stock Option Plan.

                            SELECTED FINANCIAL DATA

     The selected Statement of Operations Data, Other Financial Data and Balance Sheet Data as of and for the fiscal years ended December 31, 1994 and 1995 have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, which were audited by Ernst & Young LLP, independent auditors. Actual data as of and for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited Consolidated Financial Statements of the Company included elsewhere in this Prospectus, which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition at such dates and results of operations of the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The selected Statement of Operations Data, Other Financial Data and Balance Sheet Data for the period from February 12, 1993 (Inception) to December 31, 1993 have been derived from unaudited Consolidated Financial Statements of the Company which are included elsewhere in this Prospectus. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                 FISCAL YEAR ENDED DECEMBER          NINE MONTHS ENDED
                                           FEBRUARY 12, 1993                 31,                       SEPTEMBER 30,
                                            (INCEPTION) TO       ---------------------------     -------------------------
                                           DECEMBER 31, 1993        1994            1995            1995           1996
                                           -----------------     ----------     ------------     ----------     ----------
                                           (in thousands, except share, per share and other operating data)
STATEMENT OF OPERATIONS DATA:
Telecommunications revenue...............     $     2,085        $   12,775      $   27,643      $   19,722     $   27,764
Costs and expenses:
  Cost of telecommunications services....           1,367             8,907          20,075          14,179         22,302
  Selling expenses.......................             349             1,687           2,579           1,808          2,683
  General and administrative expenses....           2,848             5,173           5,349           3,737          6,046
  Depreciation and amortization..........              32               100             395             308            502
                                                  -------           -------         -------         -------        -------
Total costs and expenses.................           4,596            15,867          28,398          20,032         31,533
                                                  -------           -------         -------         -------        -------
Loss from operations.....................          (2,511)           (3,092)           (755)           (310)        (3,769)
Other income (expense) and minority
  interest(1)............................              --              (315)             57              59            (11)
Equity in net loss of foreign joint
  venture(2).............................              --                --            (703)           (493)        (1,034)
                                                  -------           -------         -------         -------        -------
Net loss.................................     $    (2,511)       $   (3,407)     $   (1,401)     $     (744)    $   (4,814)
                                                  =======           =======         =======         =======        =======
Pro forma net loss per common share......     $                  $               $               $              $
Shares used in computing pro forma net
  loss per common share..................

OTHER FINANCIAL DATA:
EBITDA(3)................................     $    (2,479)       $   (3,307)     $   (1,006)     $     (436)    $   (4,312)
Net cash provided by (used in) operating
  activities.............................          (1,529)           (1,669)            (74)            116         (1,445)
Net cash (used in) investing
  activities.............................            (293)             (318)         (2,219)         (1,753)        (1,842)
Net cash provided by financing
  activities.............................           1,875             2,252           2,396           1,616          3,022
Capital expenditures and
  investments(4).........................             293               304           2,080           1,634          1,584

OTHER OPERATING DATA:
Billable minutes(5)......................              --        11,930,671      32,758,910      22,756,712     40,353,520
Customers(6).............................           4,107             9,118          12,378          12,090         15,499
Switching facilities.....................               1                 1               3               3              5

                                                                                                 AS OF SEPTEMBER 30, 1996
                                                                                   AS OF         -------------------------
                                                                                DECEMBER 31,                        AS
                                                                                    1995           ACTUAL       ADJUSTED(7)
                                                                                ------------     ----------     ----------
BALANCE SHEET DATA:
Working capital (deficit)................                                        $   (2,584)     $   (4,690)    $
Property and equipment, net..............                                             1,974           3,084
Total assets.............................                                             7,003          10,654
Stockholders' (deficit) equity...........                                            (1,838)         (2,365)

                                                   (footnotes on following page)

                        NOTES TO SELECTED FINANCIAL DATA

(1) The expense reported for the year ended December 31, 1994 is primarily the result of an arbitration award paid by the Company in connection with a 1994 contract dispute. See note 5 to the Consolidated Financial Statements.

(2) This item represents the Company's equity in the net loss of its joint venture with Asahi Telecom. Upon effectiveness of the A.T. NET Agreements, it is anticipated that the joint venture will be liquidated. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business--Japan and Asahi Telecom."

(3) As used herein "EBITDA" consists of earnings before interest, income taxes, depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.

(4) Capital expenditures and investments consisted entirely of gross capital expenditures for the applicable periods presented in 1993, 1994 and 1996. For the nine months ended September 30, 1995 and the year ended December 31, 1995, capital expenditures and investments consisted of capital expenditures of $1.2 million and $1.7 million and investments of $0.4 million and $0.4 million, respectively.

(5) Billable minutes are those minutes of call traffic for which a customer of record is billed by the Company. The number of billable minutes for the period from February 12, 1993 (Inception) to December 31, 1993 is not available.

(6) Information presented as of the end of the period indicated.

(7) As adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the other financial data included elsewhere in this Prospectus.

OVERVIEW

     The Company is a provider of international telecommunications services. The Company conducts business on a global basis with a principal focus on small and medium-sized businesses and residential customers with significant international long distance traffic in the United Kingdom, Germany, Austria, Switzerland and other targeted areas of Europe, and in Japan and other targeted Asian countries. The Company has also commenced efforts to sell national telecommunications services in certain of these targeted areas.

     The Company's principal operating subsidiary, USFI, Inc., was founded in February 1993. The Company has been principally funded to date by an aggregate of $12.5 million in equity capital contributed by the founders of the Company, Stephen E. Myers, Michael C. Anderson and James D. Pearson (the "Principals"). The Company has incurred losses from operating activities in each year of operations since its inception, and expects to continue to incur operating losses for the next several years.

     In connection with the Reorganization, USFI, Inc. and certain other TelePassport Companies will become subsidiaries of the Company and the assets of TelePassport LLC and USFI-Japan, L.L.C. will become assets of the Company. Currently, USFI, Inc. and certain other TelePassport Companies are taxed as "S" corporations and, as such, any income or loss of such companies has been taxed directly to their equity owners. After completion of the Reorganization, such companies will no longer be taxed as "S" corporations and deferred taxes will be recorded in the Company's consolidated financial statements. In addition, TelePassport Inc. will be the common parent of a consolidated group for Federal income tax purposes that includes the TelePassport Companies, and each member of such group will be subject to corporate level tax on its share of the consolidated group's income. Any net operating losses, as defined in Section 172(c) of the Internal Revenue Code of 1986, as amended (the "Code"), incurred by the TelePassport Companies prior to the completion of the Reorganization will be unavailable to the Company to offset taxable income earned, if any, after the closing of the Offering for Federal income tax purposes.

     Since its inception in 1993, the Company has invested substantial resources in developing the TelePassport Network and related business operations. In February 1993, the Company installed its international gateway switching center in New York, commenced offering TelePassport call reorigination services and began marketing TelePassport international long distance calling cards. The Company installed its international gateway switching center in Tokyo in April 1995 and in December 1995 installed the London switching facility. The Company began selling TelePassport services on a wholesale basis to other carriers in late 1994. In 1995, the Company introduced several additional TelePassport services, including prepaid debit cards for the European market in early 1995, TelePassport VPN in August 1995 and TelePassport direct access services for the London market in November 1995. The Company has also established strategic relationships with several supra-national and governmental organizations, as well as with leading telecommunications service providers in Japan. In June 1993, the Company became the preferred supplier of call reorigination services for the offices of certain United Nations agencies and their affiliates in over 100 countries and has since entered into service contracts with other supra-national organizations. In May 1996, the Company was awarded the USAFE Contract in Germany. In March 1995, the Company formed a joint venture with Asahi Telecom to provide international long distance services in Japan. In December 1996, the Company and Asahi Telecom reached an agreement in principle to enter into the A.T. NET Agreements, which are intended to supersede the joint venture. The Company intends to exercise the option to acquire a 10% ownership interest in A.T. NET for approximately $3.2 million. The Company's ownership interest in A.T. NET will be accounted for under the cost method. Once the A.T. NET agreements become effective, it is anticipated that the joint venture will be liquidated. Upon liquidation of the joint venture and exercise of the option, the Company's equity in the accumulated net loss of the joint venture, net of investment and long term advances ($1.0 million as of September 30, 1996), will be recorded as a reduction of its investment in A.T. NET.

     The Company's telecommunications revenue is derived from the number of minutes of use billed by the Company and is recorded upon completion of calls. The Company believes its services are typically competitively priced below those of the ITO in each country in which the Company offers its services. Customer access to the TelePassport Network and the Company's services may be obtained through customer-paid local access, domestic and international toll-free access, direct digital access through dedicated lines for high volume business users, equal access through automated routing from the PSTN, or call reorigination. The Company's services include VPN services, customized calling cards and prepaid debit cards. The Company also offers value-added features such as itemized billing and multiple payment methods. In addition, the Company provides application platform services and resells switched minutes on a wholesale basis to other telecommunications providers and carriers.

     For the nine months ended September 30, 1996, call reorigination revenue represented $18.3 million, or 65.8%, of the Company's telecommunications revenue and wholesale services represented $9.1 million, or 32.7%, of telecommunications revenue. The remainder of the Company's telecommunications revenue during the period, $0.4, million or 1.5%, was derived from a VPN contract with certain UN organizations which is expected to terminate in the first quarter of 1997. During the nine months ended September 30, 1996, telecommunications revenue was derived from services provided in the following locations: Europe 48.6%; North America 25.2%; South Africa 18.7%; Japan 6.1%; and South America 1.4%. Predominantly all of the revenue generated in North America was derived from wholesale services. Telecommunications revenue in all other areas was derived primarily from services accessed through call reorigination.

     The Company intends to generate telecommunications revenue through expansion of the TelePassport Network, as well as through continued use of call reorigination in markets that do not justify the capital commitments associated with establishing switching facilities or where the Company is prohibited from providing switched services. As additional markets deregulate and the Company expands the TelePassport Network to those markets, the Company will seek to transfer its customers to facilities-based services, and, as a result, the Company anticipates that the percentage of telecommunications revenue derived from dedicated or switched access services will increase and the percentage of telecommunications revenue from call reorigination services will decrease. The Company believes, however, that call reorigination services will continue to be a significant source of revenue. The Company intends to continue to focus on providing telecommunications services to small and medium-sized businesses and residential customers with significant international long distance traffic, as well as expanding the resale of switched minutes to other telecommunications carriers and resellers on a wholesale basis. In addition, the Company intends to continue targeting supra-national and governmental organizations.

     Prices in the international long distance telecommunications industry in many of the countries in which the Company provides its services have declined in recent years due to increased competition and deregulation, and the Company believes that prices are likely to continue to decrease. Additionally, if EU member states impose VAT on telecommunications services provided to EU residential customers or certain categories of businesses by telecommunications providers located outside of the EU, such as the Company, the Company may need to further reduce prices of services offered to these customer segments in order to remain competitive. See "Risk Factors--Risks Associated with Imposition of VAT on Company's Services." In addition, the Company believes that the deregulatory trends in many foreign markets will result in greater competition which could reduce telecommunications revenue per minute and the Company's operating margins. The Company believes, however, that such decreases in prices will be at least partially offset by increased telecommunications usage and decreased costs that the Company anticipates will be realized as the percentage of traffic transmitted over the TelePassport Network increases.

     Cost of telecommunications services is comprised of costs associated with the origination, transmission and termination of voice and voice band data telecommunications services, and with owning and maintaining switching facilities. Currently, a substantial portion of the Company's telecommunications revenue is derived from services that are accessed through call reorigination or otherwise are not transmitted over the

TelePassport Network. Accordingly, a significant portion of the Company's cost of telecommunications services is variable, based on the number of minutes of use, with transmission and termination costs being the Company's most significant expense. The Company is seeking to originate, transport and terminate a larger portion of traffic over the TelePassport Network in order to bypass, to the greatest extent possible, the higher costs associated with traditional international settlement policies. As the Company increases the percentage of traffic transmitted over the Telepassport Network, cost of telecommunications services will increasingly consist of fixed costs associated with leased lines and the ownership and maintenance of the TelePassport Network, and the Company expects that the cost of telecommunications services as a percent of telecommunications revenue will decline. The Company seeks to lower cost of telecommunications services through: (i) increasing volume on the TelePassport Network, thereby allocating fixed costs over a larger number of minutes; (ii) continuing to negotiate favorable rates with the ITOs; and (iii) optimizing the routing of calls over the TelePassport Network. See "Business--Business Strategy."

     As is typical in the long distance telecommunications industry, the Company generally realizes higher margins from its retail services than from its wholesale services. Wholesale services, however, provide a source of additional revenue and add significant minutes originating and terminating on the TelePassport Network, thus enhancing the Company's purchasing power for leased lines and switched minutes. The Company also generally realizes higher margins from direct access services than from services accessed through call reorigination. The Company's overall margins may fluctuate in the future based on its mix of wholesale and retail long distance services and the percentage of calls using direct access as compared to call reorigination.

     Selling expenses are primarily derived from commissions paid to independent agents, and payroll and other benefit costs. Selling expenses have increased over the past three years as the Company's business has expanded and the number of agents and the size of the direct sales and marketing forces have increased. The Company expects that selling expenses will continue to increase as the business grows and the TelePassport Network expands. In addition, as the Company begins to integrate its distribution network in selected strategic locations by acquiring independent agents or establishing country managers or direct sales organizations, it will incur added selling expenses associated with the transition which is likely to result, initially, in an increase in selling expenses as a percent of telecommunications revenue. The Company anticipates, however, that as sales networks become fully integrated and economies of scale are realized, selling expenses ultimately will decline as a percent of telecommunications revenue. The Company also believes that the integration of its distribution network will give it greater control over its sales and marketing functions, which would enable it to provide a higher level of service to its customers. See "Business--Market Opportunity" and "Business Strategy."

     General and administrative expenses includes salary and benefits and other overhead costs associated with headquarters and network operations. These costs have increased due to the development and expansion of the TelePassport Network and corporate infrastructure. The Company expects that general and administrative expenses will, initially, continue to increase as a percentage of revenue as the Company puts into place the infrastructure necessary to support the continued growth of the Company and expansion of the TelePassport Network. Once the infrastructure has been installed and the traffic routed over the TelePassport Network grows, the Company expects to realize economies of scale and anticipates that general and administrative expenses will decrease as a percentage of revenues.

     The Company currently bills primarily in United States Dollars and generally is paid by customers outside of the United States either in United States Dollars or in local currency at predetermined exchange rates. As the Company's business develops and expands, the Company anticipates that in many countries it may bill and receive payment in local currency at prevailing exchange rates. While the Company does not presently use financial hedging instruments to offset exchange rate risk, it may elect to do so in the future. Substantially all of the costs of acquisition and upgrade of the Company's switching facilities and expansion of the TelePassport Network have been, and will continue to be denominated in United States Dollars. See "Risk Factors--Foreign Exchange Rate Risks."

     Inflation is not a material factor affecting the Company's business and has not had a significant effect on the Company's operations to date. The Company has historically experienced, and expects to continue to experience, decreases in revenues in the months of August and December due to extended vacation time typically taken by Europeans during these months.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     Telecommunications revenue. Telecommunications revenue increased $8.0 million, or 40.8%, to $27.8 million for the nine months ended September 30, 1996 from $19.7 million for the nine months ended September 30, 1995. This increase was attributable primarily to the increase in billable minutes which increased
17.6 million, or 77.3%, to 40.4 million billable minutes for the nine months ended September 30, 1996 from 22.8 million billable minutes for the nine months ended September 30, 1995. Telecommunications revenue derived from retail customers increased $3.6 million, or 24.5%, to $18.3 million for the nine months ended September 30, 1996 from $14.7 million for the nine months ended September 30, 1995, while telecommunications revenue derived from wholesale customers increased $4.1 million, or 82.0%, to $9.1 million for the nine months ended September 30, 1996 from $5.0 million for the nine months ended September 30, 1995. The remainder of the Company's telecommunications revenue during the nine months ended September 30, 1996, $0.4 million, was derived from a VPN contract with certain UN organizations. The increase in telecommunications revenue during the nine months ended September 30, 1996 was achieved despite declining prices in both the retail and wholesale sectors as a result of increased competition and deregulation of certain foreign markets.

     Cost of telecommunications services. Cost of telecommunications services increased $8.1 million, or 57.3%, to $22.3 million for the nine months ended September 30, 1996 from $14.2 million for the nine months ended September 30, 1995, and, as a percent of telecommunications revenue, increased to 80.3% for the nine months ended September 30, 1996 from 71.9% for the corresponding period in 1995. The increase in cost of telecommunications services was attributable primarily to increased traffic being handled by the Company and increased costs associated with the expansion of the TelePassport Network. The increase in cost of telecommunications services as a percent of telecommunications revenue was attributable primarily to the greater increase in the wholesale business, as compared to the increase in the retail business. Although the wholesale business generates lower margins than those derived from retail business, it provides a source of additional revenue and adds significant minutes originating and terminating on the TelePassport Network, thus enhancing the Company's purchasing power for leased lines and switched minutes.

     Selling expenses. Selling expenses increased $0.9 million, or 48.4%, to $2.7 million for the nine months ended September 30, 1996 from $1.8 million for the nine months ended September 30, 1995, and, as a percent of telecommunications revenue, increased to 9.7% for the nine months ended September 30, 1996 from 9.2% for the corresponding period in 1995. The increase in selling expenses was attributable primarily to increased commissions of $0.8 million associated with the increase in telecommunications revenue for the nine months ended September 30, 1996, as compared to the nine months ended September 30, 1995. The increase in selling expenses as a percent of telecommunications revenue during 1996 was attributable to increased commission rates payable to certain agents upon increases in telecommunications revenue generated by those agents.

     General and administrative expenses. General and administrative expenses increased $2.3 million, or 61.8%, to $6.0 million for the nine months ended September 30, 1996 from $3.7 million for the nine months ended September 30, 1995, and, as a percentage of telecommunications revenue, increased to 21.8% for the nine months ended September 30, 1996 from 18.9% for the corresponding period in 1995. The increase in general and administrative expenses (both actual and as a percentage of revenue) was attributable primarily to an increase in personnel costs associated with servicing a larger number of customers and increases in business development expenses required to prepare for expansion of the TelePassport Network and evaluation of prospective new markets.

     Depreciation and amortization. Depreciation and amortization increased to $0.5 million for the nine months ended September 30, 1996 from $0.3 million for the nine months ended September 30, 1995. The increase was due primarily to depreciation of switched equipment and computers and other equipment placed in service during the beginning of fiscal year 1996.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Telecommunications revenue. Telecommunications revenue increased $14.9 million, or 116.4%, to $27.6 million for the year ended December 31, 1995 from $12.8 million for the year ended December 31, 1994. This increase was attributable primarily to the increase in billable minutes which increased 20.9 million, or 175.6%, to 32.8 million billable minutes for the year ended December 31, 1995 from 11.9 million billable minutes for the year ended December 31, 1994. Telecommunications revenue derived from retail customers increased $10.2 million, or 98.1%, to $20.8 million for the year ended December 31, 1995 from $10.5 million for the year ended December 31, 1994, while telecommunications revenue derived from wholesale customers increased $4.6 million, or 200.0%, to $6.9 million for the year ended December 31, 1995 from $2.3 million for the year ended December 31, 1994. The increase in telecommunications revenue for the year ended December 31, 1995 was achieved despite declining prices in both the retail and wholesale sectors as a result of increased competition and deregulation of certain foreign markets.

     Cost of telecommunications services. Cost of telecommunications services increased $11.2 million, or 125.4%, to $20.1 million for the year ended December 31, 1995 from $8.9 million for the year ended December 31, 1994, and, as a percent of telecommunications revenue, increased to 72.6% for the year ended December 31, 1995 from 69.7% for the year ended December 31, 1994. The increase in cost of telecommunications services was attributable primarily to increased traffic being handled by the Company and increased costs associated with the expansion of the TelePassport Network. The increase in cost of telecommunications services as a percent of telecommunications revenue was attributable primarily to the greater increase in the wholesale business as compared to the retail business. The wholesale business generates lower margins than those derived from retail business.

     Selling expenses. Selling expenses increased $0.9 million, or 52.9%, to $2.6 million for the year ended December 31, 1995 from $1.7 million for year ended December 31, 1994, and, as a percent of telecommunications revenue, decreased to 9.3% for the year ended December 31, 1995 from 13.2% for the year ended December 31, 1994. The increase in selling expenses was attributable primarily to increased commissions of $1.0 million associated with the increase in telecommunications revenue for the year ended December 31, 1995, as compared to the year ended December 31, 1994. The decrease in selling expenses as a percent of telecommunications revenue was primarily the result of the increase in the wholesale business in 1995 on which the Company does not pay commissions.

     General and administrative expenses. General and administrative expenses increased to $5.3 million for the year ended December 31, 1995 from $5.2 million for the year ended December 31, 1994, and as a percent of telecommunications revenue, decreased to 19.4% for the year ended December 31, 1995 from 40.5% for the year ended December 31, 1994. The increase in general and administrative expenses was due primarily to increased salary expense associated with the increase in number of employees. The significant decrease in general and administrative expenses as a percent of telecommunications revenue in 1995, as compared to 1994, was attributable primarily to the increase in telecommunications revenue to $27.7 million in 1995 from $12.8 million in 1994.

     Depreciation and amortization. Depreciation and amortization increased to $0.4 million for the year ended December 31, 1995 from $0.1 million for the year ended December 31, 1994. The increase resulted primarily from additions to switching equipment in 1995 associated with the expansion of the TelePassport Network.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has incurred operating losses in each year since its inception and expects that such losses will increase as the Company continues to build the TelePassport Network and increase its customer base. Through September 30, 1996, losses since inception totaled $12.1 million, and were $2.5 million, $3.4 million and $1.4 million in 1993, 1994 and 1995, respectively, and $4.8 million for the nine months ended September 30, 1996.

     Since inception, the Company has financed its working capital, operating losses and capital expenditures primarily through capital contributions from its founding stockholders, vendor lease financing and a bank line of credit in its Japanese joint venture. Contributions from stockholders totaled $9.8 million at September 30, 1996 and are $12.5 million to date. In June 1995, a consortium of five Japanese banks extended a $5 million line of credit to TelePassport Japan Co., Ltd. ("TelePassport Japan") which is secured by a guaranty from Asahi Telecom (the "Joint Venture Loan"). The Joint Venture Loan is without recourse to the Company, bears interest at the Japanese prime rate and is payable on demand. As of September 30, 1996, the outstanding principal balance of the Joint Venture Loan was $2.7 million and the applicable interest rate was 1.65%. In the fourth quarter of 1996, the Company acquired PBXs and related equipment from a major European equipment distributor. In connection therewith, such distributor provided $0.4 million (based on the foreign currency exchange rate from the Deutsche Mark to the United States Dollar in effect on December 31, 1996) of lease financing which is repayable in 60 equal monthly payments terminating in 2001 and incurs interest at an effective annual rate equal to 6.45%.

     Net cash (used in) operating activities was ($1.5) million in 1993, ($1.7) million in 1994, ($0.1) million in 1995 and ($1.5) million for the nine months ended September 30, 1996. Net cash provided by financing totaled $1.9 million in 1993, $2.3 million in 1994, $2.4 million in 1995, and $3.0 million for the nine months ended September 30, 1996. Net cash used in investing activities was $0.3 million in each of 1993 and 1994, all of which was for capital expenditures, $2.2 million in 1995, of which $1.7 million was for capital expenditures, and $1.8 million for the nine months ended September 30, 1996, of which $1.6 million was for capital expenditures. A substantial portion of the investing activity to date has consisted of the purchase and deployment of switching equipment and the cost of developing management information systems. The significant increase in capital expenditures from 1994 to 1995 was attributable primarily to the increase in expenditures associated with the expansion of the TelePassport Network in 1995. During 1996, investment activity also included the cost of the development of infrastructure for services to be provided under the USAFE Contract.

     As of September 30, 1996, the Company had $0.2 million in cash, although the Company had a working capital deficit of $4.7 million.

     The Company estimates that it will require approximately $          million
to fund its anticipated capital requirements until the end of 1999. This amount
includes an estimated $          million in capital expenditures, $
million for the acquisition of businesses or for investment in joint ventures
and strategic alliances (including $          for the Agent Acquisitions and
$3.2 million for the acquisition of a 10% interest in A.T. NET) and $ million for working capital requirements and general corporate purposes including general and administrative expenses and funding operating losses. The exact amount of the Company's future capital requirements, however, will depend upon many factors, including the cost, timing and extent of upgrading and expanding the TelePassport Network, the expansion of existing services and the development of new services, the Company's ability to penetrate new markets, regulatory changes, the status of competing services, the magnitude of potential acquisitions, investments and strategic alliances and the Company's results of operations. Variances in these and other factors could cause material changes in the Company's actual capital requirements.

     Of the $          million of capital required, approximately
$          million ($          million if the overallotment option is exercised
in full) will be funded by the Offering, assuming an offering price of
$          per share; approximately $          million is expected to be funded
by vendor lease financing; and approximately $          million is expected to
be funded through a working capital line of credit. The Company has not initiated any formal discussions with any financial institution to obtain a working capital facility and there can be no assurance that the Company will be able to obtain a working capital facility on acceptable terms or at all. The Company currently estimates that the net proceeds of the Offering, together with borrowing capacity under an expected working capital line of credit and vendor lease financing, will be sufficient to finance its capital requirements through the end of 1998. For the balance of the capital required, the Company will be required to seek additional debt or equity financing. The Company does not currently have any commitments for any additional debt or equity financing and there can be no assurance that any financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company. To the extent unexpected expenditures arise or the Company's estimates of its capital requirements prove to be inaccurate, the Company may require such additional financing sooner than anticipated and in amounts greater than current expectations. See "Risk Factors--Substantial Capital Requirements; Uncertainty of Additional Financing; Broad Discretion Over Use of Proceeds; A.T. NET's Future Capital Requirements; and --Potential Difficulties Associated with Implementing TelePassport Network Expansion Strategy."

                 THE INTERNATIONAL TELECOMMUNICATIONS INDUSTRY

OVERVIEW

     The international telecommunications industry provides voice and data transmission from one national telephone network to another. The industry has experienced dramatic changes during the past decade that have resulted in significant growth in the use of services and in enhancements to technology. Whether in terms of revenue or traffic volume, the industry is expecting similar growth in the foreseeable future. According to the International Telecommunications Union ("ITU"), a worldwide telecommunications organization under the auspices of the United Nations, the international telecommunications industry accounted for $55 billion in revenues and 60.3 billion minutes of use in 1995, up from $21.7 billion in revenues and 16.7 billion minutes of use in 1986, representing compound annual growth rates of 11% and 15%, respectively. The ITU projects that revenues will approach $76 billion by the year 2000 with the volume of traffic expanding to 107 billion minutes of use, representing compound annual growth rates of 12% from 1995. The market for telecommunications services is highly concentrated, with Europe and the United States accounting for approximately 43% and 26%, respectively, of the industry's worldwide minutes of use in 1995. AT&T Corp. ("AT&T"), DT, MCI, France Telecom S.A. ("France Telecom") and BT generated approximately 40% of the aggregate international long distance outgoing traffic minutes in 1995. Austria, Germany, Switzerland, the United Kingdom and Japan, the Company's core target markets, accounted for approximately 1.5%, 8.7%, 2.9%, 6.7% and 2.7%, respectively, of the international long distance outgoing traffic minutes in 1995.

     Growth and change in the international telecommunications industry have been fueled by a number of factors, including greater consumer demand, globalization of the industry, increases in international business travel, privatization of ITOs, and growth of computerized transmission of voice and data information. These trends have sharply increased the use of, and reliance upon, telecommunications services throughout the world. The Company believes that at the same time, businesses and residential customers have encountered higher prices with poorer quality and service which were, and in some cases still are, characteristic of many ITOs. Demand for improved service has created opportunities for private industry to compete in the international telecommunications market. Increased competition, in turn, has spurred a broadening of products and services, and new technologies have contributed to improved quality and increased transmission capacity and speed.

     Consumer demand and competitive initiatives have also acted as a catalyst for government deregulation, especially in developed countries. Deregulation began in the United States in 1984 with the divestiture of AT&T and the spin-off of the Regional Bell Operating Companies ("RBOCs"). Equal access to customers followed thereafter for all United States carriers. Deregulation began in the United Kingdom with the privatization of BT, also in 1984. Deregulation spread to Europe with the adoption of the EU "Directive on Competition in the Markets for Telecommunication Services" in 1990. A series of subsequent EU directives, reports and actions are expected to result in substantial deregulation of the telecommunications industries in most EU countries by 1998. A similar movement toward deregulation is taking place in Japan. Other governments have begun to allow competition for value-added and selected other telecommunications services and features, including data and facsimile services and certain restricted voice services. In many countries, however, the rate of change and emergence of competition remain slow and the timing and extent of future deregulation is uncertain. See "Regulation of the International Telecommunications Industry."

TRADITIONAL INTERNATIONAL LONG DISTANCE SETTLEMENT MECHANICS

     An international long distance telephone call consists of three parts: origination, transport and termination. Generally, an international long distance call originates on a local exchange and is transported to the network of an international long distance carrier in the originating country and then to an international long distance carrier in the terminating country. The first international long distance carrier transports the call from the country of origination, and the second international long distance carrier transports the call to a local exchange in the country of termination.

     Traditionally, international long distance traffic is exchanged pursuant to bilateral correspondent agreements among international carriers. Correspondent agreements provide for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated rate per minute referred to as the Total Accounting Rate ("TAR"). Correspondent agreements typically provide that a carrier will return to its correspondent a percentage of the minutes received from such correspondent ("return traffic"). In the United States, the FCC's International Settlement Policy states that United States carriers must receive inbound return traffic in exchange for each outbound minute sent to a correspondent carrier. The proportionate return traffic that a United States carrier receives is based upon the carrier's market share. Typically, a United States carrier's market share, for the purpose of calculating proportionate inbound return traffic, is derived by comparing the carrier's volume of outbound minutes sent to a correspondent with the total volume of outbound minutes sent by all United States carriers to the same correspondent over a period of time. For example, if during a particular month United States carrier A sends 100,000 minutes of outbound traffic to a correspondent and all United States carriers as a group send 1,000,000 minutes of outbound traffic to the same correspondent, then carrier A's market share is said to be 10%. Carrier A would then expect to receive, as proportionate return inbound traffic, 10% of the total volume of minutes that the correspondent has to send to all United States carriers for termination in the United States. A call made from the United States to a foreign country is referred to as outbound traffic for the United States carrier and inbound traffic for the foreign carrier. Outbound traffic from the United States is significantly higher than inbound return traffic. In the United States, inbound return traffic is generally more profitable than outbound traffic because the margin between the inbound settlement rate per minute and the carrier's cost to terminate calls in the United States is higher than the margin between the collection rate (the rate charged by the carrier to its customer) and the outbound settlement rate per minute.

     Correspondent agreements also provide for network coordination and accounting and settlement procedures between carriers. Settlement costs, which typically equal one-half of the TAR, are the fees owed to another international carrier for transporting traffic on its network. Settlement costs are reciprocal between each party to a correspondent agreement at a negotiated rate. The FCC mandates that United States based carriers must charge the foreign carrier the same rate to terminate a call in the United States as that foreign carrier charges the United States carrier to terminate a call in the foreign country. Further, while all United States carriers must have the same TAR with a given carrier, the TAR varies from country to country. As a result, a United States carrier could have a different TAR than a United Kingdom carrier for exchanging similar traffic into a third country. Settlement costs arise because carriers pay each other on a net basis determined by the difference between the inbound and outbound traffic between them. Under the settlement process, a carrier which originates more traffic than it receives will make net payments to the corresponding carrier, while a carrier which receives more traffic than it originates will receive payments from the corresponding carrier. If the incoming and outgoing flows of traffic are equal in the number of minutes, there is no net settlement payment.

     The profitability of an international long distance company with correspondent agreements that provide for return traffic will be a function of the volume of its outbound traffic and its end user billing rates, as well as the relative volume of its outbound and inbound traffic minutes. Thus, an important factor that can influence the profitability of an international carrier is the proportion of high margin inbound minutes. A carrier which does not have a correspondent agreement with a carrier in a particular country is able to provide international service to that country by leasing transmission facilities or reselling switched minutes from a carrier which does. The profitability of these calls for such a carrier is determined by the difference between the carrier's end user billing rates and the rates it must pay another carrier to transport and terminate such traffic.

     The Company currently has no correspondent agreements with any country. Rather, it both leases transmission facilities and resells switched minutes from carriers that have correspondent agreements. By aggressively negotiating resale agreements, the Company exploits the economic incentive of a carrier with a correspondent agreement to increase incoming traffic. The resold call volume increases the market share for the correspondent agreement carrier to a particular country, thereby increasing such carrier's proportionate return traffic under the TAR settlement process. The Company may in the future, however, enter into correspondent agreements if such agreements would improve the Company's profitability over these routes.

COMPETITIVE OPPORTUNITIES AND ADVANCES IN TECHNOLOGY

     The combination of a continually expanding global telecommunications market, consumer demand for lower prices with improved quality and service and ongoing deregulation has created competitive opportunities in many countries. Further, as more small and medium-sized businesses and residential customers have come to rely on international telecommunications services for their business and personal needs, an increasingly diverse and sophisticated customer base has generated demand for a far greater variety of products and services. Increased competition has also resulted in improved quality of service at lower prices. Similarly, new technologies, including fiber optic cable and improvements in digital compression, have improved quality and increased transmission capacities and speed, with transmission costs decreasing as a result. Overall, these changes have resulted in a trend towards bypassing traditional international long distance settlement mechanics as international long distance companies seek to operate more efficiently.

     Advances in technology have created multiple ways for telecommunications carriers to provide customer access to their networks and services. These include customer-paid local access, domestic and international toll-free access, direct digital access through a dedicated line, equal access through automated routing from the PSTN and call reorigination. The type of access offered depends on the proximity of switching facilities to the customer, the needs of the customer, and the regulatory environment in which the carrier competes. In a deregulated country such as the United States, carriers can establish switching facilities, own or lease fiber optic cable, enter into operating agreements with foreign carriers and, accordingly, provide direct access service. In markets that have not deregulated or are slow in implementing deregulation, such as South Africa, international long distance carriers have used advances in technology to develop innovative alternative access methods, such as call reorigination. In other countries, such as Japan and most EU member states, where deregulation is imminent but not complete, carriers are permitted to offer facilities-based data and facsimile services, as well as limited voice services including those to CUGs, but are as yet precluded from offering full Voice Telephony. As countries deregulate, the demand for alternative access methods typically decreases as carriers are permitted to offer a wider range of facilities-based services.

     The most common form of alternative access, call reorigination, avoids the high international rates offered by the ITO in a particular regulated country by providing dial tone from a deregulated country, typically the United States. To place a call using call reorigination, a user dials a unique phone number to an international carrier's switching center and then hangs up after it rings. The user then receives an automated callback to a pre-programmed number providing dial tone which enables the user to place a call. Technical innovations, ranging from inexpensive dialers to sophisticated in-country switching platforms, have enabled telecommunications carriers to offer a "transparent" form of call reorigination. The customer dials the international number in the usual fashion, without the "hang-up" and "callback," and the international call is automatically and swiftly processed.

     The fundamental changes occurring in the worldwide telecommunications market and the related growth in the worldwide customer base have created a large and diverse international telecommunications market. The market is increasingly served by a wide range of telecommunications providers, many of which seek to focus on only a limited segment of the overall market. ITOs and major global carriers typically concentrate their efforts on multinational companies and other high volume long distance telephone users that demand high quality and service and which are often less cost sensitive. These providers typically invest substantial capital to construct and operate high quality networks throughout the world. Given the scale of their operations, these large carriers are economically discouraged from effectively serving small or medium-sized businesses. Many smaller entrepreneurial carriers, such as the Company, concentrate on serving the international long distance needs of small and medium-sized business and residential customers who have significant international long distance traffic. Many of these smaller carriers work in cooperation with, and/or rely upon facilities and services provided by, larger carriers, but do not generally compete directly against them in their primary markets.

                                    BUSINESS
OVERVIEW

     TelePassport is a provider of international telecommunications services. The Company conducts business on a global basis with a principal focus on small and medium-sized businesses and residential customers with significant international long distance traffic in the United Kingdom, Germany, Austria, Switzerland and other targeted areas of Europe, and in Japan and other targeted Asian countries. The Company has also commenced efforts to sell national telecommunications services in certain of these targeted areas.

     The Company operates the TelePassport Network, a digital switch-based telecommunications network connected by leased fiber optic transmission facilities. The TelePassport Network currently has international gateway switching centers in New York and Tokyo. In addition, the Company has switching facilities in London, Frankfurt and Vienna. The Company intends to use a significant portion of the net proceeds of the Offering to expand and upgrade the TelePassport Network. A state-of-the-art central switching center and network management facility is under construction in New Jersey to replace the New York international gateway switching center. The Company intends to further develop the TelePassport Network by upgrading existing facilities and by adding switching facilities in up to 30 additional cities over the next three years. These switching facilities will be located principally in primary markets where the Company has an established customer base or has existing key contracts, as well as in secondary markets in proximity to the Company's primary markets. In areas in which the Company believes it is not optimal to own network facilities, the Company typically enters into agreements to resell the facilities of other operators to enhance the TelePassport Network. See "--The TelePassport Network."

     The Company provides international long distance services with value-added features primarily under the "TelePassport" brand. The Company believes its services are typically competitively priced below those of the ITOs. Customer access to the TelePassport Network and the Company's services may be obtained through customer-paid local access, domestic and international toll-free access, direct digital access through dedicated lines for high volume business users, equal access through automated routing from the PSTN, or call reorigination. The availability of a particular access method in any geographic area is governed by local laws and regulations, customer size and the degree to which the Company has infrastructure to support the access method in such area. The Company's services include VPN services, customized calling cards and prepaid debit cards. The Company also offers value-added features such as itemized billing and multiple payment methods. In addition, the Company provides application platform services and resells switched minutes on a wholesale basis to other telecommunications providers and carriers. See "--Services."

     The Company believes that Japan and certain other Asian countries provide the Company with significant opportunities for growth. In order to facilitate entry into the Japanese telecommunications market, the Company has established strategic relationships with certain Japanese telecommunications providers. Since March 1995, the Company and Asahi Telecom have operated a joint venture providing international long distance services in Japan. Asahi Telecom is owned approximately 30% by Japan Telecom and 10% by NEC, and is a leading long distance reseller and NEC PBX distributor in Japan. Asahi Telecom recently commenced the construction of a nationwide network and began offering one of Japan's first integrated national and international long distance telecommunications services through its wholly owned subsidiary, A.T. NET. In an effort to enhance its presence in the Japanese telecommunications market, in December 1996 the Company and Asahi Telecom reached an agreement in principle to enter into the A.T. NET Agreements under which the Company will take the place of the joint venture as the exclusive carrier of international long distance traffic for A.T. NET and will receive preferential pricing as a reseller of A.T. NET's national long distance services in Japan. To the extent allowed by applicable regulations, the Company intends to resell A.T. NET's national long distance services and offer, along with its own international long distance services, an integrated TelePassport national and international long distance service primarily to non-Japanese companies located in Japan, a significant customer segment that A.T. NET does not currently target. The Company believes that such arrangements will also provide it with an added competitive advantage with respect to the Company's wholesale business by allowing it to originate and terminate international traffic cost effectively from and to major metropolitan areas of Japan. The Company will also be the exclusive provider of national and international long distance customized calling cards and prepaid debit cards to be marketed by A.T. NET. In addition, A.T. NET will grant the Company an option, which the Company intends to exercise, to acquire a 10% ownership interest in A.T. NET and which will entitle the Company to appoint one representative to A.T. NET's board of directors. As part of the A.T. NET Agreements, the Company is also negotiating an arrangement that would allow the Company to take advantage of A.T. NET's Special Type II registration, which would permit the Company to provide additional telecommunications services in Japan. The A.T. NET Agreements are intended to supersede the joint venture arrangement and, upon effectiveness of the agreements, the joint venture will be liquidated. The Company believes that its relationship with Asahi Telecom and an ownership interest in A.T. NET will provide the Company with a greater opportunity to competitively penetrate the Japanese market and advance the TelePassport brand. The Company intends to utilize the TelePassport brand recognition that it is creating in Japan as a platform from which to expand into other targeted Asian countries. See "--Japan and Asahi Telecom" and "Regulation of the International Telecommunications Industry."

     In addition to targeting small and medium-sized businesses and residential customers, the Company markets its services to supra-national and governmental organizations. The Company believes that contracts to provide services to such entities are strategically important because they present the Company with the opportunity to establish a high profile in the regions surrounding the locality of each contract, enhancing opportunities for new customer development. In addition, contracts of this type will usually require the Company to establish switching facilities and other infrastructure which the Company can also utilize to expand its customer base in the region. In May 1996, the Company was awarded the USAFE Contract to provide, on a ten-year basis, local exchange and national and international telecommunications services to the temporary lodging facilities on currently up to 16 USAFE bases. Under the terms of the USAFE Contract, the Company, to date, has received delivery orders for four bases in Germany and one base in Italy and has received RFPs for 10 bases: three in Germany, five in the United Kingdom, one in Spain and one in Turkey. The Company has completed the installation of a telecommunications system providing voice and data service to the temporary lodging facilities at the Ramstein Air Force Base in Germany. The Company expects to complete the installation of systems at 10 additional bases by the end of 1997. The Company believes that the USAFE Contract will also provide an opportunity to expand its services to the permanent dormitories at USAFE bases. In addition, pursuant to the terms of the USAFE Contract, certain agencies within the other branches of the United States armed forces in Europe have the option to designate the Company as a supplier of telecommunications services and to present delivery orders for certain of their facilities. The Company intends to take advantage of this provision by actively pursuing delivery orders from other United States military facilities in Europe. Further, the Company is the preferred supplier of call reorigination services for offices of certain UN agencies and their affiliates in over 100 countries and for other supra-national food, health, fiscal and labor organizations. The Company is using its contacts from certain of these UN agencies to further develop its customer base by establishing a high profile in local regions surrounding the UN field offices. See "--The USAFE Contract; and --The UN Arrangements."

     The Company typically relies on local independent sales agents for distribution of its services. In locations the Company deems strategic, the Company generally seeks to integrate distribution and interface directly with its customers by acquiring independent agents, establishing country managers, and/or creating direct sales organizations. The Company believes that the integration of its distribution network will give it greater control over its sales and marketing functions and provide a higher level of service to its customers. Accordingly, in October 1996, the Company entered into a Memorandum of Understanding to acquire all the capital stock of TelePassport Germany, its independent agent in Germany. Further, the Company is in negotiations to purchase all the assets of TelePassport Switzerland, its independent agent in Switzerland. The Agent Acquisitions are expected to be consummated concurrently with the closing of the Offering.

     An important element of the Company's business plan is the pursuit of strategic acquisitions, investments and alliances. In addition to its strategic alliance with Asahi Telecom, the Company is currently negotiating with a potential local partner to market TelePassport services in Saudi Arabia and other Middle Eastern Countries. Also in January 1997, the Company entered into the Intelenet Agreement pursuant to which Intelenet granted the Company an option to purchase Intelenet's customer accounts and telecommunications equipment in various locations in Italy.

MARKET OPPORTUNITY

     The Company seeks to capitalize on the fundamental changes occurring in the telecommunications industry. The Company believes it is strategically positioned to take advantage of these fundamental changes for the following reasons:

     - The Company's services are sold in over 100 countries, primarily under the "TelePassport" brand, which the Company can leverage as it expands into new locations and introduces additional services;

     - The existence and planned expansion of the TelePassport Network in the United Kingdom, Germany, Austria, Switzerland and other targeted areas of Europe, and in Japan and other targeted Asian countries, will enable the Company to take advantage of deregulation in these markets;

     - The unique relationship with Asahi Telecom and A.T. NET provides the Company with competitive advantages in accessing the Japanese market and a platform from which to expand to other targeted Asian countries;

     - Contracts and arrangements with governmental and supra-national organizations, such as the USAFE Contract and the UN Arrangements, present the Company with long-term revenue potential, and opportunities to enhance its reputation and profile in underserved areas;

     - The Company's call reorigination business enables it to gain low-cost entry into numerous markets, to establish distribution networks, to build customer bases and to identify opportunities prior to significant investment; and

     - The Company's management team, with its substantial combined telecommunications and related businesses experience and strong entrepreneurial leadership, provides the Company with the managerial skill to exploit available market opportunities.

BUSINESS STRATEGY

     The Company's objective is to become a leading provider of switch-based international and national telecommunications services in its target markets. The Company's business strategy includes the following key elements:

     - Expanding the TelePassport Network. The Company seeks to deliver high quality, reliable telecommunications services using its state-of-the-art TelePassport Network. The Company is constructing an advanced central switching center and network management facility in New Jersey to replace its international gateway in New York. The Company intends to further develop the TelePassport Network by upgrading existing facilities and by adding switching facilities in up to 30 additional cities over the next three years. These will be located principally in primary markets where the Company has an established customer base or has existing key contracts, as well as in secondary markets in proximity to the Company's primary markets. The Company believes that competition will be slower to develop in the regional secondary markets as other larger carriers will likely concentrate on larger metropolitan areas. The Company also plans to invest in digital undersea fiber optic cable and lease IPLCs in order to cost effectively interconnect the expanding TelePassport Network switching facilities. See "Risk Factors--Rapid Changes in Technology and Customer Requirements," "Use of Proceeds" and "--The TelePassport Network."

     - Maximizing Operating Efficiencies and Enhancing Information Systems. The Company intends to continue its attempts to reduce the costs of providing its services by achieving economies of scale in the use of the TelePassport Network. By integrating its current and proposed switching facilities, the Company believes that it will ultimately be able to originate, transport and terminate a larger proportion of its traffic over the TelePassport Network, thereby bypassing the higher costs associated with use of other carriers' switched networks. Integration is expected to significantly reduce the cost structure for calls originating and terminating in markets in which the Company has switching facilities. In order to reduce the cost structure for calls not carried on the TelePassport Network, the Company will continue to attempt to aggressively negotiate favorable reseller contracts with major carriers. The TelePassport Network's utilization of least cost routing ("LCR") is designed to route traffic to minimize the cost per call. In addition, the Company seeks to optimize its leased line utilization by balancing telecommunications traffic during business hours with night and weekend off-peak traffic from alternative sources such as the USAFE Contract and residential customers. Furthermore, the Company plans to continue to invest substantial capital and resources to enhance its information systems to rapidly and economically enter orders and activate new customers, improve customer service, and improve sales tracking and forecasting. See "Risk Factors--Dependence on Effective Information Systems," "Use of Proceeds," "--The USAFE Contract; --The TelePassport Network; and --Information Systems."

     - Integrating its Distribution Network. In locations the Company deems strategic, the Company generally intends to integrate its distribution and interface directly with customers by acquiring independent sales agents, establishing country managers and/or creating direct sales organizations. The Company anticipates that the integration of its distribution network will give it greater control over its sales and marketing functions and provide a higher level of service to its customers. See "Risk Factors--Risks Associated With Acquisitions, Investments and Strategic Alliances" and "--Sales and Marketing."

     - Targeting Small and Medium-Sized Businesses with a Wide Range of Services. The Company intends to continue to focus on small and medium-sized businesses and residential customers with significant international long distance traffic. The Company believes that these customers tend to be focused principally on quality service at low prices and have traditionally been underserved by the ITOs and the major global telecommunications carriers. In order to attract such customers, who typically require a full-service telecommunications provider, the Company intends to continue to provide a wide range of services. The Company will seek to bundle its international long distance services with the national long distance services of other carriers to provide its customers with an integrated "one-stop shop" long distance service. In addition, the Company offers a variety of other services such as customized calling cards and prepaid debit cards, and plans to introduce additional customer-driven services in the future. See "Risk Factors--Rapid Changes in Technology and Customer Requirements," "--Sales and Marketing; and --Services."

     - Expanding the Government Services and Supra-National Sectors. The Company intends to continue targeting governmental and supra-national organizations. It has established a specialty marketing group to seek additional military and government contracts. The Company believes that contracts to provide services to such entities present the Company with the opportunity to establish a high profile in the regions surrounding the locality of each contract, enhancing opportunities for new customer development. Further, major contracts of this type will usually require the Company to establish switching facilities and other infrastructure which the Company can then utilize to expand its customer base in the region. In addition, the Company seeks to identify other specialty markets which may provide the Company with similar benefits. See "--Sales and Marketing; and --Services."

     - Expanding Distribution, Customer Bases and Brand Recognition through the Use of Call Reorigination. By relying on a network of local independent agents, the Company intends to continue to use call reorigination, which does not require significant resource and capital investment, to expand the TelePassport brand worldwide in existing and new markets. The Company believes that call reorigination has an extended product life in markets that are not deregulating, are slow in implementing deregulation or are outside of major cities. The Company intends to leverage the customer base, distribution, experience and knowledge gained from its call reorigination efforts to identify private contract opportunities and markets in which it believes it can make profitable investments in infrastructure. As such markets move toward deregulation, the Company intends to migrate its call reorigination customers to facilities-based services. See "--Sales and Marketing; and --Services."

     - Expanding Wholesale Services. The Company intends to expand the resale of switched minutes to other telecommunications carriers and resellers on a wholesale basis. Although this category of traffic realizes lower margins than other services provided by the Company, it provides a source of additional revenue and adds significant minutes originating and terminating on the TelePassport Network, thereby enhancing the Company's purchasing power for leased lines and switched minutes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     - Pursuing Acquisitions, Investments and Strategic Alliances. The Company intends to enter new markets and expand its current operations through selective acquisitions, investments or strategic alliances of businesses or customer bases that complement the Company's current operations or capabilities. The Company is continuously reviewing opportunities and believes that such acquisitions, investments and strategic alliances are an important means of increasing network traffic volume and achieving economies of scale. The Company believes that its management's extensive entrepreneurial, operational, technical and financial expertise will enable the Company to identify and rapidly address such opportunities. See "Risk Factors--Risks Associated With Acquisitions, Investments and Strategic Alliances."

SALES AND MARKETING

     The Company provides its services on a retail basis in more than 100 countries, primarily under the "TelePassport" brand, at prices that it believes are typically competitively priced below those of the ITOs. The Company also sells its services under the name MasterCall as an "off brand" service principally designed to address distributor conflicts and to permit experimental services without risking the TelePassport brand. The Company's retail services are generally marketed toward medium-sized businesses with international long distance telecommunication charges in excess of $1,500 per month, small-sized businesses with charges in excess of $250 per month and residential users with charges in excess of $50 per month. In addition to targeting small and medium-sized businesses and residential customers with significant international long distance traffic, the Company markets its services to supra-national and governmental organizations. The Company also provides application platform services and resells switched minutes on a wholesale basis to other telecommunications providers and carriers. Currently, no customer of the Company individually accounts for more than 10% of the Company's telecommunications revenue. The Company markets its retail, governmental and supra-national organizations and wholesale services through a variety of distribution channels, including independent agents, direct sales forces and joint ventures and other strategic relationships. The Company's use of these distribution channels varies from market to market.

     The Company intends to support the planned expansion of the TelePassport Network with the recruitment and training of additional marketing and sales personnel, including regional distribution managers. Further, the Company intends to enhance its marketing efforts by expanding its product management department, which currently consists of two full-time employees in New York.

  Retail Services

     For distribution of TelePassport retail services, the Company generally relies on independent local sales agents. In locations the Company deems strategic, the Company seeks to integrate its distribution by either acquiring independent sales agents, establishing country managers and/or creating direct sales organizations. As the Company integrates its distribution in selected locations and replaces or integrates local agents with its own sales organization, employees of the Company, rather than the independent agents and their personnel, will interface directly with its customers. The Company has entered into a Memorandum of Understanding to acquire all the capital stock of TelePassport Germany and is in negotiations to purchase all the assets of TelePassport Switzerland. The Agent Acquisitions are expected to be consummated concurrently with the closing of the Offering. In addition, in January 1997, the Company entered into the Intelenet Agreement pursuant to which, for $35,000, the Company acquired an option to purchase Intelenet's customer accounts and telecommunications equipment in various locations in Italy. The option is exercisable until 30 days after the consummation of this Offering for an aggregate price equal to (i) the cost of Intelenet's equipment, less $10,000, which is payable in cash upon exercise of the option, and (ii) an amount, payable in three installments, equal to a percentage of the revenues generated by Intelenet's customers in three of the nine months following the installment of new switching facilities. The Company has also agreed to enter into a one-year employment agreement with the President of an affiliate of Intelenet. See "Risk Factors--Risks Associated With Acquisitions, Investments and Strategic Alliances."

     Independent local sales agents are paid a variable percentage of collected revenue and, in general, are only granted nonexclusive sales rights, are not required to meet minimum sales quotas and are selectively authorized to sell competitors' services. The Company currently has a total of approximately 200 independent sales agents serving its worldwide market in over 100 countries. Customers of TelePassport Southern Africa (Pty.) Ltd. and TelePassport Germany, two independent agents of the Company, and MasterCall, Ltd., an agent in which the Company acquired a controlling interest in May 1995, generated 4.4%, 13.6% and 22.0%, respectively, of the Company's telecommunications revenues for the year ended December 31, 1994, 9.6%, 15.1% and 8.9% for the year ended December 31, 1995, and 12.2%, 17.1% and 5.1% for the nine months ended September 30, 1996.

     New agents are recruited through local advertising by the Company and referrals from existing agents and customers. Distribution managers screen prospective agents based on their prior experience in telecommunications or related industries and their distribution strategies, business plans, credit-worthiness and ability to finance their operations. The Company provides training for new agents, focusing particularly on the TelePassport services and provisioning new customers. In addition, agents are provided informational updates and training materials on an ongoing basis. Agents are required to prepare periodic revenue forecasts.

     The Company utilizes its independent local sales agents to provide the first line of customer service, enabling the Company to deliver such service cost effectively, in local languages and during local business hours. Agents are currently supported by one full-time international distribution manager located in New York and a department of 11 agent support representatives also based in New York. Each new agent is assigned to a dedicated agent support representative. The Company's agent support representatives enter orders, activate new customer accounts and provide product, billing inquiry and resolution assistance to agents and to customers referred by agents. In support of the multilingual requirements of an international distribution network, agent support representatives are fluent in many languages including English, Chinese, French, German, Italian and Japanese. The Company plans to increase the number of agent support representatives and to establish regional customer service support centers in Germany, the United Kingdom and Japan. The Company also provides extensive marketing support to its agents including design, production and distribution of corporate brochures and product and market-specific materials, planning and promotion for, and participation in, trade show and special events, targeted advertising, promotional campaigns and direct mail programs.

  Governmental and Supra-National Organizations Services

     The Company currently employs two full-time employees based in Germany responsible for direct sales to, and support of, government and supra-national contracts such as the USAFE Contract. In addition, the Company employs a full-time sales manager located in New York and a full-time support representative also located in New York to coordinate sales and maintenance activities for the UN Arrangements. The Company supports its sales efforts by leveraging existing customer relationships and through marketing initiatives that include targeted direct mail campaigns, advertising in publications that serve government and supra-national organizations, follow-up telephone sales, and participation in seminars and conferences sponsored by government and supra-national organizations. In addition, the Company publishes industry-related articles on technology and trends in relevant publications to increase exposure and build its corporate image.

  Wholesale Services

     The Company employs one full-time director of international carrier relations located in New York to manage the Company's developing relationships with ITOs and alternative international telecommunications providers, and one full-time sales representative based in New York to manage the Company's United States carrier relationships. In addition, the Company employs one full-time sales representative and one dedicated support representative in New York for its wholesale platform services business. The Company's strategy with respect to its wholesale services is to pursue bilateral buy/sell arrangements wherever practicable. Toward that end, the Company participates in domestic and international carrier membership organizations and related forums and seminars. The Company also submits position papers on industry topics to various industry forums and is frequently invited to participate on panels at industry-sponsored events. Resellers of the Company's platform services are provided training with respect to service applications, maintenance procedures and the automated provisioning process.

  Strategic Relationships

     The Company will continue to pursue joint ventures and strategic relationships in order to sell its telecommunications services in selected markets. The Company believes that these relationships may expedite or expand penetration into a particular market. For example, the Company's relationship with Asahi Telecom has provided the Company with a telecommunications partner with access to established distribution in the Japanese market. In addition, the Company is currently negotiating with a potential local partner to market TelePassport services in Saudi Arabia and other Middle Eastern countries. The Company has also entered into a relationship with a vendor of PBX and related equipment in Austria whereby such vendor promotes the Company's services to its customers and prospects as part of an integrated package. Such relationships are also being pursued with organizations offering similar services in the United Kingdom and other European countries. In addition, the Company is currently developing an affinity program with a hospitality services organization located in Europe that provides on-line reservation services to hotels, their business and private traveler customers, and travel agencies. The Company is pursuing independent agent relationships with franchisees of such organization to facilitate entry into the hotel/travel services market. The Company intends to market its travel calling card and prepaid debit card services through associated traveler membership organizations, providing value-added services and premium promotional offerings such as frequent hotel guest discounts and related travel packages, including rail, air and car rentals. See "--Japan and Asahi Telecom."

  Corporate Communications

     The Company employs a full-time manager for its corporate communications department based in its New York headquarters to promote the Company's corporate image and the TelePassport brand. The Company's corporate communications efforts include public relations, web site development, advertising, direct mail and promotional campaigns. The Company also plans, sponsors and participates in trade shows, seminars and special events, designs and develops product packaging and designs market-specific promotional programs and materials. The Company expects to expand its corporate communications department to three full-time employees in New York and expects to recruit an analyst and specialist in global regulatory trends and requirements.

SERVICES

     The Company provides international long distance services with value-added features on a retail basis to small and medium-sized businesses and residential customers, and also provides such services to supra-national and governmental organizations. Customer access to the TelePassport Network and the Company's services may be obtained through customer-paid local access, domestic and international toll-free access, direct digital access through a dedicated line for high volume business users, equal access through automated routing from the PSTN, or call reorigination. The availability of a particular access method in any geographic area is governed by local laws and regulations, the volume of a customer's international long distance traffic and the degree to which the Company has infrastructure to support the access method in such area. The Company's services include VPN services, customized calling cards and prepaid debit cards. The Company offers value-added features such as itemized billing and multiple payment methods. The Company also provides application platform services and resells switched minutes on a wholesale basis to other telecommunications providers and carriers. See "Risk Factors--Substantial Government Regulation" and "Regulation of the International Telecommunications Industry."

     TelePassport retail services accounted for $18.3 million, or 65.8%, of the Company's telecommunications revenue for the nine months ended September 30, 1996, as compared to $14.7 million, or 74.6%, for the corresponding period in 1995. Historically, the majority of the Company's telecommunications revenue has been derived from the sale of call reorigination services. As additional markets deregulate and the Company expands the TelePassport Network within those markets, the Company anticipates that the percentage of telecommunications revenue derived from dedicated or switched access services will increase and the percentage of telecommunications revenue from call reorigination services will decrease. Sales to supra-national and governmental agencies accounted for $1.2 million, or 4.3%, of the Company's telecommunications revenue for the nine months ended September 30, 1996, which included sales of $0.4 million derived from a VPN contract with certain UN organizations and sales of retail services of $0.8 million (also included in the $18.3 million above). The Company did not have any such sales during the corresponding period in 1995. Wholesale services accounted for $9.1 million, or 32.7%, of the Company's telecommunications revenue for the nine months ended September 30, 1996, as compared to $5.0 million, or 25.4%, for the corresponding period in 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Retail Services

     TELEPASSPORT WORLD Call reorigination service for voice and fax calling. The TelePassport New York international gateway "reoriginates" the call, causing the call to be placed from the United States rather than from the foreign country. The Company is able to take advantage of competitive United States rates, the Company's volume buying power and the LCR utilized in the TelePassport Network, to reduce its costs and offer lower prices to the customer. In addition to the price savings to the customer, the Company believes that, compared to many foreign telephone companies, TelePassport World also provides an improvement in the quality of the communication because of the Company's access to fiber optic routes out of the United States. TelePassport World offers many enhanced features including personalized voice prompts, which permit call back at a specified extension in a choice of eight languages, remote programmable service, which allows the flexibility of selecting the call back number, real time rating for remaining credit for prepaid debit cards and prepaid accounts and fraud protection for billed accounts, and comprehensive billing reports detailing each call. TelePassport World can technically be used from any country in the world to make a call to any country in the world.

     TELEPASSPORT VPN Virtual private network services for voice, fax and data communications between and among various sites on a private network, and voice and fax communications from any site on the virtual private network to any worldwide destination. TelePassport VPN services provide dedicated access to a TelePassport Network switching facility and then to a pre-defined group of locations within a CUG that can be modified as required, subject to regulatory limitations. This service entails some degree of customization to meet the needs of the customer, including specialized dialing plans, requires individual proposals and contract negotiations, and some installation of equipment at customer locations. The service can be designed so that all costs are translated to per minute charges in the same format as the local ITO, or so that the customer pays a monthly access fee and a lower per minute cost. TelePassport VPN is targeted at large businesses with significant international long distance telecommunication charges.

     TELEPASSPORT DIRECT Dedicated access service for voice and fax calling from a single site to any destination worldwide. TelePassport Direct supports a dedicated connection from the customer's PBX to the TelePassport switch. Due to the higher costs associated with the dedicated connection, the Company only markets TelePassport Direct to business customers with significant international long distance telecommunication charges.

     TELEPASSPORT CONNECT Local, customer-paid or domestic toll-free access services for voice and fax calling. TelePassport Connect is offered in countries where existing or imminent deregulation has made possible the installation of switching facilities and has opened the market for competitive switched access. The Company currently sells TelePassport Connect in the United States, the United Kingdom and Japan.

     TELEPASSPORT ONE Direct outbound telecommunications service for voice and fax. Switched or dedicated access permits the customer to use TelePassport through the automatic routing from the PSTN to TelePassport switching facilities ("Equal Access"), after dialing a four or five number code where Equal Access is unavailable, or through a dedicated connection to the Company's switching facilities. The Company currently offers this service in New York, and plans to introduce this service in the United Kingdom during the first quarter of 1997.

     TELEPASSPORT EXPRESS An international calling card enabling a customer to place phone calls and send faxes from approximately 40 countries worldwide to any destination without incurring long distance charges to the phone used. TelePassport Express utilizes international toll-free numbers to access the TelePassport Network. The Company targets TelePassport Express to frequent business travelers and vacationers.

     TELEPASSPORT POWER CARD An international prepaid calling card. Similar to TelePassport Express, the TelePassport Power Card enables the customer to make phone calls and send faxes from approximately 40 countries worldwide to any country in the world, offering savings and convenience for international calling. It is sold in various denominations and currencies. The Company broadly targets the TelePassport Power Card to small and medium-sized businesses, as well as to specific groups of residential customers, including migrant population markets, students, collectors, and vacationers and other occasional travelers. The Company also markets the TelePassport Power Card to organizations for promotions and other private label opportunities, offering card design, production and promotional services.

     TELEPASSPORT POWER LINE Voice and fax communications from any phone in an origination country to a single, predetermined phone or fax machine anywhere in the world, through local customer-paid access or national or international toll-free numbers. The Company targets the TelePassport Power Line to businesses receiving significant calls per month at the same telephone or fax number from, for example, foreign-based customers calling a customer service or information hotline or traveling and foreign-based employees.

  Wholesale Services

     To increase utilization of the TelePassport Network, the Company sells switched minutes providing international call termination services to other telecommunications carriers and resellers on a wholesale basis in the United States, the United Kingdom and Japan. Frequently, the Company's wholesale services are reciprocal in that the Company sells such services to carriers who are also suppliers of the Company. Although wholesale traffic generally realizes lower margins than the Company's retail services, it provides a source of additional revenue and adds significant minutes originating and terminating on the TelePassport Network. The additional traffic enhances the Company's purchasing power with the underlying carriers for both switched minutes and leased lines.

     The Company also sells a turnkey system platform which performs call reorigination for other resellers. The Company recently introduced to potential resellers turnkey debit card platform services in New York, London and Tokyo. The wholesale platform may include, at the election of the customer, the integration of toll-free, call reorigination and direct access features. In addition to wholesale pricing, services offered to call reorigination and debit card platform resellers include end user retail rating and billing where applicable, authorization and PIN number inventories, the provision of call detail records for invoicing and audit purposes, comprehensive management reports, dedicated customer support and on-line customer activation through the Company's proprietary customer care system. See "--Information Systems."

JAPAN AND ASAHI TELECOM

     Since 1995, the Company has had a series of strategic relationships with Asahi Telecom. In March 1995, the Company and Asahi Telecom established TelePassport Japan Co., Ltd., a Japanese company, as a joint venture to sell international long distance services in Japan. The Company has installed an international gateway switching center at its Tokyo office which provides TelePassport Japan with international long distance services for a fee. The switching facility uses innovative call reorigination technology designed to provide the high quality and functionality required for the Japanese market while complying with existing regulatory requirements. Asahi Telecom, a leading Japanese long distance reseller and NEC PBX distributor, performs all sales and marketing for TelePassport Japan. The joint venture, which is owned 51% by the Company and 49% by Asahi Telecom, has approximately 800 customers, consisting principally of small and medium-sized businesses, and has generated an aggregate of $4.6 million of revenues since its inception. Japan Telecom owns 30% and NEC owns 10% of Asahi Telecom.

     In February 1996, Asahi Telecom entered into an agreement with Japan Telecom, its network provider, under which Asahi Telecom is installing switches at Japan Telecom node sites, enabling Asahi Telecom to provide, through A.T. NET, its wholly owned subsidiary, one of Japan's first integrated national and international long distance services. A.T. NET primarily targets small and medium-sized Japanese companies located in Tokyo, Osaka, Nagoya and other Japanese cities and supplies national and international long distance services at prices which the Company believes are typically below those of Japan's dominant national and international long distance carriers. TelePassport Japan provides all international long distance services to A.T. NET.

     In an effort to enhance its presence in the Japanese telecommunications market and strengthen its relationship with Asahi Telecom, in December 1996 the Company and Asahi Telecom reached an agreement in principle to enter into the A.T. NET Agreements under which the Company will take the place of the joint venture as the exclusive provider of international long distance services to A.T. NET and A.T. NET will market the Company's services under the TelePassport brand. Under a reciprocal reselling arrangement, the Company will also be entitled to receive preferential pricing to resell A.T. NET's national long distance services in Japan. To the extent allowed by applicable regulation, the Company intends to resell A.T. NET's national long distance services and offer, along with its own international long distance services, an integrated TelePassport national and international long distance service primarily to non-Japanese companies located in Japan, a significant customer segment that A.T. NET does not currently target. The Company believes that such arrangements will also provide it with an added competitive advantage with respect to the Company's wholesale business by allowing it to cost effectively originate and terminate international traffic from and to major metropolitan areas of Japan. In addition, the A.T. NET Agreements will provide that the Company will be the exclusive provider of national and international customized calling cards and prepaid debit cards to be marketed by A.T. NET. See "Regulation of the International Telecommunications Industry."

     As part of the A.T. NET Agreements, A.T. NET will grant the Company an option (the "A.T. NET Option") to purchase for $3.2 million shares representing, in the aggregate, a 10% ownership interest in A.T. NET, which will entitle the Company to appoint one representative to A.T. NET's board of directors. The A.T. NET Option will be exercisable until March 31, 1997 and the purchase price will be payable at any time prior to May 31, 1997. The Company intends to exercise the A.T. NET Option and pay the purchase price from the net proceeds of the Offering. The Company is also negotiating an arrangement that would allow the Company to take advantage of A.T. NET's Special Type II registration, which would permit the Company to provide additional telecommunications services in Japan. The Company's right to membership on A.T. NET's board of directors will be conditioned upon the Company's retention of a 10% ownership interest in A.T. NET. The Company will be granted certain preemptive rights under the A.T. NET Agreements and may be required to make additional investments in A.T. NET from time to time in order to maintain its equity position. See "Risk Factors--Substantial Capital Requirements; Uncertainty of Additional Financing; Broad Discretion Over Use of Proceeds; A.T. NET's Future Capital Requirements," "Use of Proceeds" and "Regulation of the International Telecommunications Industry."

     The A.T. NET Agreements are intended to supersede the joint venture and, upon effectiveness of the agreements, the joint venture will be liquidated. As part of the liquidation, Asahi Telecom will assume TelePassport Japan's outstanding debt, which was $4.5 million as of September 30, 1996. In addition, the right to continue to provide services to TelePassport Japan's foreign and private line customers, which comprise approximately 10% of TelePassport Japan's existing customer base, will be distributed to the Company, and the right to continue to provide services to TelePassport Japan's remaining customers will be distributed to Asahi Telecom, which, in turn, will contribute those rights to A.T. NET.

     The Company believes that its relationship with Asahi Telecom and an ownership interest in A.T. NET will provide the Company with a unique opportunity to competitively penetrate the Japanese market and advance the TelePassport brand. The Company intends to utilize the TelePassport brand recognition that it is creating in Japan as a platform from which to expand into other targeted Asian countries.

THE USAFE CONTRACT

     In May 1996, the United States Air Force Nonappropriated Fund ("AF NAF") Purchasing Office awarded the Company the USAFE Contract to install and maintain state-of-the-art digital PBX systems and telephones at the temporary lodging facilities on certain USAFE bases in Europe. The USAFE maintains such facilities on its military bases primarily for military and Department of Defense ("DoD") personnel performing temporary duty in Europe, for visiting military and United States government officials and for personnel awaiting new assignments or permanent housing. USAFE lodging facilities currently have no in-room telephone services and guests must use public phone booths in the lobbies where they are customarily restricted to five-minute calls. Under the USAFE Contract, the Company is required to provide local exchange and national and international long distance telecommunications services to each room for a period of ten years from the installation and acceptance of each system. Under the terms of the USAFE Contract, the Air Force will receive up to 10% of all long distance revenue depending upon the amount of revenue. The USAFE Contract contains a standard government "termination for convenience" clause pursuant to which the contracting officer may terminate the contract if the officer determines that such action would be in the best interest of the United States government, provided that the Company may be entitled to recover certain costs upon termination.

     To date, the Company has received delivery orders for the temporary lodging facilities at four bases in Germany and one base in Italy and has received RFPs for 10 bases: three in Germany, five in the United Kingdom, one in Spain and one in Turkey. The temporary lodging facilities on the 16 bases covered by the USAFE Contract house an aggregate of 3,733 rooms. The Company has completed the installation of a telecommunications system providing service to the temporary lodging facilities at the Ramstein Air Force Base in Germany. The Company expects to complete the installation of systems at 10 additional bases by the end of 1997.

     The Company believes that the opportunity exists to expand the provision of TelePassport services under the USAFE Contract to the permanent dormitories within USAFE and into other areas of the United States armed forces in Europe. The USAFE Contract contains a provision that permits certain other DoD agencies in Europe to use the purchasing power of the AF NAF Purchasing Office under the terms of the USAFE Contract and present the Company with delivery orders for certain of their facilities in Europe. The Company intends to take advantage of this provision by actively pursuing delivery orders from other United States military facilities in Europe. Further, it is currently anticipated that in October 1997 the United States military will begin to privatize the provision of non-classified telecommunications services, which will result in the solicitation by individual bases of competitive bids for such services. The Company intends to aggressively pursue such additional contracting opportunities. No assurance can be given that the Company will successfully expand its services or successfully bid on any additional United States military contracts.

     The Company believes its presence on the USAFE bases will also present it with an opportunity to market TelePassport services to the residents of the local communities surrounding the bases. Many of the USAFE bases are situated outside of clusters of small towns which are home to significant foreign populations. For example, the Rohr Valley, an area approximately 70 miles outside of Frankfurt, houses a group of five USAFE bases, including the Ramstein Air Force Base, and contains an off-base population of more than 50,000 Americans.

     The Company believes that the USAFE Contract will significantly improve the TelePassport Network economies of scale for other service segments of the Company. The Company expects that the occupants of the temporary lodging facilities will generate significant phone traffic at night when there tends to be less phone usage from other customers. Accordingly, the Company can expand its total minutes of calls without an equivalent increase in capacity of leased lines.

THE UN ARRANGEMENTS

     The Company provides its services to the field offices of several UN and other supra-national and humanitarian organizations and non-governmental agencies. Since June 1993, the Company has been the preferred supplier of call reorigination services for certain UN agencies and their affiliates in over 100 countries and has entered into service contracts with the field offices of other supra-national food, health, fiscal and labor organizations. In certain cases, the umbrella organization or agency agrees to guarantee payment to the Company from the individual foreign offices, internally promote the Company's TelePassport services and distribute TelePassport invoices through its own internal mail service. In general, the service contracts are terminable upon 30 days notice to the Company from either the agency on behalf of all of the covered field offices or an individual field office. The Company also typically agrees to offer the same services and discounted rates to the employees of the field offices and their family members. Charges for such services are billed directly to each individual's personal credit card.

     The Company believes that contracts to provide services to such entities are strategically important because they present the Company with the opportunity to establish a high profile in the regions surrounding the field offices, enhancing opportunities for new customer development. See "--Sales and Marketing."

THE TELEPASSPORT NETWORK

     The TelePassport Network is a digital, advanced switch-based telecommunications network connected by leased fiber optic transmission facilities. The TelePassport Network currently has international gateway switching centers in New York and Tokyo. In addition, the Company has switching facilities in Frankfurt, London and Vienna. The Company intends to use a significant portion of the net proceeds of the Offering to expand and upgrade the TelePassport Network. A state-of-the-art international gateway switching center and network management facility is currently under construction in New Jersey to replace the New York gateway. The Company intends to further develop the TelePassport Network by upgrading existing facilities and by adding switching facilities in up to 30 additional cities over the next three years. These will be located, principally, in primary markets where the Company already has an established customer base or has existing key contracts, as well as in secondary markets in proximity to the Company's primary markets. The Company also plans to invest in digital undersea fiber optic cable and to lease IPLCs in order to cost effectively interconnect the expanding TelePassport Network switching facilities. See "Use of Proceeds" and "--Information Systems."

     In areas in which the Company believes it is not optimal to own network facilities, the Company typically enters into agreements to resell the facilities of other operators in order to enhance the TelePassport Network. The Company purchases switched minute capacity from various carriers and depends on such agreements for termination of traffic from the TelePassport Network. For the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, MCI supplied 45.5%, 36.1% and 20.6%, respectively, WorldCom supplied 46.8%, 28.2% and 8.1%, respectively, CWI supplied 5.1%, 32.6% and 28.5%, respectively, and PGE supplied 18% for the nine months ended September 30, 1996, of the Company's aggregate purchased switched minute capacity. The Company believes that the loss of any one supplier would not have a material adverse effect on the Company's business, financial condition or results of operations. The Company is also a reseller of other carriers' national long distance. In Japan, as a result of the Company's strategic relationship with Asahi Telecom, the Company will be a reseller, at preferred rates, of A.T. NET's national long distance service. The Company plans to use the preferential pricing it will receive as a reseller of A.T. NET's national long distance to offer an integrated TelePassport national and international long distance service in Japan. In other markets, the Company works with multiple national long distance carriers to ensure that the pricing and service on each route are the best available and that the Company can provide an integrated long distance service to its customers. See "Risk Factors--Reliance on Third Parties for Leased Capacity" and "--Japan and Asahi Telecom."

     The economic benefits to the Company of owning and operating the TelePassport Network, in contrast to being a reseller of switched minute capacity, arise principally from reduced transmission costs. The transmission cost for a call that is not routed through the TelePassport Network is dependent upon the variable per minute cost that is paid to the underlying carrier. In contrast, the cost of a call routed over the TelePassport Network is dependent upon the total fixed costs associated with owning and operating the TelePassport Network. Accordingly, the reduction of transmission costs per call is a function of increasing the call volume over the TelePassport Network and maximizing the TelePassport Network's capacity. One method of increasing the capacity of the TelePassport Network is to optimize bandwidth usage by utilizing compression technology. Compression reduces transmission costs by completing multiple calls over a single circuit. As traffic volume through the TelePassport Network increases, transmission costs are expected to decline as a percentage of revenue. This economic benefit, however, is generally limited to traffic that can be originated or terminated in a city where the Company has a switching facility. If a Company-owned switching facility does not exist in an origination or destination city, the Company must transport the call over another carrier's facilities, at higher transmission costs and reduced margins. Accordingly, as the TelePassport Network is expanded, the Company anticipates being able to provide telecommunications services on a more cost-effective basis.

     The TelePassport Network utilizes "intelligent routing facilities" which incorporate proprietary software designed to maximize network routing efficiency and provide resiliency to the TelePassport Network. The Company's intelligent routing facilities route traffic over the Company's transmission facilities, other carriers' transmission facilities or a combination of such facilities, at the lowest cost to the Company. The LCR software is used to assist the Company in analyzing traffic patterns and determining network usage. If traffic cannot be handled over the least cost route due to overflow, the LCR system is designed to transmit the traffic over the next least cost route. To optimize utilization of the TelePassport Network, the capacity is engineered to accommodate 80% of busy hour traffic, allowing the overflow to route to alternative carriers. See "--Information Systems."

     In general, the Company relies upon other carriers' networks to provide redundancy in the event of technical difficulties on the TelePassport Network. The Company believes that the strategy of using other carriers' networks for redundancy is currently more cost-effective than purchasing or leasing its own redundant capacity. To the extent that the traffic over the TelePassport Network exceeds the Company's transmission capacity, the Company may elect or be required to route overflow traffic over other carriers' networks, which may result in reduced margins on such calls. The Company has developed and implemented the TelePassport Network Management System (the "Network Management System") to monitor the TelePassport Network, provide traffic flow statistics and identify capacity issues in real time. This information is analyzed for capacity planning and to allow additional throughput to be engineered to maximize utilization of the TelePassport Network.

     The Company has taken measures to protect the TelePassport Network from unforeseen disasters. The Company's back office operations, billing and switching systems are hardware redundant to prevent a single point of failure from bringing down the entire network. In addition, multiple power sources, surge protection equipment and universal power saver and battery backup provide emergency backup for all systems in the TelePassport Network.

     The TelePassport Network currently utilizes Summa Four SDS and Excel LNX2000 programmable switches, Network Equipment Technology's IDNX intelligent multiplexers, and Siemens HICOM switches. As future growth dictates, carrier grade switches will be incorporated into the major switching sites. The Company intends to deploy the first of these switches as early as June 1997. The Company is in the process of selecting other network hardware that will best support its use of advanced transport technologies. The TelePassport Network supports various signaling protocols and uses SS7, the industry standard signaling protocol. As upgraded, the TelePassport Network will support advanced technologies such as frame relay, ATM, X.25 packet switching and ISDN. These technologies assist in optimizing the use of bandwidth, which can effectively lower operational costs. See "Risk Factors--Potential Difficulties Associated with Implementing TelePassport Network Expansion Strategy."

     The Company's switching facilities are connected by IPLCs. Generally, the Company leases lines pursuant to one- to three-year leases. Because rates for international transmission lines are continuing to fall, the Company has not made, and has no current intention to make, leases of longer duration with any providers. The Company believes that the opportunities for resale will become increasingly attractive as countries deregulate and grant additional carrier licenses, and competitive pressures force carriers to find alternative sources of distribution. See "Risk Factors--Reliance on Third Parties for Leased Capacity."

INFORMATION SYSTEMS

     The Company has invested substantial resources to implement sophisticated information systems, which it believes are integral to being competitive and to effectively managing its business. The Company plans to continue to invest substantial capital and resources to enhance its information systems by replacing or upgrading certain existing systems and integrating new systems. The Company's information systems enable it to: (i) rapidly and economically integrate new customers; (ii) provide high quality customer service; (iii) provide customized billing information; (iv) provide sales tracking and traffic forecasting; (v) detect and minimize fraud; (vi) provide network security; (vii) provide network trouble shooting, maintenance and engineering modeling; and
(viii) generate administrative, financial and marketing reports. See "Risk Factors--Dependence on Effective Information Systems" and " --Business Strategy."

     The Company's proprietary Communications Order Maintenance System ("COMS") is a remote order entry and customer activation system, which allows sales agents to process orders electronically without the need for human intervention and the cost associated with manual processing and confirmation. COMS validates a customer's information at the agent location before the order is electronically transferred to the Company's proprietary Customer Records System ("CRS") at the Company's central back office operations. CRS automatically checks an incoming COMS order for creditworthiness and sets up the customer account in the CRS database and the switch database. During the next COMS transfer session, COMS is automatically updated by the CRS with the new customer information and status. COMS provides E-mail and trouble reporting that replicates the information held by the back office operations relating to the agent's customers, including financial transactions, billing information and account status. Substantially all of the Company's agents use the software, which is updated via new releases regularly. CRS is integrated with other operational support systems, including billing, credit card processing, provisioning, agent commissioning and trouble reporting. The CRS system provides user friendly, validated order entry and maintenance of all of the Company's accounts, agents, and wholesalers, including those set up remotely by COMS. The CRS provides authorized staff with complete customer and agent information including up-to-the-minute financial status, and real time call detail associated with the customer's usage. The Company plans to develop multiple language capability for the CRS and COMS systems and is presently developing a Japanese language interface. Non-English interfaces will provide the ability to hire non-English speaking staff at generally lower costs and to directly service non-English speaking customers, while still providing integration into the Company's systems.

     The Company's proprietary billing system utilizes real time worldwide call detail data collection allowing the Company to process credit cards several times per month and to set credit and fraud limits for customers, limiting exposure to bad debts. The Company generates approximately 16,000 invoices per month in multiple presentation formats. The Company is presently developing Japanese language billing.

     The Company's proprietary Accounts Receivable system provides fully automated handling of customer payments and collections activity, including automatic credit card processing, automatic international direct bank debiting and international wire transfers. The Accounts Receivable system is integrated into the CRS and the billing system.

     The Company plans to upgrade its existing information systems to include larger and faster servers to accommodate planned growth, to allow for the development of fully integrated international service centers, to allow full utilization of the intranet/Internet paradigm and to take advantage of developments in data warehousing, integrity and security.

COMPETITION

     The international telecommunications industry is highly competitive. The Company believes that competition will continue to intensify as the number of new service providers of various sizes increases due to the overall growth in the industry and the global trend toward deregulation. The Company's success depends upon its ability to compete with a variety of telecommunications providers in each of its markets.

     Competition for customers is primarily based upon price, the type and quality of services offered and customer relationships. Other providers of long distance telecommunications services include: (i) the ITO in each country; (ii) major carriers and their global alliances, such as Global One, a consortium which consists of Sprint Corp., DT and France Telecom; Unisource, a consortium which consists of Telia AB, PTT Telecom BV, Swiss Telecom PTT and Telefonica de Espana S.A.; Concert, a consortium which consists of BT and MCI; and World Partners, which consists of AT&T, Kokusai Denshin and Denwa Co., Ltd. ("KDD"), Singapore Telecommunications Ltd. and Unisource; (iii) secondary alliances of nontraditional carriers which own infrastructure, such as the consortium of Mannesmann AG and Deutsche Bahn AG; VEBA Telecom GmbH, a joint venture between Veba AG, RWE Energie AG and Cable and Wireless plc; and VIAG InterKom GmbH, a joint venture between VIAG AG and BT; and (iv) alternative carriers, such as WorldCom; Viatel, Inc.; RSL Communications plc; and ACC Corp. Other potential competitors include cable television companies, wireless telephone companies, Internet access providers and large end users which have dedicated circuits or private networks. Many of the Company's current or potential competitors have substantially greater financial, marketing and other resources than the Company. The Company believes, however, that it will face less competition when it enters secondary regional markets because competitors will be concentrating on the larger metropolitan areas. See "Risk Factors--Competition" and " --Business Strategy."

     The Company prices its services primarily by discounting against the ITOs in the geographic markets in which the Company operates. The Company has no control over the prices set by these ITOs, and some may be able to use their financial resources to cause severe price competition. Although the Company does not believe that there is an economic incentive for an ITO to pursue such a pricing strategy, there can be no assurance that severe price competition will not occur.

     The Company's marketing strategy is generally to focus on small and medium-sized businesses and residential customers that generate significant international long distance traffic. Thus, the Company tends not to compete with the major international carriers and the global alliances, which generally offer their lowest rates and best services primarily to larger, higher-volume businesses and less frequently to small and medium-sized businesses. Secondary alliances generally target their services to compete directly with the global alliances and ITOs and not with the Company. The Company's TelePassport Direct and TelePassport VPN services are targeted, however, at larger volume businesses which may also be targeted by the global and secondary alliances. Furthermore, the Company's marketing efforts toward supra-national and governmental organizations may also compete directly with major international carriers.

     In addition, the Company's pricing as a reseller is dependent upon the pricing strategy of larger carriers who supply the Company with switched minutes. To the extent such carriers target customers similar to those targeted by the Company, such carriers are also direct competitors of the Company. Accordingly, the business success of a reseller is significantly tied to the pricing policies established by potential competitors.

     Many of the newly emerging competitors are smaller carriers, most of which specialize in offering international telephone services utilizing call reorigination and other alternative access methods. Some of these alternative carriers have begun to build networks which are similar to, or more extensive than, the TelePassport Network. Competition for customers among these small carriers is primarily based on the carrier's reputation and the ability of a carrier to provide quality service at low prices. See "Risk Factors -- Competition" and " --Business Strategy."

     In general, the degree of deregulation in a particular country impacts the Company's ability to compete. In a deregulated country such as the United States, carriers can establish switching facilities, own or lease fiber optic cable, enter into operating agreements with foreign carriers and accordingly provide direct access service. In markets that have not deregulated or are slow in implementing deregulation, such as South Africa, international long distance carriers have used advances in technology to develop innovative alternative access methods, such as call reorigination. In other countries, such as Japan and most EU member states, where deregulation is imminent but not complete, carriers are permitted to offer facilities-based data and facsimile services, as well as limited voice services including those to CUGs, but are as yet precluded from offering full

Voice Telephony. As countries deregulate, the demand for alternative access methods typically decreases as carriers are permitted to offer a wider range of facilities-based services.

TRADEMARKS AND PROPRIETARY INFORMATION

     Trademarks. The Company protects the names of certain of its products and services by registration of its trademarks, where appropriate, both in the United States and in foreign countries.

     The Company has filed applications in the United States Patent and Trademark Office to register the word mark TelePassport and its stylized "globe" logo on the Principal Register for telephone communications services. The applications have been allowed, subject to the continued commercial use of the marks. The Company has also applied to register the word mark and logo for telephone communications services in up to 12 foreign countries. The Company intends to register its marks in countries where it plans to establish switching facilities. It is possible that prior registrations and/or uses of one or both marks (or a confusingly similar mark) may exist in one or more of such countries, in which case the Company might be precluded from registering and/or using the TelePassport mark and/or logo in such countries.

     Proprietary Information. Much of the Company's technology is dependent upon the knowledge, experience and skills of key scientific and technical personnel. To protect rights to its proprietary know-how and technology, Company policy requires certain of its employees and consultants to execute confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company. These agreements also require disclosure and assignment to the Company of discoveries and inventions made by such persons while employed by the Company. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's confidential information will not otherwise become known or be independently developed by competitors or others.

PROPERTIES

     The Company currently subleases approximately 12,710 square feet of office space at its corporate headquarters in New York, New York. The sublease has an annual rental obligation of approximately $283,000, subject to adjustment, and expires on June 29, 2000. The Company entered into a license agreement to use and occupy an additional 954 square feet of office space at the same location on a temporary basis until the construction of the New Jersey international gateway switching center and network management facility is completed. The license fee for the temporary space is $3,835 per month and the license expires on February 28, 1997, subject to extension by the Company upon 30 days' notice to the licensor.

     The Company rents additional facilities in the United States to house its switching facilities and additional corporate offices. In Piscataway, New Jersey, the Company leases a 7,681 square foot facility to house its under-construction international gateway switching center and network management facility, as well as additional office space. The Piscataway lease has an annual rental obligation ranging from approximately $84,000 in the first year to $116,000 in the fifth year, and expires on January 31, 2002. The Company leases 160 square feet of space in New York City to house its current international gateway switching center, which will be replaced by the Piscataway facility upon its completion. Such lease has an annual rental obligation of approximately $48,000 and is currently on a month-to-month basis.

     The Company rents facilities in various foreign cities to house its switching facilities and office space primarily for the Company's overseas sales offices. In London, the Company's switching facility is located at the offices of a local telecommunications provider under the terms of a co-location agreement in consideration of a monthly fee in the amount of $1,500, subject to adjustment. In Tokyo, the Company leases space for offices and its switching facility for an annual rent of approximately $193,000, and in Germany, the Company rents 996 square feet near the Ramstein Air Force Base for an annual rent of approximately $10,500. The rental amounts set forth above in United States Dollars are based on foreign currency exchange rates in effect as of December 31, 1996.

EMPLOYEES

     As of December 31, 1996, the Company had 75 full-time and five part-time employees, approximately eight of whom were engaged in management, 30 of whom were engaged in sales and marketing, 14 of whom were engaged in network engineering, seven of whom were engaged in managing information systems and 21 of whom were engaged in administration. None of the Company's employees is covered by a collective bargaining agreement. Management believes that the Company's relationship with its employees is satisfactory.

LEGAL MATTERS

     The Company is a party to routine filings and customary regulatory proceedings with the FCC relating to its operations. See "Regulation of the International Telecommunications Industry." The Company is not currently a party to any material litigation other than as set forth below.

     In December 1996, Cherry Communications Incorporated, a supplier of telecommunications services to the Company, filed a complaint in the United States District Court for the Northern District of Illinois Eastern Division against USFI, Inc., alleging breach of a carrier service agreement between the parties and seeking damages of at least $613,461. The Company is reviewing the complaint and is currently preparing a response. Toward that end, the Company is evaluating its options and is devoting appropriate resources and personnel to this matter. The Company believes that the outcome of this litigation will not have a material adverse effect on the Company's cash flow, financial condition or results of operations.

THE REORGANIZATION

     USFI, Inc., the principal operating subsidiary of the Company, was founded in February 1993 by Stephen E. Myers, Michael C. Anderson and James D. Pearson (the "Principals"), to exploit opportunities in the international long distance market. In February 1995, the Principals formed USFI-Japan, L.L.C. to hold its interest in TelePassport Japan. In May 1996, the Principals formed TelePassport LLC to act as a holding company for its operating subsidiaries formed in Japan, Switzerland, Austria and Germany and for the subsidiary operating the USAFE Contract. In December 1996, the Principals formed TelePassport Inc., the issuer of the Class B Common Stock offered hereby. Prior to the date of this Prospectus, TelePassport LLC will be merged with TelePassport Inc. and the Principals will contribute to TelePassport Inc. all the outstanding shares and interests in USFI, Inc. and USFI-Japan, L.L.C. From and after the closing date of the Offering, all the assets and business of USFI, Inc. and USFI-Japan, L.L.C. will be owned and conducted by TelePassport Inc. As consideration for the contribution of their interests in USFI, Inc. and USFI-Japan, L.L.C., the
Principals will receive an aggregate of           shares of Class A Common
Stock, which combined with their current stockholdings will constitute 100% of
the outstanding Class A Common Stock, which will represent      % of the
combined voting power of the Company upon completion of the Offering. See "Description of Capital Stock."

          REGULATION OF THE INTERNATIONAL TELECOMMUNICATIONS INDUSTRY

OVERVIEW

     International telecommunications services are subject to the laws and regulations of the countries in which those services are provided. Applicable laws and regulations differ significantly in the countries in which the Company operates or plans to operate. Some of those countries prohibit or limit the services which the Company provides or plans to provide as well as the transmission and access methods used to provide those services. In consultation with local counsel in countries where the Company operates or plans to operate, the Company has pursued a strategy of providing its services to the fullest extent believed permissible under each country's laws and regulatory policies. Based upon those consultations, the Company may aggressively interpret local laws and regulations with respect to services that require relatively little resource and capital expenditures, such as call reorigination. The Company's policies are to make significant resource and capital investments, however, only in countries whose laws and regulations clearly allow it to provide such services using the Company's preferred transmission and access methods, and to pursue the highest form of licensing available. See "Risk Factors--Substantial Government Regulation."

     If the Company's interpretation of a country's laws or regulations is found to be incorrect, the Company may seek to modify its operations so as to comply with such laws or regulations, or alternatively may be required to cease operations in that country. To date, the Company has not been subject to any fines, penalties or other sanctions, nor has it been the subject of any legal or regulatory action or inquiry as a result of any alleged violations of telecommunications laws or regulations.

REGULATORY FRAMEWORK

     The regulatory frameworks of the United States and those jurisdictions which the Company considers its core target markets are briefly set forth below. This discussion is intended to provide a general outline of key applicable laws and regulations of those countries and is not intended to be a comprehensive description of the laws or regulatory policies of each country.

  United States

     The Company's provision of international telecommunications service between the United States and foreign points is subject to regulation by the FCC. The Company was required to obtain FCC 214 Authorizations to provide international long distance services. The Company believes that it has obtained all authorizations from the FCC required for the conduct of its current operations, but that it may need additional FCC authorizations in the future.

     The Company has been authorized by the FCC pursuant to Section 214 to provide international service by the resale of switched services of United States carriers, and to provide international switched service by the resale of international private lines interconnected with the public switched networks of the United States and those countries determined by the FCC to afford resale opportunities equivalent to those available under United States law. To date, such interconnected private line resale has been permitted by the FCC only to four countries: Canada, the United Kingdom, Sweden and New Zealand. It is possible that interconnected private line resale to additional countries may be allowed in the future. Pursuant to FCC rules and policies, the Company's authorization to provide service via the resale of interconnected international private lines will be expanded to include countries subsequently determined by the FCC to afford equivalent resale opportunities to those available under United States law, if any. See "Risk Factors--Substantial Government Regulation." In addition, the Company has been authorized by the FCC pursuant to
Section 214 to provide global facilities-based service between the United States and all international points which are not "Ineligible Destination Countries" under the FCC's exclusion list, which list currently excludes only Cuba.

     With respect to the Company's authorization to provide service between the United States and countries determined by the FCC to afford equivalent resale opportunities, the FCC allows the Company to forward such traffic from the equivalent country to non-equivalent countries by acquiring at published rates and reselling the international switched service of a carrier in the equivalent country. Similarly, the FCC allows the

Company to terminate inbound traffic in the United States over interconnected private lines which originates in a non-equivalent country and which is routed from that country to the equivalent country using the originating country's international switched service, as opposed to private lines. These configurations are referred to by the FCC as "switched hubbing." See "Risk Factors--Substantial Government Regulation."

     The FCC's grant of the Company's FCC 214 Authorization to resell international switched services also permits the Company to offer service by means of call reorigination using uncompleted call signaling. That authorization is subject, however, to several FCC rulings addressing call reorigination. The FCC has determined that call reorigination service using uncompleted call signalling does not violate United States or international law but has held that United States companies providing such services must do so in compliance with the laws of the countries in which they operate.

     The FCC may condition, modify or revoke any of the Section 214 authorizations awarded to the Company for violations of the Communications Act, the FCC's rules and policies or the conditions of those authorizations. In addition, the FCC has held that it would consider enforcement action against United States companies engaged in call reorigination by means of uncompleted call signaling in countries where such services are expressly prohibited.

     Under revised rules established by the FCC in 1996, the Company must offer its international services pursuant to tariff schedules containing the rates, terms and conditions applicable to its international telecommunications services and filed with the FCC on not less than one day's prior notice. This is in lieu of the 14-day notice period previously required by the FCC. The Company has filed a tariff with the FCC. Other FCC requirements applicable to the Company include the filing of contracts with other carriers, including operating agreements, and the periodic filing of certain reports regarding the Company's international traffic and revenues. In addition, the Company is subject to certain FCC-imposed fees including an annual regulatory assessment fee and an annual payment to the Telecommunications Relay Service Fund.

     The Company's primary business is the provision of international telecommunications services and the Company does not currently market or promote interstate or intrastate telecommunications services. Nonetheless, it is technically possible for existing customers of the Company's international services who are located in the United States to utilize the Company's services to place interstate or intrastate calls. The provision of interstate service is subject to the jurisdiction of the FCC. The Company is classified by the FCC as a non-dominant common carrier. Its charges, practices, classifications, and regulation of its services must be just and reasonable, and may not be unreasonably discriminatory. Historically, interstate common carriers were required to maintain tariffs with the FCC. Since the Company does not specifically market interstate services, it has not maintained an interstate tariff with the FCC. To the extent its customers utilize TelePassport services for interstate services, however, the Company could be subject to sanctions for failure to maintain an interstate tariff. The Company believes that imposition of sanctions is unlikely and that any such sanctions would not have a material adverse effect on its financial condition or results of operations. In addition, as a result of rule and policy changes recently announced by the FCC, commencing December 22, 1996, non-dominant providers of domestic interstate interexchange service, including the Company, no longer are required to file and maintain tariffs with the FCC. Domestic intrastate long distance services are subject to various state laws and regulatory requirements including certification and tariff filing requirements. The Company currently is not authorized to provide intrastate service in any state and does not maintain any intrastate tariffs. If, in the future, the Company seeks to provide intrastate services, it would apply to obtain state authorizations and file tariffs, as may be required, before commencing service. To the extent that the Company provides intrastate service in any state where it is not authorized to provide such service, the regulatory authorities in such states could impose sanctions against the Company for unauthorized operation.

  European Union

     In Europe, the regulation of the telecommunications industry is governed at a supra-national level by the EU. The EU was established by the Treaty of Rome and subsequent conventions and through its operating bodies, the Council of Ministers, the Commission (the "Commission") and the Parliament, is authorized to issue EU "directives." EU member states (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom) are required to implement these directives through national legislation. If an EU member state fails to adopt, or does not properly or fully adopt, such directives, the Commission may take action to require proper implementation through the European Court of Justice.

     Since 1987, the EU has issued a number of directives aimed at generating competition in the telecommunications markets by liberalizing the provision of telecommunications services and network infrastructure. In 1990, the EU issued a Directive on Competition in the Markets for Telecommunications Services (the "Telecommunications Services Directive") which required each EU member state to abolish all exclusive and special rights concerning the provision of telecommunications services other than Voice Telephony services. The aim of the Telecommunications Services Directive was to permit the competitive offering of services other than Voice Telephony, such as value-added services and the delivery of voice services to CUGs. Differing interpretations of the Telecommunications Services Directive and other EU initiatives, as well as varying national policies to liberalize more quickly than the EU requires, have led to variations among the EU member states as to which services may be delivered and the manner in which they may be provided.

     Subsequent directives adopted by the EU, including the Full Competition Directive adopted in March 1996, require the liberalization of all Voice Telephony service in the EU and the provision of competitive infrastructures by January 1, 1998. Extensions until January 2003 were requested by Greece, Ireland, Portugal and Spain, each of which believes it has a less developed network, and an extension until 2000 was made available to Luxembourg, which has a very small network, in order for these countries to achieve structural adjustments in their networks. Spain has since volunteered to liberalize by the second half of 1998 and the Commission expects that Greece will be liberalized by 2001. To date, Sweden, Finland, Denmark and the United Kingdom have liberalized facilities-based services.

     As discussed above, each EU member state in which the Company currently conducts its business has a different regulatory scheme and such differences are expected to continue beyond January 1998. The Company's regulatory requirements vary considerably from country to country. The Company believes that, to the extent required for the provision of its current services, it has either received all necessary approvals, filed applications for such approvals, received comfort letters or obtained licenses from the applicable regulatory authorities. The EU is currently considering the adoption of a directive to establish a common framework for the granting and administration of licenses to provide telecommunications services and infrastructure. To the extent such directives are adopted by the EU and implemented by the member states in which the Company operates, the Company may in the future be required to obtain additional licenses, or renew, modify or replace existing licenses. See "Risk Factors--Substantial Government Regulation."

     The Company believes that the VAT Directive does not require the Company to charge VAT to EU based customers because it is located outside of the EU. It is anticipated that the VAT Directive will be amended in 1997 to specifically impose VAT on telecommunications services used within the EU, even if supplied by non-EU based carriers. Germany has already begun to impose VAT on such services effective January 1, 1997. Under the new rules as currently proposed, EU based businesses that purchase telecommunications services from non-EU based carriers will be required to self-account for VAT on such services. Those EU based business customers that are not entitled to recover 100% of VAT, such as banks and insurance companies, will be required to pay VAT directly to the authorities. If the Company's services become subject to VAT, the Company's competitive price advantage over certain of its EU based competitors, including the ITO in each EU market where the Company provides services, may be reduced with respect to such businesses. Services provided to residential customers will not be subject to VAT. See "Risk Factors--Risks Associated With Imposition of VAT on Company's Services."

  United Kingdom

     In the United Kingdom, the Company's services are subject to and affected by the UK Telecommunications Act. The TI Secretary is responsible for granting telecommunications licenses and has the power to revoke them, and the DGT and Oftel are responsible for enforcing the conditions of such licenses. The DGT is required to take enforcement action under the UK Telecommunications Act if it discovers a non-trivial breach of a license condition.

     BT and its predecessors were the sole providers of public telecommunications services in all but a small part of the United Kingdom until the early 1980's when the British government granted Mercury Communications Ltd. ("Mercury"), now a subsidiary of Cable and Wireless, a license to run its own telecommunications system. In 1991, the British government established a "multi-operator" policy with respect to Voice Telephony services using fixed access systems to replace the duopoly by BT and Mercury that existed from the early 1980's until 1991. Under the multi-operator policy, the TI Secretary will consider on its merits any application for a license to operate a telecommunications network within the United Kingdom. At the end of 1996, this policy was extended with respect to international facilities and 44 new operators were authorized to connect their United Kingdom networks to systems outside of the United Kingdom.

     The Company was granted an ISR license under the UK Telecommunications Act on October 11, 1995, authorizing it to operate a switched system and provide switched telecommunications services to the public. The license was granted for a period of one year and continues thereafter in force and effect, subject to revocation by the TI Secretary on one month's prior notice. The license contains general conditions concerning, among other things, the use of interfaces that comply with accepted international standards, the use of automatic calling equipment, restrictions on types of self-advertising that use the licensed system, such as the telemarketing of products covered by the license, and certain administrative items, such as the payment of fees. In addition, the license contains certain conditions relating to the provision of international telecommunications services. Historically, the TI Secretary had specifically designated certain countries for ISR traffic that it considered as maintaining equivalent competitive regulatory frameworks. In July 1996, however, the authorization to provide ISR traffic was extended to all countries, prompting the TI Secretary to implement a "proportionate return" condition. The "proportionate return" condition requires licensees, such as the Company, to ensure that the ratio of incoming to outgoing ISR traffic over the licensed system during certain relevant periods is the same as the ratio of all incoming to outgoing traffic to each of those destinations from the United Kingdom over an earlier period. These rules do not apply to traffic from countries within the European Economic Area (which includes the EU member states, Iceland, Liechtenstein and Norway) or the United States, Canada, Australia and New Zealand. The Company is required to keep information and to submit reports concerning these provisions. Except in relation to the countries specifically exempted, the Company will be in breach of a license condition if its ISR traffic is not "two way," both into and out of the country concerned. This provision does not apply where customers connect to a Company switching facility in a relevant country by means of leased lines. The Company presently utilizes its license primarily for the traffic between the United Kingdom and the United States.

     All public telecommunications operators and ISR operators, as well as several other categories of operators, operate under individual licenses granted by the TI Secretary pursuant to the UK Telecommunications Act. Licenses granted to large public operators, such as BT and Mercury, contain conditions relating to the rights of the public to connect to such systems. Such conditions are not generally imposed on ISR licenses, but ISR licenses, in most circumstances, provide for "relevant connectable systems status," giving ISR operators a right to connect to the networks of the large public operators, such as BT, Mercury and cable operators. The Company's license provides for "relevant connectable systems status" with respect to BT's license, entitling the Company to interconnect with BT's systems at wholesale, as opposed to retail, rates with respect to interconnection tariffs and charges. Interconnection rates with BT are presently determined by the DGT. The DGT is considering a proposal for implementation in 1997 pursuant to which BT would determine its own interconnection charges, subject to applicable price ceilings and floors set by DGT. The status of this proposed structure and its potential impact on the Company are presently unclear.

     To reduce transmission costs and expand its current capacity, the Company is exploring the acquisition of one or more IRUs for traffic between the London switching facility and the planned central New Jersey international gateway switching center. The Company is required to apply to the TI Secretary to obtain an IF License that would permit it to operate its own international facilities-based voice services in the United Kingdom.

     The DGT has recently announced several additional proposals. The DGT intends to introduce into a number of telecommunications licenses a fair trading provision prohibiting licensees from engaging in anti-competitive behavior. It is not presently clear whether or when such condition will be introduced into the Company's license, but such conditions could be introduced during 1997. A violation of such provision by a licensee, such as entering into a telecommunications cartel, could lead to loss of the license. BT has to date been unsuccessful in litigation challenging the authority of the DGT to impose such a condition. In addition, the DGT is expected to publish a statement concerning the future regulation of service providers, including ISR operators such as the Company, and changes to the availability of relevant connectable systems status. Based on previously published documents, such statement could reflect the view that relevant connectable systems status should be retained by an ISR operator only where it makes a significant contribution to competition in the international market and then only until such time as the international markets have become competitive. It is presently unknown whether or when any of such proposals will be implemented. See "Risk Factors--Substantial Government Regulation; and --Risks Associated With Imposition of VAT on Company's Services."

  Germany

     In the Federal Republic of Germany, liberalization of the telecommunications market is taking place through a three-step process called Postal Reform I--III. Postal Reform I in 1989 divided the state-owned Federal Post Office ("Bundespost") into three government entities: the postal service, the banking service and telecommunications (later to become DT), and ended the government's monopoly on the provision of terminal equipment (i.e., telephones). Postal Reform II in 1995 resulted in the conversion of the three government entities into private stock corporations. Postal Reform III, currently taking place, is expected to complete the privatization and liberalization process by establishing a regulatory framework.

     The constitutional basis for the liberalization of telecommunications was achieved by the addition to the German constitution of a new Article 87(f). Under Article 87(f), the national government is obliged to ensure appropriate and sufficient telecommunications services throughout Germany. The primary business objective of DT was re-defined as the provision of telecommunications services in competition with other suppliers. The legal basis for the new regulatory environment in Germany is the TKG, which, with respect to most of its provisions, became effective August 1, 1996, replacing a number of traditional telecommunications statutes. The Company's services in Germany are subject to the TKG. See "Risk Factors--Substantial Government Regulation."

     The TKG lays the groundwork for a competitive telecommunications environment in Germany. Since July 1, 1996, owners of telecommunications networks have been permitted to offer their services (other than Voice Telephony) on the German market and on January 1, 1998, DT's monopoly over Voice Telephony is scheduled to end. In general, under the TKG, carriers with dominant market positions, such as DT, are required to interconnect their networks with the networks of other service suppliers. The anticipated break-up of DT's monopoly over Voice Telephony has led to a number of alliances among companies that desire to be key players in Germany's new market, in particular electricity providers. For example, VIAG Interkom GmbH is a joint venture between VIAG AG and BT, and VEBA Telecom GmbH is a joint venture between Veba AG, RWE Energie AG and Cable & Wireless plc. Certain of the above-named German companies have monopolies in the energy market in Germany, which is still not open for competition, potentially creating a negative impact on the liberalization process for telecommunications.

     Currently in Germany, regulation of the telecommunications industry is governed by the German Ministry of Post and Telecommunications (the "German Ministry"), and to a certain extent by the Commission. As of January 1998, the German Ministry, in its capacity as a regulator, will be replaced by a new regulatory authority yet to be established under the TKG. The new regulatory authority will act within the German Federal Ministry of Economics and will have the leading role in developing the new regulatory environment. Under the TKG, in general, a TKG license is required by any person that: (i) operates transmission facilities for the provision of telecommunications services to the public; or
(ii) offers Voice Telephony services to the public through telecommunications networks operated by such provider. The criteria for granting licenses are broadly outlined in the TKG and the new regulatory authority will be responsible for interpreting these guidelines and granting the TKG Licenses. See "Risk Factors--Substantial Government Regulation; and --Risks Associated With Imposition of VAT on Company's Services."

  Switzerland

     Until recently, the telecommunications industry in Switzerland was regulated by the Law on Telegraph and Telephone Traffic under which Swiss PTT maintained a monopoly of the Swiss telecommunications market. In June 1991, in response to the liberalization taking place in the EU, the Swiss Parliament adopted a new law on telecommunications. This regulation has partially liberalized the Swiss telecommunications market, limiting the ITO monopoly to Voice Telephony and the telecommunications infrastructures. As of July 1, 1995, the Federal Government amended the Telecommunications Services Federal Decree of March 25, 1992 in order to authorize private companies to provide voice telecommunications services to CUGs. As a result of this action by the government, telecommunications companies may provide telephone services over leased lines for a group of customers. No permit or notice is required in order to form a CUG or to offer telephone services for a CUG.

     Although Switzerland is not an EU member state, the EU directives mandating liberalization have nevertheless had an indirect effect on Swiss law, as the Swiss government has expressed its intention to maintain Swiss telecommunications regulations in line with EU directed liberalization. In response to the EU's adoption of the resolution supporting the liberalization of all Voice Telephony services by January 1, 1998, the Swiss federal government proposed that Parliament further open the Swiss telecommunications market for services and network infrastructures. On October 1, 1996, the Swiss federal government proposed a draft law (the "Draft Law") designed to increase competition in the telecommunications service area and to guarantee "universal" services for the entire Swiss population at reasonable prices. The Company's services in Switzerland will be subject to the Draft Law in the final form in which it is enacted into law.

     The Draft Law currently provides that any operator offering telecommunications services through self-controlled infrastructures will be required to obtain a license from the Swiss federal authorities. The government will be required to grant a license if the applicant possesses the technical abilities to offer the services and is able to offer sufficient guarantees that it will comply with Swiss law. All other service providers will be required only to notify the government of the services offered by them.

     Any operator that acquires a dominant position in the market will be required to guarantee the interconnection of its services and installations to other suppliers. If an agreement regarding interconnection cannot be reached between a dominant operator and a supplier, an independent federal commission will determine the conditions of such interconnection.

     In addition, the Draft Law introduces a licensing system for universal services. This includes the obligation to offer telephone services transmission data, service for urgent calls, a network of public telephones and access to the Swiss telephone directories. The Swiss federal government will be authorized to increase the services to be rendered by the holders of such universal service licenses. Telecom PTT, a department within Swiss PTT, will guarantee the universal service obligations without any compensation from the telecommunications industry for a transition period of five years. By the end of such transition period, the licenses for universal service obligations will be offered for tender on a region-by-region basis so that continuous coverage will be made available to the entire country. If provision of the universal service obligations cannot cover costs in particular areas, a subsidy will be offered in the form of investment contributions, which will be financed from a fund derived from license fees collected from holders of service licenses.

     The Draft Law creates an independent telecommunications commission that will principally be responsible for licensing and approving interconnection decisions. In response to the pressure from the EU liberalization directives, the Swiss Parliament may attempt to adopt the Draft Law during 1997 in order to make it effective by January 1, 1998.

     The Company is not currently required to obtain a license to provide call reorganization services in Switzerland. In the event that the Draft Law becomes effective on substantially the terms initially published, the Company would be required to notify the government of its provision of services or, depending upon the extent to which the Company expands its operations in Switzerland, obtain a license. See "Risk Factors-- Substantial Government Regulation."

  Austria

     The Company's services in Austria are subject to the Austrian Telecommunications Act. In general, the Austrian Telecommunications Act requires a license for the construction and operation of any telecommunications equipment. A license may be refused on the basis of certain public policy rules. Currently, the Austrian ITO generally maintains a monopoly over the fixed public telecommunications network and Voice Telephony. The government is considering the Austrian Proposed Legislation incorporating the EU directives to liberalize the provision of Voice Telephony services and infrastructures by January 1998. The Austrian Proposed Legislation would, in effect, end this monopoly, and require dominant providers to grant interconnectivity on a nondiscriminatory basis. Under the proposed law, in general, telecommunications services would be subject only to a notification requirement, but a license would be required for the provision of Voice Telephony services. Under the new law, in order to provide the public switched services that the Company intends to provide in Austria, the Company would be required to obtain an Austrian Telecommunications License. It is currently contemplated that a new regulatory agency would be established which would grant licenses containing fixed durations but subject to renewal for so long as the licensee complies with applicable laws and regulations. See "Risk Factors--Substantial Government Regulation; and --Risks Associated With Imposition of VAT on Company's Services."

  Japan

     Prior to the liberalization of the Japanese telecommunications market in 1985, domestic and international calls were monopolized by Nippon Telegraph and Telephone Public Corporation ("NTT") and KDD, respectively. The Company's services are subject to the Japanese Law that became effective on April 1, 1985. Under the Law, both domestic and international telecommunications services may be provided by "Type I" and "Type II" carriers. As of March 31, 1996, there were 126 Type I carriers, 50 Special Type II carriers and approximately 3,000 General Type II carriers. As part of the 1985 reform, NTT was privatized and renamed Nippon Telegraph and Telephone Corporation.

     Type I carriers provide telecommunications services through their own telecommunication circuit facilities. In order to conduct Type I telecommunications business, the carrier must be licensed by the Japanese Ministry. Under the Japanese Law, the Japanese Ministry must approve an application for a Type I license if certain conditions prescribed by the Japanese Law are met. These conditions are broadly written, however, and in practice, the Japanese Ministry enjoys a considerable degree of discretion in determining whether to grant a Type I license. The terms and conditions (including the tariff) for the provision of telecommunications services by a Type I carrier must be approved by the Japanese Ministry. Foreign ownership in a Type I carrier is limited to less than one-third of the outstanding shares.

     Type II carriers provide telecommunications services using telecommunications facilities and services provided by Type I carriers. A Type II telecommunications business is defined in the Japanese Law as a telecommunications business other than a Type I telecommunications business. Type II telecommunications business is classified into Special Type II and General Type II. Special Type II telecommunications business is defined as (i) the provision of telecommunication services to an unspecified number of general subscribers through facilities that exceed the minimum capacity prescribed by Cabinet Order (currently an equivalent of two thousand 64K bps lines), and (ii) the provision of telecommunications services through facilities for telecommunication between a location within Japan and a location outside Japan. The latter definition of a Special Type II business is interpreted by the Japanese Ministry in such a way that only services provided through such facilities as leased circuits connecting a node situated in Japan and one situated outside Japan fall under this definition. In order to conduct Special Type II telecommunications services, a carrier must be registered with the Japanese Ministry. The conditions for registration as a Special Type II carrier are significantly less stringent than conditions for license as a Type I carrier. The terms and conditions for provision of telecommunications services by a Special Type II carrier must be filed with the Japanese Ministry but it is not necessary that such terms and conditions be approved by the Japanese Ministry.

     General Type II telecommunications business is defined as Type II telecommunications business other than Special Type II business. General Type II telecommunications business may be conducted by any person who files a notice with the Japanese Ministry with respect thereto. There is no requirement for a General Type II carrier to file with the Japanese Ministry the terms and conditions for provision of services nor must a General Type II carrier obtain the Japanese Ministry's approval. There is no restriction on foreign ownership of a Special or General Type II carrier.

     To use the facilities and services provided by a Type I carrier, a Special or General Type II carrier may enter into a "non-tariff based contract" with the Type I carrier. Non-tariff based contracts with Type I carriers are subject to the approval of the Japanese Ministry.

     The Company, through its Japanese subsidiary, has filed notice with the Japanese Ministry as a General Type II carrier and is in the process of seeking Special Type II registration. In addition, the Company is negotiating an arrangement with A.T. NET that would allow the Company to take advantage of A.T. NET's Special Type II registration. The Company's registration as Special Type II carrier will permit the Company to provide additional services in Japan. See "Risk Factors--Substantial Government Regulation" and "Business--Japan and Asahi Telecom."

  South Africa

     The telecommunications industry in South Africa is principally regulated by the SA Post Office Act and the recently enacted SA Telecommunications Act.
Section 78 of the SA Post Office Act confers a statutory monopoly on Telkom, a state-owned company, for the construction, maintenance or use of any telecommunications line. A "telecommunications line" is broadly defined in the Post Office Act as including "any apparatus, instrument, pole, mast, wire, pipe, pneumatic or other tube, thing or means which is or may be used for or in connection with the sending, conveying, transmitting or receiving of signs, signals, sounds, communications or other information." It is anticipated that the government will promulgate regulations by mid-1997 that will provide for the repeal of Section 78 of the SA Post Office Act pursuant to Section 106 of the SA Telecommunications Act. Accordingly, while the SA Telecommunications Act ultimately envisages the liberalization of telecommunications in South Africa, Telkom continues to exercise at least a temporary monopoly over fixed line telephony.

     The Company's services in South Africa are subject to such Acts. The stated principal objectives of the SA Telecommunications Act are ensuring fair competition within, and encouraging investment and innovation in, the South African telecommunications industry. Once Section 32 of the SA Telecommunications Act becomes effective, it will prohibit any person from providing a telecommunications service except under, and in accordance with, a telecommunications license issued to that person in accordance with the SA Telecommunications Act. A "telecommunications service" is defined as any service provided by a "telecommunication system." A "telecommunications system" is, in turn, defined as "any system or series of telecommunication facilities or radio, optical or other electromagnetic apparatus or any similar technical system used for the purpose of telecommunication." The Company believes that the SA Post Office Act and the SA Telecommunications Act allow the Company to provide its call reorigination services and that such laws do not require the Company to obtain a license for the provision of such services. The Company does, however, require a license for the connection, operation and maintenance of an automatic dialing device for the provision of call reorigination services, or any similar telecommunications apparatus. The Company believes that its agents in South Africa that supply such equipment have obtained the required licenses.

     Under Section 34 of the SA Telecommunications Act, a telecommunications service provider will only be able to apply for a license to provide a telecommunications service if invited to do so by the Minister of Posts, Telecommunications and Broadcasting (the "South African Minister") via notice in the Government Gazette. Under the SA Telecommunications Act, Telkom is currently the only entity which has been granted a license to provide, among other things, public switched telecommunication services, local access telecommunication services and public pay telephone services. The initial term of Telkom's license is 25 years. Although no date has been specified for the abolition of Telkom's monopoly over fixed-line telephony, the White Paper on Telecommunications Policy published by the South African Minister in the Government Gazette dated March 13, 1996, anticipates that Telkom's current monopoly will be phased out over a period of six years.

     The SA Telecommunications Act establishes a new telecommunications regulatory authority to be called the South African Telecommunications Regulatory Authority ("SATRA"). SATRA's functions will include the granting of telecommunication licenses, albeit that applications for such licenses may not be sought until such time as the South African Minister calls for such applications by way of invitation in the Government Gazette. SATRA will be governed by and represented by its council, the members of which will be appointed by the President on the advice of Parliament's standing committees on communications. Although the SA Telecommunications Act states that SATRA will be independent and impartial in the performance of its functions, it will be required to act in accordance with policy directions issued by the South African Minister. Such policy directions are required to be consistent with the objective of the SA Telecommunications Act of ensuring fair competition within the telecommunications industry. See "Risk Factors--Substantial Government Regulation."

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding the Company's directors and officers (ages as of December 31, 1996).

        NAME            AGE                            POSITION
--------------------    ----    ------------------------------------------------------
Stephen E. Myers         48     Chairman of the Board
James D. Pearson         42     President, Chief Executive Officer and Director
Francis J. Mount         54     Executive Vice President and Chief Operating Officer
John C. Brizendine       52     Executive Vice President
Jan Piazza               42     Vice President, Sales and Marketing
Paul K. Heun             36     Vice President, Network Services
R. Gordon Mills          63     Chief Financial Officer and Secretary
Michael C. Anderson      56     Director

     The business experience, principal occupations and employment, as well as the periods of service, of each of the directors and executive officers of the Company during at least the last five years are set forth below.

     Stephen E. Myers, the founder of the Company, has been Chairman of the Board of Directors of the Company since February 1993. Mr. Myers is a co-founder, and since 1976 has been Chairman and a principal shareholder of US Cable Corporation ("US Cable") and the US Cable Group, which consists of US Cable and several other divisions and affiliated companies ("US Cable Group"). At various times, US Cable has served up to approximately 235,000 cable subscribers in more than 150 communities throughout the United States.

     James D. Pearson, has been a Director of the Company since February 1993 and has been President and Chief Executive Officer of the Company since 1994. Since 1992, Mr. Pearson has been President and Chief Executive Officer of US Cable and the US Cable Group. From 1982 to 1991, Mr. Pearson served as the Chief Financial Officer for US Cable. Prior to joining US Cable, Mr. Pearson served as a Second Vice President for the Continental Illinois National Bank and Trust in Chicago as a lender to the media, communications, and sports industries.

     Francis J. Mount, was appointed Vice President and Chief Operating Officer of the Company in January 1996 and was subsequently promoted to Executive Vice President and Chief Operating Officer in June 1996. From 1990 to January 1996, Mr. Mount was employed by MCI, most recently as Director, Global Technical Services, responsible for supporting international development, alliance management and all technical operations and services outside of the United States. This included the construction and maintenance of large networks such as Hyperstream, Concert and private networks for large accounts such as J.P. Morgan, Proctor and Gamble and IBM. From March 1967 to December 1989, Mr. Mount was employed at AT&T in various positions, including Chief Executive Officer pro tem, Chief Technical Officer in a Cable & Wireless joint venture in Jamaica and District Manager, International Business Development.

     John C. Brizendine, is a co-founder of the Company and has been Executive Vice President of the Company since February 1993. Mr. Brizendine has been instrumental in the development and market introduction of the TelePassport service line, the formation of the Company's wholesale business and the establishment of the Company's strategic relationships in Japan. From 1969 to 1992, Mr. Brizendine held several executive and management positions at IBM. In such capacities, Mr. Brizendine was responsible for marketing IBM database and data communications software systems and the market introduction of image management systems in the United States. Mr. Brizendine was also responsible for the adaptation and introduction strategy for IBM telecommunications and database software in Italy and Japan.

     Jan Piazza, has been Vice President, Sales and Marketing, of the Company since September 1995, in which capacity she is responsible for wholesale and retail sales, major account management and corporate communications. From 1987 to August 1995, Ms. Piazza served in various positions at a predecessor of WorldCom, most recently as Vice President of Product Development and Carrier Sales. From 1983 to 1987,

Ms. Piazza was Director of Sales Administration and Customer Service for Argo Communications, a then start-up satellite provider, which introduced the first gateway switch to France. From 1980 to 1983, Ms. Piazza was Manager of Subscriber Services at Manhattan Cable Television in New York City.

     Paul K. Heun, has been Vice President, Network Services, of the Company since April 1996 and is responsible for the day to day operation of the TelePassport Network worldwide. From January 1995 to April 1996, Mr. Heun was employed by AT&T where he was involved in the formation of an AT&T local access company. Beginning in April 1989, Mr. Heun was employed within the international division of MCI where he held several positions in which his responsibilities ranged from assignments in data services and voice to servicing projects related to the Japanese community and running MCI's switch operations in New York City.

     R. Gordon Mills, has been Chief Financial Officer of the Company since June 1993. From 1991 to 1993, Mr. Mills was Vice President, Finance, of Total Office Today, Inc., a commercial stationery company servicing medium and large-sized companies. From 1981 to 1991, Mr. Mills served as Corporate Controller of the Haagen Dazs Company during its transition from an entrepreneurial business to a worldwide manufacturer and distributor of premium ice creams. Mr. Mills is a former member of the Board of Directors of The Commerce & Industry Association of New Jersey and currently serves as Board Chairman of a regional food service company.

     Michael C. Anderson, a founder of the Company, has been a Director of the Company since February, 1993. Mr. Anderson is also a co-founder of US Cable and has served as Executive Vice President of US Cable and the US Cable Group since 1976. Prior to co-founding US Cable, Mr. Anderson held key positions in marketing, sales and management for both domestic and international corporations, including Shell Oil Co. One of Mr. Anderson's primary responsibilities at US Cable has been corporate development, including numerous system acquisitions, consolidations and divestitures. Mr. Anderson's current activities include initiatives throughout Spain to develop strategic alliances and seek cable/telephony franchises to construct state-of-the-art, broadband fiber-based full-service networks.

     Following the Offering, the Company intends to establish a Board of
Directors of   persons. Upon the closing of the Offering, the Board will consist
of   members and have   vacancies. To fill the vacancies on the Board of
Directors, the Board of Directors of the Company intends to appoint, within 60 days of the Offering, three directors who are neither officers nor employees of the Company or its affiliates. All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Officers are elected annually by, and serve at the discretion of, the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Effective upon the Offering, the Board of Directors will have three standing committees: the Compensation Committee, the Audit Committee and the Executive Committee. Upon their appointment, the three directors who will fill the vacancies on the Board of Directors will serve on the Compensation Committee and the Audit Committee. The members of the Executive Committee will be Messrs. Myers (Chairman), Anderson and Pearson. The functions of the Compensation Committee are to review and approve salaries, benefits and bonuses for all executive officers of the Company, and to review and recommend to the Board of Directors matters relating to employee compensation and employee benefit plans. The Compensation Committee also administers the 1996 Stock Option Plan. See "Management--1996 Stock Option Plan." The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, review the scope of their annual audit and other services they are asked to perform, review the report on the Company's financial statements following the audit, review the accounting and financial policies of the Company, review management's procedures and policies with respect to the Company's internal accounting controls and review related party transactions. The functions of the Executive Committee are to address significant corporate, operating and management matters between meetings of the full Board of Directors.

DIRECTOR COMPENSATION

     Currently, the Company's directors do not receive cash compensation for service on the Board of Directors or committees thereof, although directors are reimbursed for certain out-of-pocket expenses in connection with attendance at Board of Directors and committee meetings. Following completion of the Offering, non-employee Directors will each receive options for 5,000 shares of Class B Common Stock and will be compensated at the rate of $12,000 per year, payable quarterly. The Company has adopted the 1996 Stock Option Plan under which the Company may, from time to time and in the discretion of the Board of Directors (or committee), grant options to directors in a manner complying with the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

EXECUTIVE COMPENSATION

     Summary Compensation Table. The table below summarizes the compensation earned by the Company's Chief Executive Officer and the Company's four (other) most highly compensated executive officers, whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers"), for services rendered during the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION
                                                     ------------------------------------------------
                                                                          OTHER ANNUAL    ALL OTHER
                                                      SALARY     BONUS    COMPENSATION   COMPENSATION
        NAME AND PRINCIPAL POSITION           YEAR     ($)        ($)         ($)            ($)
--------------------------------------------  -----  --------   --------  ------------   ------------
James D. Pearson, President and Chief
  Executive Officer(1)......................  1996         --      --              --             --
Francis J. Mount
  Chief Operating Officer...................  1996   $150,000   $37,000            --     $30,000(2)
John C. Brizendine,
  Executive Vice President..................  1996   $138,000   $25,000            --             --
Jan Piazza,
  Vice President, Sales and Marketing.......  1996   $100,000   $30,000    $52,000(3)             --
Paul K. Heun,
  Vice President, Network Services..........  1996   $110,000   $20,000            --     $20,000(4)

---------------

(1) Mr. Pearson received no compensation from the Company during 1996. See "Related Party Transactions." See "--Employment Agreements" for Mr. Pearson's compensation arrangement with the Company following the completion of the Offering.

(2) This amount represents an incentive payment paid to Mr. Mount upon his appointment as Chief Operating Officer of the Company.

(3) This amount represents commissions earned by Ms. Piazza in 1996.

(4) This amount represents an incentive payment paid to Mr. Heun upon his appointment as Vice President, Network Services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors did not have a Compensation Committee prior to the date of this Prospectus. Accordingly, the entire Board of Directors made all determinations concerning compensation of executive officers. The members of the Compensation Committee effective upon the Offering will consist of three directors who are neither officers nor employees of the Company or its affiliates. There are no Compensation Committee (or Board of Directors) interlock relationships with respect to the Company.

EMPLOYMENT AGREEMENTS

     Effective upon the closing of the Offering, the Company will enter into a two-year employment agreement with James D. Pearson as President and Chief Executive Officer. The agreement will provide for a per annum base salary of $175,000, plus a minimum annual bonus of $100,000. In addition, Mr. Pearson will be entitled to the grant of options to purchase shares of Class B Common Stock commencing on the first anniversary of this Prospectus. The options shall vest quarterly over four years. The agreement will be terminable only for "Cause" (as defined in the agreement). In the event of a "Change of Control" (as defined in the agreement), Mr. Pearson will be entitled to receive a payment in the amount of 24 months base salary. Under the agreement, Mr. Pearson shall continue to devote to the Company's affairs that portion of his business time and attention as he or the Company's Board of Directors may deem necessary to fulfill his obligations to the Company. See "Risk Factors--Chief Executive Officer Not Full Time."

     Effective upon the closing of the Offering, the Company will also be subject to employment agreements with Francis J. Mount as Executive Vice President and Chief Operating Officer, Paul K. Heun as Vice President, Network Services and Jan Piazza as Vice President, Sales and Marketing. The agreements will be terminable by either party in accordance with the terms thereof, and provide for base salaries of $150,000, $110,000 and $100,000, respectively, plus annual bonuses generally based on performance. The agreement will provide that the employees shall not, for a period of two years after termination of their respective agreements, compete with or solicit any employee or agent of the Company or any of the Company's affiliates.

1996 STOCK OPTION PLAN

     In                1996, the Board of Directors adopted the 1996 Stock
Option Plan and, prior to the Offering, it is anticipated that the Company's stockholders will approve the 1996 Stock Option Plan. The primary purpose of the 1996 Stock Option Plan is to provide a means through which the Company may attract and retain competent persons to become directors and consultants of the Company and through which the Company may attract and retain able persons to enter and remain in the employ of the Company. Eligible persons include selected key employees, officers, directors and consultants of the Company.

     The 1996 Stock Option Plan is administered by a committee, as defined in the 1996 Stock Option Plan (the "Committee"), appointed by the Board of Directors. Awards may be granted by the Committee to eligible persons in the form of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, stock awards and other stockbased compensation ("Incentive Awards").

     The aggregate number of shares of Class B Common Stock that may be issued pursuant to Incentive Awards under the 1996 Stock Option Plan may not exceed
            ; provided, however, that stock appreciation rights that are exercisable as an alternative to an option and shares of Class B Common Stock returned to the Company as a result of forfeitures will not be subject to the foregoing limitation. The maximum number of shares which may be the subject of options and stock appreciation rights granted in any calendar year to an
eligible individual shall not exceed             shares.

     The 1996 Stock Option Plan permits the Committee to grant Incentive Awards which would constitute "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code. The maximum dollar amount of Incentive Awards constituting performance-based compensation that may be granted to an
eligible individual during any calendar year shall not exceed           .

     In case of a Change of Control Event (as defined in the 1996 Stock Option
Plan), (i) all restrictions on restricted stock awarded under the 1996 Stock Option Plan will expire, and (ii) all stock options outstanding under the 1996 Stock Option Plan will become immediately vested and exercisable for a period of 60 days following the disclosure of the Change of Control Event.

     Prior to the date of this Prospectus, Incentive Awards to purchase an
aggregate of             shares of Class B Common Stock will be issued and
outstanding pursuant to the 1996 Stock Option Plan.

     It is anticipated that the Company will file a registration statement under the Securities Act to register the shares of Class B Common Stock to be issued under the 1996 Stock Option Plan.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this Prospectus and as adjusted to reflect the sale of the Class B Common Stock being offered hereby, certain information with respect to the beneficial ownership of the Company's voting securities by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of any class of the Company's Common Stock, (ii) each director, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group:

                                                              SHARES                                     PERCENTAGE OF VOTING
                                                           BENEFICIALLY      PERCENTAGE OF CLASS               POWER(2)
                                                             OWNED(1)     --------------------------  --------------------------
                                                           ------------   PRIOR TO                    PRIOR TO
               NAME                    TITLE OF CLASS         NUMBER      OFFERING   AFTER OFFERING   OFFERING   AFTER OFFERING
----------------------------------  ---------------------  ------------   --------   ---------------  --------   ---------------
Stephen E. Myers (3)..............  Class A Common Stock       1,700          85%                85%      85%                  %
                                    Class B Common Stock          --          --                  --      --                  --
Michael C. Anderson (4)...........  Class A Common Stock         200          10                  10      10                  --
                                    Class B Common Stock          --          --                  --      --                  --
James D. Pearson (5)..............  Class A Common Stock         160           8                   8       8
                                    Class B Common Stock          --          --                  --      --                  --
Francis J. Mount (6)..............  Class A Common Stock          --          --                  --      --                  --
                                    Class B Common Stock          --          --                  --      --                  --
John C. Brizendine (7)............  Class A Common Stock          --          --                  --      --                  --
                                    Class B Common Stock          --          --                  --      --                  --
Jan Piazza (8)....................  Class A Common Stock          --          --                  --      --                  --
                                    Class B Common Stock          --          --                  --      --                  --
Paul K. Heun (9)..................  Class A Common Stock          --          --                  --      --                  --
                                    Class B Common Stock          --          --                  --      --                  --
Directors and executive             Class A Common Stock       2,000         100%               100%     100%
  officers........................
as a group (7 persons total) (10)   Class B Common Stock          --          --                  --      --                  --

---------------

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(2) Determined with respect to matters submitted to all stockholders for a vote, assuming in such case the Class A Common Stock and the Class B Common Stock vote together as a single class. Each share of Class A Common Stock is entitled to ten votes and each share of Class B Common Stock is entitled to one vote. See "Description of Capital Stock."

(3) The address for Mr. Myers is 249 Royal Palm Way, Suite 301, Office D, Palm
    Beach, Florida 33480. Includes           shares of Class A Common Stock
    representing Mr. Myers' portion of shares underlying the Pearson Options (as hereafter defined). See "Related Party Transactions."

(4) The address for Mr. Anderson is 249 Royal Palm Way, Suite 301, Office D,
    Palm Beach, Florida 33480. Includes           shares of Class A Common Stock
    representing Mr. Anderson's portion of shares underlying the Pearson Options (as hereafter defined). See "Related Party Transactions."

(5) The address for Mr. Pearson is 28 West Grand Avenue, Montvale, New Jersey
    07645. Does not include           shares of Class B Common Stock issuable
    upon exercise of a like number of options granted to Mr. Pearson pursuant to
    the 1996 Stock Option Plan. Includes           shares of Class A Common
    Stock issuable upon exercise of the Pearson Options (as hereafter defined). See "Related Party Transactions."

(6) The address for Mr. Mount is 1212 Avenue of the Americas, New York, NY
    10036. Does not include           shares of Class B Common Stock issuable
    upon exercise of a like number of options granted to Mr. Mount pursuant to the 1996 Stock Option Plan. See "Management."

 (7) The address for Mr. Brizendine is 1212 Avenue of the Americas, New York, NY
     10036. Does not include           shares of Class B Common Stock issuable
     upon exercise of a like number of options granted to Mr. Brizendine pursuant to the 1996 Stock Option Plan. See "Management."

 (8) The address for Ms. Piazza is 1212 Avenue of the Americas, New York, NY
     10036. Does not include           shares of Class B Common Stock issuable
     upon exercise of a like number of options to be granted to Ms. Piazza pursuant to the 1996 Stock Option Plan concurrently with the Offering. See "Management."

 (9) The address for Mr. Heun is 1212 Avenue of the Americas, New York, NY
     10036. Does not include           shares of Class B Common Stock issuable
     upon exercise of a like number of options to be granted to Mr. Heun pursuant to the 1996 Stock Option Plan concurrently with the Offering. See "Management."

(10) Does not include           shares of Class B Common Stock issuable upon
     exercise of a like number of options under the 1996 Stock Option Plan.

                           RELATED PARTY TRANSACTIONS

     On December 27, 1994, the net assets of US FiberCom Network, Inc., an inactive affiliate under common control, were contributed to the Company, with the net assets recorded at their historical carrying value by the Company. The net assets, primarily consisting of property and equipment and amounts due from the Company, had a net historical carrying value of $1.0 million, resulting in an increase to additional paid-in capital of this amount. Prior to the contribution, the Company utilized certain of the fixed assets of US FiberCom Network, Inc. and was charged certain expenses amounting to $0.01 million.

     For the year ended December 31, 1996, US Cable advanced an aggregate of $0.16 million for certain expenses on behalf of the Company.

     Since the Company's inception, James D. Pearson, the Company's President and Chief Executive Officer, has provided services to the Company while employed by US Cable. To date, the Company has paid no compensation to Mr. Pearson.

     In March 1995, the Company entered into an agreement with TelePassport Japan to provide international telecommunications services and to lease switching equipment. For the year ended December 31, 1995, the Company's consolidated revenues included approximately $0.4 million for such services provided. See "Business--Japan and Asahi Telecom."

     Prior to the date of this Prospectus, Messrs. Myers and Anderson granted to
Mr. Pearson an option to purchase an aggregate of           shares of Class A
Common Stock (representing 2% of the outstanding shares of Common Stock owned by Messrs. Myers and Anderson prior to the Offering) at an exercise price of
$          per share (the "Pearson 2% Option") and an option to purchase an
aggregate of           shares of Class A Common Stock (representing 1% of the
outstanding shares of Common Stock owned by Messrs. Myers and Anderson prior to
the Offering) at an exercise price of $          per share (the "Pearson 1%
Option") (collectively with the Pearson 2% Option, the "Pearson Options"). Pursuant to the terms of the Pearson Options, if Mr. Pearson's employment with the Company is terminated prior to the second anniversary of the date of this Prospectus, Messrs. Myers and Anderson have the option to repurchase all or a portion of the shares of Class A Common Stock underlying the Pearson 2% Option, at a price per share equal to the per share consideration paid by Mr. Pearson to exercise the Pearson 2% Option, plus 10%. If Mr. Pearson's employment with the Company is terminated prior to the third anniversary of the date of this Prospectus, Messrs. Myers and Anderson have the option to repurchase all or a portion of the shares of Class A Common Stock underlying the Pearson 1% Option, at a price per share equal to the per share consideration paid by Mr. Pearson to exercise the Pearson 1% Option, plus 10%. See "Principal Stockholders."

     For information concerning the TelePassport Companies, see "Business--The Reorganization." For information concerning employment and consulting agreements with, and compensation of, the Company's executive officers and directors, see "Management--Employment Agreements" and "Management--1996 Stock Option Plan."

     The Company believes that the terms of each of the foregoing transactions and those that will exist after the consummation of the Offering are no less favorable to the Company than could have been obtained from non-affiliated third parties, although no independent appraisals were obtained.

                          DESCRIPTION OF CAPITAL STOCK

     Upon consummation of the Offering, the authorized capital stock of the
Company will consist of           shares of Class A Common Stock,
shares of Class B Common Stock and           shares of Preferred Stock, of which
          shares of Class A Common Stock will be issued and outstanding, shares of Class B Common Stock will be issued and outstanding, and no shares of Preferred Stock will be issued or outstanding.

     The following description of certain provisions of the Company's Amended Certificate of Incorporation and By-laws is a summary only and is qualified in its entirety by the provisions of such documents, copies of all of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     The Class B Common Stock and the Class A Common Stock are substantially identical, except for disparity in voting power and convertibility. The Class B Common Stock is entitled to one vote per share and is not convertible into Class A Common Stock. The Class A Common Stock is entitled to ten votes per share and is convertible at any time on a share-for-share basis into Class B Common Stock. Except as otherwise required by law, under the Company's Amended Certificate of Incorporation, shares of Class A Common Stock and Class B Common Stock will vote together on all matters submitted to vote of stockholders, including the election of directors. Upon completion of the Offering, the Company's current stockholders collectively will own 100% of the outstanding Class A Common Stock,
which will represent      % of the combined voting power of the Company.
Accordingly, the holders of the Class A Common Stock will have the right to elect a majority of the Company's Board of Directors. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in the assets of the Company available upon liquidation, dissolution or winding up. The holders of shares of Common Stock do not have cumulative voting rights for the election of directors. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     The Amended Certificate of Incorporation authorizes the issuance of shares of Preferred Stock, $.01 par value per share, in one or more series, with each series to have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Class B Common Stock. In addition, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company does not have any current intentions to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the Delaware General Corporation Law and of the Amended Certificate of Incorporation and By-Laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

     Delaware Anti-Takeover Law. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder unless (i) prior to the time the person became an interested stockholder, either the business combination or the transaction which resulted in the person becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such time the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who owns 15% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, as well as the affiliates and associates of such person. The restrictions of Section 203 do not apply if, among other things, a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Amended Certificate of Incorporation and By-laws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware General Corporation Law.

     Class A Voting Rights. Shares of Class A Common Stock are entitled to ten votes per share, as compared to one vote per share for the Class B Common Stock. Upon completion of the Offering, the Company's current stockholders collectively will own 100% of the outstanding Class A Common Stock, which will
represent     % of the combined voting power of the Company. Accordingly, the holders of the Class A Common Stock will have the right to elect a majority of the Company's Board of Directors. This may have the result of discouraging a change in control of the Company, even if a Class B stockholder considered to be in such stockholder's best interest.

     Preferred Stock. The Company is authorized to issue           shares of
undesignated Preferred Stock. Under certain circumstances, the issuance of Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

DIRECTOR LIABILITY AND INDEMNIFICATION

     Pursuant to the Company's Amended Certificate of Incorporation and By-laws, officers and directors of the Company shall be indemnified by the Company to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers or directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the Company, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act. The Company and the Underwriters have agreed to indemnify each other (including officers and directors) against certain liabilities, including liabilities under the Securities Act. See "Underwriting." Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have           shares of
Class A Common Stock outstanding and           shares of Class B Common Stock
outstanding (          shares if the over-allotment option is exercised in
full). Of the shares of Common Stock to be issued and outstanding after the Offering, all of the shares of Class B Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act ("Rule 144"). The outstanding shares of Class A Common Stock are "restricted securities," as that term is defined under Rule 144, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be "affiliates" of the Company, who has beneficially owned his or her shares for at least two years since the later of the date of the acquisition of the securities from the Company or from an affiliate is entitled to sell within any three-month period that number of restricted securities that does not exceed the greater of one percent of the then outstanding shares of securities of the same class or the average weekly trading volume of such securities during the four calendar weeks immediately preceding such sale, or the filing of notice of proposed sale, if required, subject to the availability of adequate current public information about the Company. After three years have elapsed since the later of the date the securities were acquired from the Company or from an affiliate of the Company, such shares may be sold without limitation by persons who are not affiliates of the Company at the time of sale and have not been affiliates of the Company for at least three months under Rule 144(k). The Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k).

     The Company, its officers, directors and all existing holders of Common Stock have agreed that, for a period of 180 days after the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, except, in the case of the Company, issuances pursuant to the 1996 Stock Option Plan.

     Rule 701 under the Securities Act provides that, beginning 90 days after the date of this Prospectus, shares of Class B Common Stock acquired on the exercise of outstanding options prior to the date of this Prospectus may be resold by persons other than affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates subject to all provisions of Rule 144 except its two-year minimum holding period. The Company intends to file one or more registration statements under the Securities Act to register the shares of Class B Common Stock issued and reserved for issuance in compensatory arrangements and under the 1996 Stock Option Plan. Registration would permit the resale of such shares by non-affiliates and affiliates, subject to the lock-up described above, in the public market without restriction under the Securities Act.

     Prior to the Offering, there has been no public trading market for the shares of Class B Common Stock and there can be no assurance that a regular trading market will develop after the Offering, or that if developed it will be sustained. In addition, no prediction can be made as to the effect, if any, that market sales of shares of Class B Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of shares of Class A or Class B Common Stock may be sold in the public market may adversely affect prevailing market prices for the shares of Class B Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                   CERTAIN UNITED STATES TAX CONSEQUENCES TO
                   NON-UNITED STATES HOLDERS OF COMMON STOCK

     The following is a summary of the principal United States federal income and estate tax consequences of the ownership and sale or other disposition of Class B Common Stock by a person (a "non-U.S. holder") which, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, as such terms are defined in the Internal Revenue Code of 1986 (the "Code"). This summary does not address all aspects of United States federal income and estate taxes which may be relevant to non-U.S. holders which may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax exempt organizations, financial institutions or broker-dealers). Furthermore, this summary does not discuss any aspect of foreign, state or local taxation. This summary is based on current provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change.

     Dividends. Dividends paid to a non-U.S. holder of Class B Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends (i) are effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States and the non-U.S. holder provides the payer with proper documentation or (ii) if a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder. In order to claim the benefit of an applicable tax treaty rate, a non-U.S. holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty.

     Dividends which are effectively connected with such a United States trade or business or, if a tax treaty applies, are attributable to such a United States permanent establishment, are generally subject to tax on a net income basis (that is, after allowance for applicable deductions) at rates applicable to United States citizens, resident aliens and domestic United States corporations and are not generally subject to withholding. Any such effectively connected dividends received by a non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payer has knowledge to the contrary), and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently proposed United States Treasury regulations (the "Proposed Regulations"), not currently in effect, however, a non-U.S. holder of Class B Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or what the provisions will include if and when adopted in temporary or final form. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

     A non-U.S. holder of Class B Common Stock that is eligible for a reduced rate of United States tax withholding pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

     Disposition of Class B Common Stock. A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on the sale or other disposition of Class B Common Stock unless (i)(a) the gain is effectively connected with the conduct of a trade or business of a non-U.S. holder in the United States or (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment of the non-U.S. holder,
(ii) in the case of an individual non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are satisfied, or (iii)(a) if the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five-year period ending on the date of the disposition, or, if shorter, the period during which the non-U.S. holder held the Class B Common Stock (the "applicable period"), and (b) assuming that the Class B Common Stock continues to be "regularly traded on an established securities market" for tax purposes, the non-U.S. holder owns, actually or constructively, at any time during the applicable period more than 5% of the outstanding Class B Common Stock. The Company believes it is not currently a U.S. real property holding corporation and does not anticipate becoming such a corporation.

     If an individual non-U.S. holder falls under the clause (i) above, such individual generally will be taxed on the net gain derived from a sale under regular graduated United States federal income tax rates. If an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Class B Common Stock are urged to consult their tax advisors as to the tax consequences of such sale.

     If a non-U.S. holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Federal Estate Taxes. Class B Common Stock held by a holder who is neither a United States citizen nor a United States resident (as specifically defined for United States federal estate tax purposes) at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     United States Information Reporting Requirements and Backup Withholding Tax. The Company must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

     United States backup withholding (which generally is imposed at a 31% rate) generally will not apply to (i) the payment of dividends paid on Class B Common Stock to a non-U.S. holder at an address outside the United States or (ii) the payment of the proceeds of a sale of Class B Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Class B Common Stock through a foreign office of a broker that is a United States person or a "U.S. related person," however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities which are effectively connected with the conduct of a Untied States trade or business. The payment of the proceeds of a sale of shares of Class B Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding at a rate of 31% unless the holder certifies, among other things, its non-United States status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     The Proposed Regulations would provide alternative methods for satisfying the certification requirements described above.

     THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS B COMMON STOCK BY NON-UNITED STATES HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS B COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated             , 1997, between the Company and the U.S.
Underwriters (the "U.S. Underwriting Agreement"), the underwriters named below (the "U.S. Underwriters"), for whom Credit Suisse First Boston Corporation and Smith Barney Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of U.S. Shares:

                                                                            NUMBER OF
                                   UNDERWRITER                             U.S. SHARES
        -----------------------------------------------------------------  -----------
        Credit Suisse First Boston Corporation...........................
        Smith Barney Inc. ...............................................
                                                                             -------
                  Total..................................................
                                                                             =======

     The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all the U.S. Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

     The Company has entered into a Subscription Agreement (the "Subscription Agreement") with the Managers of the International Offering (the "Managers") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

     The Company has granted to the U.S. Underwriters and the Managers an option, exercisable by Credit Suisse First Boston Corporation, on behalf of the U.S. Underwriters and the Managers, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to additional shares of Class B Common Stock from the Company at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Class B Common Stock offered hereby. To the extent that this option to purchase is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table and as the number set forth next to such Manager's name in the corresponding table in the Prospectus relating to the International Offering bears to the total number of shares of Class B Common Stock in such tables.

     The Company has reserved for purchase from the Underwriters up to shares of Class B Common Stock which may be purchased by employees and friends of the Company through a directed share program. Such sales will be at the initial public offering price. The number of shares of Class B Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares.

     The Company has been advised by the Representatives that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada to the public initially at the offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price
less a concession of $          per share, and that the U.S. Underwriters and
such dealers may allow a discount of $          per share on sales to certain
other dealers. After the Offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The public offering price, the aggregate underwriting discounts and commissions per share and per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and the Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the public offering price, concession and discount to dealers will be made only upon the mutual agreement of Credit Suisse First Boston Corporation, on behalf of the U.S. Underwriters, and Credit Suisse First Boston Limited ("CSFBL"), on behalf of the Managers.

     Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class B Common Stock or distribute any prospectus relating to the Class B Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class B Common Stock or distribute any prospectus relating to Class B Common Stock in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or
(ii) a corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

     Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Class B Common Stock as may be mutually agreed upon. The price of any shares so sold shall be the public offering price, less such amount as may be mutually agreed upon by Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters and CSFBL, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of shares of Class B Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of this Prospectus. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold shares of Class B Common Stock.

     This Prospectus may be used by underwriters and dealers in connection with sales of International Shares to persons located in the United States, to the extent such sales are permitted by the contractual limitations on sales described above.

     The Company, its officers, directors and all existing holders of Common Stock have agreed that, for a period of 180 days after the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, except, in the case of the Company, issuances pursuant to the 1996 Stock Option Plan.

     The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the U.S. Underwriters and the Managers may be required to make in respect thereof.

     Application will be made to list the shares of Class B Common Stock on the
Nasdaq National Market under the symbol "       ."

     Prior to the Offering there has been no public market for the Class B Common Stock. The initial public offering price for the Class B Common Stock will be determined by negotiation among the Company and Credit Suisse First Boston Corporation as the representative of the U.S. Underwriters and CSFBL on behalf of the Managers and does not reflect the market price of the Class B Common Stock following the Offering. Among the principal factors to be considered in determining the initial public offering price will be market conditions for initial public offerings, the history of and prospects for the Company's business, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market of securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the price at which the Class B Common Stock will trade in the public market subsequent to the Offering or that an active trading market for the Class B Common Stock will develop and continue after the Offering.

     The Representatives have informed the Company that they do not expect discretionary sales by the U.S. Underwriters and the Managers to exceed 5% of the number of shares being offered in the Offering.

                          NOTICE TO CANADIAN RESIDENTS
RESALE RESTRICTIONS

     The distribution of the shares of Class B Common Stock in Canada is being made only on a private placement basis exempt from the requirements that a prospectus be prepared and filed with the securities regulatory authorities in each province where trades of the shares of Class B Common Stock are effected. Accordingly, any resale of the shares of Class B Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of Class B Common Stock purchased by them.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of shares of Class B Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such shares of Class B Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

     The securities offered hereby are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the United States federal securities laws.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of shares of Class B Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any shares purchased by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Common Stock Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of shares of Class B Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

     The validity of the shares of Class B Common Stock will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of TelePassport Inc. at December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, which, as to the year 1995, are based in part on the report of Deloitte Touche Tohmatsu, independent auditors. The financial statements and schedule referred to above are included in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of TelePassport Japan Co., Ltd. as of and for the period from March 6, 1995 (date of incorporation) to December 31, 1995 included in this Prospectus and Registration Statement have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report thereon appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 including all amendments thereto (the "Registration Statement") under the Securities Act with respect to the Class B Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Offering, reference is made to the Registration Statement, including the exhibits filed therewith.

     After consummation of the Offering, the Company will be subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will be required to file reports, proxy statements and other information with the Commission. The Registration Statement, as well as any such report, proxy statement and other information filed by the Company with the Commission, may be inspected and copies may be obtained from the Public Reference Section at the Commission's principal office, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http:/www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

     The Company intends to distribute to its stockholders annual reports containing audited financial statements certified by its independent auditors and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                               GLOSSARY OF TERMS

     Accounting or Settlement Rate--The per minute rate negotiated between carriers in different countries for termination of international long distance traffic in, and return traffic to, the carriers' respective countries.

     ATM (Asynchronous Transfer Mode)--A high capacity transmission method for voice, data and image communications.

     Call Reorigination--A form of dial up access that allows a user to access a telecommunications company's network by placing a telephone call and waiting for an automated callback. The callback then provides the user with dial tone which enables the user to place a call. Technical innovations have enabled telecommunications carriers to offer a "transparent" form of call reorigination without the usual "hang-up" and "callback" whereby the call is automatically and swiftly processed.

     COMS (Communication Order Maintenance System)--TelePassport's proprietary customer order entry system.

     Correspondent agreement--Agreement between international long distance carriers that provides for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated per minute rate and provides for a method by which revenues are distributed between the two carriers.

     CUG (Closed User Group)--A group of specified users, such as employees of a company, permitted by applicable regulations to access a private voice or data network.

     Dedicated access--A means of accessing a network through the use of a permanent point-to-point circuit typically leased from an ITO. The advantage of dedicated access is simplified premises-to-anywhere calling, faster call set-up times and potentially lower access costs (provided there is sufficient traffic over the circuit to generate economies of scale).

     Dedicated leased line--Any circuit (typically supplied by and leased from an ITO) designated to be at the exclusive disposal of a given subscriber.

     Dial up access--A form of service whereby access to a network is obtained by dialing an international toll-free number or a paid local access number.

     Direct access--A method of accessing a network through the use of private lines.

     Facilities-based carrier--A carrier which owns long distance interexchange and transmission facilities.

     Fiber optic--Otherwise known as optical fiber, this is a transmission medium consisting of high-grade glass fiber through which light beams are transmitted carrying a high volume of telecommunications traffic.

     International gateway--A switching facility that provides connectivity between international carriers and performs any necessary signaling conversions between countries.

     IPLC (International Private Line Circuits)--Point-to-point permanent connections which can carry voice and data. IPLCs are owned and maintained by ITOs or third party resellers.

     IRU (Indefeasible Rights of Use)--The rights to use a telecommunications system, usually an undersea cable, with most of the rights and duties of ownership, but without the right to control or manage the facility and, depending upon the particular agreement, without any right to salvage or duty to dispose of the cable at the end of its useful life.

     ISDN (Integrated Services Digital Network)--a hybrid digital network capable of providing transmission speeds of up to 128 kilobits per second for both voice and data.

     ISR (International Simple Resale)--The use of international leased lines for the resale of Voice Telephony to the public.

     ITO (Incumbent Telecommunications Operator)--The dominant carrier in each country, often government-owned or protected; commonly referred to as the Postal, Telephone and Telegraph Company, or PTT.

     LCR (Least Cost Routing)--Routing of calls in the least expensive manner.

     Local connectivity--Physical circuits connecting the switching facilities of a telecommunications services provider to the interexchange and transmission facilities of an ITO.

     Local exchange--A geographic area determined by the appropriate regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

     PBX (Public Branch Exchange)--Switching equipment that allows connection of private extension telephones to the PSTN or to a private line.

     PSTN (Public Switched Telephone Network)--An abbreviation used by the ITO, PSTN refers to a telephone network which is accessible by the public at large through private lines, wireless systems and pay phones.

     Private line--A dedicated telecommunications connection between end user locations.

     Resale--Resale by a provider of telecommunications services of services sold to it by other providers or carriers on a wholesale basis.

     SS7 (Signaling System 7)--An international standardized signaling system for use in digital networks.

     Switched access--A method of accessing a network through the PSTN.

     Switched minutes--The number of minutes of telephone traffic carried on a network using switched access.

     Switching facility--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

     VPN (Virtual Private Network)--Carrier-provided services that provide capabilities similar to those of private lines, such as conditioning, error testing and higher speed, full-duplex, four wire transmission with a line quality adequate for data.

     Voice Telephony--A term used by the EU, defined as the commercial provision for the public of the direct transport and switching of speech in real-time between public switched network termination points, enabling any user to use equipment connected to such a network termination point in order to communicate with another termination point.

     X.25--A form of packet switching (a system whereby messages are broken down into smaller units called packets which are then individually addressed and routed through the network). The Company uses X.25 packet switching as a means of originating callback requests.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
TELEPASSPORT INC. AND SUBSIDIARIES:
  Report of Independent Auditors......................................................   F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996
     (Unaudited)......................................................................   F-3
  Consolidated Statements of Operations for the Period from February 12, 1993
     (Inception) to December 31, 1993 (Unaudited), for the Years Ended December 31,
     1994 and 1995 and for the Nine Months Ended September 30, 1995 and 1996
     (Unaudited)......................................................................   F-4
  Consolidated Statements of Stockholders' Deficit for the Period from February 12,
     1993 (Inception) to December 31, 1993 (Unaudited), for the Years Ended December
     31, 1994 and 1995 and for the Nine Months Ended September 30, 1995 and 1996
     (Unaudited)......................................................................   F-5
  Consolidated Statements of Cash Flows for the Period from February 12, 1993
     (Inception) to December 31, 1993 (Unaudited), for the Years Ended December 31,
     1994 and 1995 and for the Nine Months Ended September 30, 1995 and 1996
     (Unaudited)......................................................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
TELEPASSPORT JAPAN CO., LTD.:
  Independent Auditors' Report........................................................  F-13
  Balance Sheet as of December 31, 1995...............................................  F-14
  Statement of Operations for the Period from March 6, 1995 (Date of Incorporation) to
     December 31, 1995................................................................  F-15
  Statement of Stockholders' Capital Deficiency for the Period from March 6, 1995
     (Date of Incorporation) to December 31, 1995.....................................  F-16
  Statement of Cash Flows for the Period from March 6, 1995 (Date of Incorporation) to
     December 31, 1995................................................................  F-17
  Notes to Financial Statements.......................................................  F-18

TELEPASSPORT JAPAN CO., LTD. (UNAUDITED):
  Balance Sheet as of September 30, 1996..............................................  F-22
  Statements of Operations and Deficit for the Period from March 6, 1995 (Date of
     Incorporation) to September 30, 1995 and for the Nine-Month Period Ended
     September 30, 1996...............................................................  F-24
  Statements of Cash Flows for the Period from March 6, 1995 (Date of Incorporation)
     to September 30, 1995 and for the Nine-Month Period Ended September 30, 1996.....  F-25
  Notes to Financial Statements.......................................................  F-26

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
TelePassport Inc.

     We have audited the accompanying consolidated balance sheets of TelePassport Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of TelePassport Japan Co., Ltd., an unconsolidated 51% owned subsidiary (see Note 1), which statements reflect equity in net losses constituting 50% in 1995 of the consolidated net loss. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for TelePassport Japan Co., Ltd., is based solely on the report of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TelePassport Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Hackensack, New Jersey
              , 1997

The foregoing report is in the form that will be signed upon the completion of the reorganization described in Note 1 to the financial statements.

                                                         ERNST & YOUNG LLP

Hackensack, New Jersey
January 31, 1997

                       TELEPASSPORT INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                            DECEMBER 31,
                                                        ---------------------         SEPTEMBER 30,
                                                         1994          1995               1996
                                                        -------       -------         -------------
                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash................................................  $   318       $   420            $      159
  Accounts receivable:
     Customers, less allowance of $500, $683 and
       $625...........................................    1,496         3,852                 4,871
     Foreign joint venture............................                    304                 1,566
  Prepaid expenses and other current assets...........       95            75                   351
                                                         ------       -------               -------
     Total current assets.............................    1,909         4,651                 6,947

Property and equipment, net (Note 3)..................      644         1,974                 3,084
Deferred costs, net of accumulated amortization of $1,
  $20 and $42.........................................       13           133                   369
Goodwill, net of accumulated amortization of $5 and
  $11.................................................                    122                   116
Deposits..............................................       47           123                   138
                                                         ------       -------               -------
          Total assets................................  $ 2,613       $ 7,003            $   10,654
                                                         ======       =======               =======

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable....................................  $ 2,606       $ 4,797            $    8,140
  Accrued liabilities.................................    1,243         1,845                 2,200
  Reseller deposits...................................      269           263                   325
  Capital lease obligations...........................       24             3
  Due to affiliates...................................       64           327                   972
                                                         ------       -------               -------
          Total current liabilities...................    4,206         7,235                11,637

Loan from affiliates (Note 7).........................                  1,258

Commitments and contingencies (Note 5)

Equity in accumulated net loss of foreign joint
  venture, net of investment and long-term advances...                    348                 1,382

Stockholders' deficit:
  Preferred stock, $.01 par value, none issued
  Common stock, $.01 par value, authorized 3,000
     shares; issued and outstanding, 2,000 shares
  Additional paid-in capital..........................    4,325         5,484                 9,767
  Accumulated deficit.................................   (5,918)       (7,319)              (12,133)
  Foreign currency translation adjustment.............                     (3)                    1
                                                         ------       -------               -------
     Total stockholders' deficit......................   (1,593)       (1,838)               (2,365)
                                                         ------       -------               -------
          Total liabilities and stockholders'
            deficit...................................  $ 2,613       $ 7,003            $   10,654
                                                         ======       =======               =======

                            See accompanying notes.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN THOUSANDS, EXCEPT PER SHARE AND SHARE INFORMATION)







                                    PERIOD FROM
                                   FEBRUARY 12,
                                       1993                YEAR ENDED             NINE MONTHS ENDED
                                    (INCEPTION)           DECEMBER 31,              SEPTEMBER 30,
                                  TO DECEMBER 31,    -----------------------     --------------------
                                       1993             1994          1995         1995        1996
                                  ---------------    ----------     --------     --------     -------
                                    (UNAUDITED)                                       (UNAUDITED)
Telecommunications revenue......    $     2,085       $   12,775     $ 27,643     $ 19,722     $27,764
Costs and expenses:
  Cost of telecommunications
     services (Note 6)..........          1,367            8,907       20,075       14,179      22,302
  Selling expenses..............            349            1,687        2,579        1,808       2,683
  General and administrative
     expenses...................          2,848            5,173        5,349        3,737       6,046
  Depreciation and amortization
     (Note 2)...................             32              100          395          308         502
                                     ----------       ----------     --------     --------     -------
          Total costs and
            expenses............          4,596           15,867       28,398       20,032      31,533
                                     ----------       ----------     --------     --------     -------
Loss from operations............         (2,511)          (3,092)        (755)        (310)     (3,769)
Other income (expense) (Note
  5)............................                            (315)          37           39         (11)
Equity in net loss of foreign
  joint venture.................                                         (703)        (493)     (1,034)
                                     ----------       ----------     --------     --------     -------
Loss before minority interest...         (2,511)          (3,407)      (1,421)        (764)     (4,814)
Minority interest...............                                           20           20
                                     ----------       ----------     --------     --------     -------
Net loss........................    $    (2,511)      $   (3,407)    $ (1,401)    $   (744)    $(4,814)
                                     ==========       ==========     ========     ========     =======
Net loss per common share.......    $    (1,256)      $   (1,704)    $   (701)    $   (372)    $(2,407)
                                     ==========       ==========     ========     ========     =======
Weighted average common shares
  outstanding...................          2,000            2,000        2,000        2,000       2,000
                                     ==========       ==========     ========     ========     =======

                            See accompanying notes.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                                                                                  FOREIGN
                                                 ADDITIONAL                      CURRENCY
                                                  PAID-IN       ACCUMULATED     TRANSLATION
                                                  CAPITAL         DEFICIT       ADJUSTMENT       TOTAL
                                                 ----------     -----------     -----------     -------
Capital contributions (unaudited)..............    $1,395                                       $ 1,395
Net loss for 1993 (unaudited)..................                  $  (2,511)                      (2,511)
                                                   ------         --------                      -------
Balance at December 31, 1993...................     1,395           (2,511)                      (1,116)
  Capital contributions........................     1,885                                         1,885
  Contribution of USFN net assets..............     1,045                                         1,045
  Net loss for 1994............................                     (3,407)                      (3,407)
                                                   ------         --------                      -------
Balance at December 31, 1994...................     4,325           (5,918)                      (1,593)
  Capital contributions........................     1,159                                         1,159
  Net loss for 1995............................                     (1,401)                      (1,401)
  Foreign currency translation.................                                     $(3)             (3)
                                                   ------         --------          ---         -------
Balance at December 31, 1995...................     5,484           (7,319)          (3)         (1,838)
  Capital contributions (unaudited)............     4,283                                         4,283
  Net loss for nine months ended September 30,
     1996 (unaudited)..........................                     (4,814)                      (4,814)
  Foreign currency translation (unaudited).....                                       4               4
                                                   ------         --------          ---         -------
Balance at September 30, 1996 (unaudited)......    $9,767        $ (12,133)         $ 1         $(2,365)
                                                   ======         ========          ===         =======

                            See accompanying notes.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                PERIOD FROM
                                               FEBRUARY 12,
                                                   1993            YEAR ENDED       NINE MONTHS ENDED
                                                (INCEPTION)       DECEMBER 31,        SEPTEMBER 30,
                                              TO DECEMBER 31,   -----------------   -----------------
                                                   1993          1994      1995      1995      1996
                                              ---------------   -------   -------   -------   -------
                                                (UNAUDITED)                            (UNAUDITED)
OPERATING ACTIVITIES
  Net loss..................................      $(2,511)      $(3,407)  $(1,401)  $  (744)  $(4,814)
  Adjustments to reconcile net loss to net
     cash (used in) provided by operating
     activities:
     Depreciation and amortization..........           32           100       395       308       502
     Provisions for losses on receivables...          320           645       184       133       369
     Equity in net loss of foreign joint
       venture..............................                                  703       493     1,034
     Minority interest......................                                  (20)      (20)
     Changes in operating assets and
       liabilities:
       Increase in accounts receivable......         (771)       (1,691)   (2,484)   (2,430)   (1,388)
       (Increase) decrease in other current
          assets............................          (51)          (37)       28       (97)     (276)
       Increase in deposits.................           (7)                    (76)      (76)      (15)
       Increase in accounts payable and
          accrued expenses..................        1,342         2,505     2,644     2,474     3,698
       Increase (decrease) in reseller
          deposits..........................          117           152        (6)       29        62
       Increase (decrease) in due to/from
          affiliates........................                         64       (41)       46      (617)
                                                  -------       -------   -------   -------   -------
  Net cash (used in) provided by operating
     activities.............................       (1,529)       (1,669)      (74)      116    (1,445)
INVESTING ACTIVITIES
  Investment in/advances to TelePassport
     Japan..................................                                 (355)     (355)
  Purchase of interest in Mastercall (net of
     cash acquired).........................                                  (70)      (70)
  Purchase of equipment.....................         (293)         (304)   (1,655)   (1,209)   (1,584)
  Increase in deferred costs................                        (14)     (139)     (119)     (258)
                                                  -------       -------   -------   -------   -------
  Net cash used in investing activities.....         (293)         (318)   (2,219)   (1,753)   (1,842)
FINANCING ACTIVITIES
  Capital contributions (including $34 of
     cash of USFN for 1994).................        1,395         1,919     1,159     1,159     3,025
  Advances from affiliates..................          480           333     1,258       475
  Repayment of capital lease obligation.....                                  (21)      (18)       (3)
                                                  -------       -------   -------   -------   -------
  Net cash provided by financing
     activities.............................        1,875         2,252     2,396     1,616     3,022
Effect of exchange rate changes on cash.....                                   (1)        2         4
                                                  -------       -------   -------   -------   -------
Increase (decrease) in cash.................           53           265       102       (19)     (261)
Cash at beginning of period.................                         53       318       318       420
                                                  -------       -------   -------   -------   -------
Cash at end of period.......................      $    53       $   318   $   420   $   299   $   159
                                                  =======       =======   =======   =======   =======

                            See accompanying notes.

                       TELEPASSPORT INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE
                MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND FOR
                THE PERIOD FROM FEBRUARY 12, 1993 (INCEPTION) TO
                        DECEMBER 31, 1993 IS UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

     These financial statements reflect the combination of USFI, Inc. ("USFI"), USFI-Japan, LLC ("USFI-Japan") and TelePassport LLC (collectively "the USFI Companies"). TelePassport Inc. ("TelePassport" or the "Company") was incorporated in Delaware on December 9, 1996 for the purpose of acquiring and continuing the operations of the USFI Companies. TelePassport and each of the USFI Companies are entities under common control. The net assets of TelePassport LLC will be merged into TelePassport and the stock of USFI and USFI-Japan will be contributed to TelePassport on the closing date of the initial public offering of the Company's common stock (see Note 9).

     USFI, which was incorporated in New York on February 12, 1993, provides least cost routing for international long distance telecommunication services, which primarily originate and terminate outside of the United States. Substantially all billings for service are denominated in U.S. currency.

     Customers are principally located in Western Europe, Japan and South Africa. No individual customer represents a significant percentage of revenues, however, the Company utilizes outside agents to sell its services in certain geographic areas, with agents in Germany and South Africa representing customers with revenue aggregating 15% and 10%, respectively, of total 1995 revenues. The Company performs a credit evaluation of all new customers and requires certain customers to provide collateral in the form of a cash deposit or letter of credit. At December 31, 1995, the Company had letters of credit issued on its behalf from customers in the amount of approximately $525,000.

     On May 15, 1995, USFI acquired a 51% interest in Mastercall, Ltd. ("Mastercall"), a joint venture that resells USFI's international telecommunications services in the United Kingdom, for a purchase price of approximately $148,000. The acquisition was accounted for using the purchase method of accounting and the results of operations have been included in the financial statements of the Company from the date of acquisition.

     USFI-Japan was organized in February 1995 for the sole purpose of establishing and investing in TelePassport Japan Co., Ltd. ("TelePassport Japan"), a 51% owned joint venture which commenced operations in March 1995. TelePassport Japan provides international telecommunication services to Japanese customers through the utilization of services provided by USFI. The Company accounts for this investment under the equity method as it has significant influence but does not exercise control over TelePassport Japan under the terms of the shareholder agreement with its joint venture partner.

     Summarized financial information (in thousands) for TelePassport Japan as of December 31, 1995 and for the period from March 6, 1995 (date of incorporation) to December 31, 1995 is as follows:

                Total assets........................................  $1,128
                Total liabilities...................................   1,878
                Telecommunication revenues..........................     418
                Net loss............................................   1,378

     TelePassport LLC was organized in May 1996 for the purpose of building an international framework for USFI's operations, and to date has not commenced operations.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                       TELEPASSPORT INC. AND SUBSIDIARIES

             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE
                MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND FOR
                THE PERIOD FROM FEBRUARY 12, 1993 (INCEPTION) TO
                        DECEMBER 31, 1993 IS UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  SIGNIFICANT ACCOUNTING POLICIES

  Depreciation

     Furniture and equipment are recorded at cost and are depreciated over the estimated useful lives of three to five years, utilizing the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the terms of the leases. Depreciation expense was $32,000 for the period ended December 31, 1993, $98,000 and $371,000 for the years ended December 31, 1994 and 1995, respectively, and $292,000 and $474,000 for the nine month periods ended September 30, 1995 and 1996, respectively.

  Deferred Costs and Goodwill

     Deferred costs include costs to obtain trademarks and certain organizational costs. Goodwill consists of approximately $127,000 relating to the 1995 acquisition of Mastercall (see Note 1). Such costs are amortized on the straight-line basis generally as follows:

                                                                    PERIOD OF
                                      ASSET                        AMORTIZATION
                -------------------------------------------------  ------------
                Trademarks.......................................     5 years
                Organization costs...............................     5 years
                Goodwill.........................................    15 years

  Revenue Recognition

     The Company recognizes revenue from services and the related costs in the period in which the services are rendered.

  Net Loss Per Share

     Net loss per common share is computed based on the weighted average number of common shares outstanding during each period.

  Basis of Consolidation

     The consolidated financial statements include the accounts of TelePassport and subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Interim Financial Statements

     The accompanying unaudited consolidated interim financial statements as of September 30, 1996 and for each of the nine month periods ended September 30, 1996 and 1995 include all adjustments which, in the opinion of management, are necessary for a fair presentation of the Company's consolidated financial position and results of operations and cash flows for the periods presented. All such adjustments are of a normal

                       TELEPASSPORT INC. AND SUBSIDIARIES

             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE
                MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND FOR
                THE PERIOD FROM FEBRUARY 12, 1993 (INCEPTION) TO
                        DECEMBER 31, 1993 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) recurring nature. The results of the Company's operations for the nine months ended September 30, 1996 and 1995 are not necessarily indicative of the results of operations for a full fiscal year.

3.  PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following:

                                                                     DECEMBER 31
                                                              -------------------------
                                                                 1994           1995
                                                              ----------     ----------
        Furniture and equipment.............................  $  482,834     $  844,432
        Switching equipment.................................     412,628      1,716,820
        Leasehold improvements..............................      65,044         89,425
        Leased assets.......................................     155,763         47,577
                                                              ----------     ----------
                                                               1,116,269      2,698,254
        Less accumulated depreciation.......................     472,147        724,547
                                                              ----------     ----------
                                                              $  644,122     $1,973,707
                                                              ==========     ==========

4.  INCOME TAXES

     Upon completion of the reorganization (see Note 1), the tax attributes of the USFI Companies will be assumed by the Company. Certain of the USFI Companies have elected to be taxed as an "S" Corporation for Federal income tax purposes and, as such, any income or loss of such companies were taxed directly to the shareholders. Due to the reorganization, such USFI companies will no longer be taxed as "S" Corporations. Therefore, additional deferred taxes will be recorded for the Company. If the reorganization had occurred as of December 31, 1995, the components of deferred income tax assets and liabilities would have been as follows:

        Deferred income tax assets:
          Accounts receivable allowance..................................  $ 273,000
          Accrued liabilities............................................     47,000
          New York City net operating loss carryforwards.................    441,000
                                                                             -------
        Total deferred income tax assets.................................    761,000
        Valuation allowance..............................................   (686,000)
                                                                             -------
                                                                              75,000
        Deferred income tax liabilities:
          Accumulated depreciation.......................................     75,000
                                                                             -------
        Net deferred income tax asset....................................  $      --
                                                                             =======

     USFI has net operating loss carryforwards available in New York City of $4,984,000, which principally expire in 2009-2010.

                       TELEPASSPORT INC. AND SUBSIDIARIES

             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE
                MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND FOR
                THE PERIOD FROM FEBRUARY 12, 1993 (INCEPTION) TO
                        DECEMBER 31, 1993 IS UNAUDITED)

5.  COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases office and switch site space under noncancellable operating leases. The future minimum annual rental commitments under leases having terms in excess of one year as of December 31, 1995 are as follows:

                1996..............................................  $289,000
                1997..............................................   275,000
                1998..............................................   283,000
                1999..............................................   283,000
                2000..............................................   131,000

     Rent expense was $41,000 for the period ended December 31, 1993, $260,000 and $256,000 for the years ended December 31, 1994 and 1995, respectively, and $199,000 and $250,000 for the nine month periods ended September 30, 1995 and 1996, respectively.

  Litigation

     During 1994, the Company was involved in a contract dispute which was presented to an arbitrator and, in August 1995, an award in the amount of $333,450 representing damages and administrative fees and costs was determined to be payable by the Company. The award amount has been included in 1994 other income (expense).

     The Company is involved in litigation in the normal course of business. In the opinion of management, such litigation will not have a material effect on the Company's cash flow, financial condition or results of operations.

  Letters of Credit

     At December 31, 1994, the Company had letters of credit outstanding amounting to $400,000 on behalf of certain telecommunications carriers which expired on various dates during 1995.

  Incentive Plans

     Currently, certain of the Company's subsidiaries have Incentive Plans which entitle certain key employees to participate in certain future distributions, if any. Participation commences if the amount of distributions paid to two of the Company's principal stockholders exceeds certain stipulated amounts. Because payments under the Incentive Plans are dependent on future distributions and the timing and amount of such distributions, if any, is not reasonably estimable, no compensation expense has been recorded. The Company intends to terminate the Incentive Plans prior to its initial public offering (see Note 9).

     The Company intends to issue stock options to certain employees, including the aforementioned employees, prior to the initial public offering.

6.  MAJOR SUPPLIERS

     During 1995 and 1994, MCI, World Com, Inc. (formerly IDB) and Cable and Wireless provided the Company with a majority of its international telecommunications network services. Charges for such services are included in cost of telecommunications services in the accompanying statement of operations.

                       TELEPASSPORT INC. AND SUBSIDIARIES

             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE
                MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND FOR
                THE PERIOD FROM FEBRUARY 12, 1993 (INCEPTION) TO
                        DECEMBER 31, 1993 IS UNAUDITED)

7.  RELATED PARTIES

     In March 1995, the Company entered into an agreement with TelePassport Japan to provide international telecommunications services and lease switching equipment to TelePassport Japan. 1995 revenue includes approximately $371,000 for services provided to TelePassport Japan. The equipment under lease has a net book value of $186,000 at December 31, 1995, and is included in property and equipment.

     Loan from affiliates at December 31, 1995 represents a note due to US Cable Corporation ("US Cable"), an affiliate of certain stockholders. During 1996, such stockholders assumed the note from US Cable and contributed the outstanding balance to capital.

     Included in due to affiliates at December 31, 1995 are amounts due to TelePassport Japan for carrier charges paid by TelePassport Japan on behalf of the Company and at December 31, 1994 and 1995 amounts due to US Cable for expenses paid on behalf of the Company.

     On December 27, 1994 the net assets of US FiberCom Network, Inc. ("USFN"), an inactive affiliate under common control, were merged into USFI, with the net assets recorded at their historical carrying value by USFI. Net assets, primarily consisting of advances to USFI, had a net historical carrying value of $1,045,000, resulting in an increase to additional paid-in capital of this amount. Prior to the merger, the Company utilized the fixed assets of USFN and was charged certain expenses amounting to $86,000, which is included in 1994 general and administrative expenses.

8.  EMPLOYEE BENEFIT PLAN

     Effective January 1, 1994, the Company implemented a defined contribution plan that qualifies as a deferred salary arrangement under Section 401(a) of the Internal Revenue Code. All full-time employees meeting minimum service requirements are eligible to participate and may contribute up to 18% of their pre-tax earnings subject to certain Internal Revenue Code restrictions. The Company matches 50% of each employee's contribution up to an annual maximum of $390 and $500 per employee for 1994 and 1995, respectively. Total Company contributions were $7,000 and $14,000 for the years ended December 31, 1994 and 1995, respectively, and $11,000 and $16,000 for the nine month periods ended September 30, 1995 and 1996, respectively, and are included in selling and general and administrative expenses.

9.  STOCKHOLDERS' EQUITY

     In January 1997, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's Common Stock.

     The Certificate of Incorporation authorizes the issuance of Preferred Stock, $.01 par value per share, in one or more series, with each series to have such designations, rights and preferences as may be determined by the Board of Directors.

10.  STOCK INCENTIVE PLAN

     In December 1996, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for a committee appointed by the Board of Directors (the "Committee") to grant to qualified employees and directors of the Company options to purchase shares of Common Stock. Options may be granted by the Committee to eligible persons in the form of nonqualified stock options, incentive stock options, reload options, stock appreciation rights, restricted stock awards, performance units or shares and other stock-based compensation.

                       TELEPASSPORT INC. AND SUBSIDIARIES

             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE
                MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND FOR
                THE PERIOD FROM FEBRUARY 12, 1993 (INCEPTION) TO
                        DECEMBER 31, 1993 IS UNAUDITED)

11.  BUSINESS SEGMENT

     The Company operates in a single industry segment. For the years ended December 31, 1995 and 1994 and the period ended December 31, 1993 substantially all of the Company's telecommunications revenues were derived from traffic transmitted through its New York switch facilities. The geographic origin of revenue is as follows:

                                                          PERIOD FROM
                                                          FEBRUARY 12,
                                                              1993              YEAR ENDED
                                                         (INCEPTION) TO        DECEMBER 31,
                                                          DECEMBER 31,      -------------------
                                                              1993           1994        1995
                                                         --------------     -------     -------
                                                         (IN THOUSANDS)
    North America......................................                     $ 1,484     $ 6,700
    Europe.............................................      $  635           7,189      13,976
    Japan..............................................         822           2,440       2,057
    Africa.............................................                       1,088       4,285
    South America......................................         628             574         625
                                                             ------         -------     -------
                                                             $2,085         $12,775     $27,643
                                                             ======         =======     =======

     Substantially all telecommunications revenue with the exception of revenue received from its equity investee (TelePassport Japan), is derived from unaffiliated customers.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of TelePassport Japan Co., Ltd.:

We have audited the accompanying balance sheet of TelePassport Japan Co., Ltd. as of December 31, 1995, and the related statements of operations, shareholders' capital deficiency, and cash flows for the period from March 6, 1995 (date of incorporation) to December 31, 1995 (all expressed in Japanese yen). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of TelePassport Japan Co., Ltd. as of December 31, 1995, and the results of its operations and its cash flows for the period from March 6, 1995 (date of incorporation) to December 31, 1995, in conformity with accounting principles generally accepted in the United States of America.

Our audit also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1 to the financial statements. Such U.S. dollar amounts presented solely for the convenience of readers outside Japan.

/s/ DELOITTE TOUCHE TOHMATSU

Tokyo, Japan
March 22, 1996

                          TELEPASSPORT JAPAN CO., LTD.


                                 BALANCE SHEET

                               DECEMBER 31, 1995


                                                                    THOUSANDS     U.S. DOLLARS
                                                                     OF YEN         (NOTE 1)
                                                                    ---------     ------------
ASSETS
CURRENT ASSETS:
  Cash............................................................  Y  4,858      $    47,165
  Accounts receivable:
     Trade........................................................    14,011          136,029
     Shareholder and affiliated company (Note 3)..................    42,714          414,699
     Other........................................................     5,736           55,689
  Prepaid expenses and other current assets.......................     4,318           41,922
                                                                    --------       ----------
          Total current assets....................................    71,637          695,504
                                                                    --------       ----------
ASSETS UNDER CAPITAL LEASES (Note 4)..............................    36,503          354,398
  Accumulated amortization........................................    (3,230)         (31,359)
                                                                    --------       ----------
          Net assets under capital leases.........................    33,273          323,039
                                                                    --------       ----------
TELEPHONE RIGHTS..................................................     2,278           22,117
                                                                    --------       ----------
REFUNDABLE LEASE DEPOSITS.........................................     7,615           73,932
                                                                    --------       ----------
ORGANIZATION COST.................................................     1,342           13,029
                                                                    --------       ----------
          TOTAL...................................................  Y116,145      $ 1,127,621
                                                                    ========       ==========
LIABILITIES AND SHAREHOLDERS' CAPITAL DEFICIENCY
CURRENT LIABILITIES:
  Short-term bank loans (Note 5)..................................  Y 62,000      $   601,942
  Current maturities of capital lease obligations (Note 4)........     6,817           66,184
  Accounts payable:
     Trade........................................................    19,244          186,835
     Shareholders and affiliated company (Note 3).................    43,790          425,146
     Other........................................................       275            2,670
  Accrued expenses and other current liabilities..................     1,779           17,271
                                                                    --------       ----------
          Total current liabilities...............................   133,905        1,300,048
LONG-TERM DEBT FROM SHAREHOLDERS (Note 3).........................    32,360          314,175
LONG-TERM CAPITAL LEASE OBLIGATIONS (Note 4)......................    27,032          262,447
                                                                    --------       ----------
          Total liabilities.......................................   193,297        1,876,670
                                                                    --------       ----------
COMMITMENTS (Note 4)
SHAREHOLDERS' CAPITAL DEFICIENCY
  Common stock, Y50 thousand par value -- authorized 200 shares
     issued and outstanding 100 shares............................    52,000          504,854
  Additional paid-in capital......................................       570            5,534
  Deficit.........................................................  (129,722)      (1,259,437)
                                                                    --------       ----------
          Total shareholders' capital deficiency..................   (77,152)        (749,049)
                                                                    --------       ----------
          TOTAL...................................................  Y116,145      $ 1,127,621
                                                                    ========       ==========


                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.

                            STATEMENT OF OPERATIONS
     PERIOD FROM MARCH 6, 1995 (DATE OF INCORPORATION) TO DECEMBER 31, 1995

                                                                                       U.S.
                                                                       THOUSANDS     DOLLARS
                                                                        OF YEN       (NOTE 1)
                                                                       --------     ----------
NET SALES............................................................  Y 39,382     $  382,350
                                                                       --------     ----------
COSTS AND EXPENSES (Note 3):
  Direct costs.......................................................    44,641        433,408
  Selling, general and administrative expenses.......................   121,015      1,174,903
                                                                       --------     ----------
          Total costs and expenses...................................   165,656      1,608,311
                                                                       --------     ----------
          Operating loss.............................................   126,274      1,225,961
                                                                       --------     ----------
OTHER EXPENSES (Note 3):
  Interest expenses -- net...........................................     1,757         17,058
  Other expenses -- net..............................................     1,691         16,418
                                                                       --------     ----------
          Total other expenses.......................................     3,448         33,476
                                                                       --------     ----------
NET LOSS.............................................................  Y129,722     $1,259,437
                                                                       ========      =========

                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.

                 STATEMENT OF SHAREHOLDERS' CAPITAL DEFICIENCY
     PERIOD FROM MARCH 6, 1995 (DATE OF INCORPORATION) TO DECEMBER 31, 1995

                                                                          THOUSANDS OF YEN
                                                               --------------------------------------
                                                                           ADDITIONAL
                                                 NUMBER OF     COMMON       PAID-IN
                                                  SHARES        STOCK       CAPITAL         DEFICIT
                                                 ---------     -------     ----------     -----------
ISSUANCE OF COMMON STOCK.......................     100        Y52,000        Y570
  Net loss.....................................                                             Y(129,722)
                                                    ---        -------        ----          ---------
BALANCE, DECEMBER 31, 1995.....................     100        Y52,000        Y570          Y(129,722)
                                                    ===        =======        ====          =========

                                                                    U.S. DOLLARS (NOTE 1)
                                                           ---------------------------------------
                                                                        ADDITIONAL
                                                            COMMON       PAID-IN
                                                            STOCK        CAPITAL         DEFICIT
                                                           --------     ----------     -----------
ISSUANCE OF COMMON STOCK...............................    $504,854       $5,534
  Net loss.............................................                                $(1,259,437)
                                                           --------       ------       -----------
BALANCE, DECEMBER 31, 1995.............................    $504,854       $5,534       $(1,259,437)
                                                           ========       ======       ===========

                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.

                            STATEMENT OF CASH FLOWS
     PERIOD FROM MARCH 6, 1995 (DATE OF INCORPORATION) TO DECEMBER 31, 1995

                                                                                      U.S.
                                                                   THOUSANDS         DOLLARS
                                                                    OF YEN          (NOTE 1)
                                                                   ---------       -----------
OPERATING ACTIVITIES:
  Net loss.......................................................  Y(129,722)      $(1,259,437)
                                                                   ---------       -----------
  Adjustments to reconcile net loss to net cash used in operating activities:
     Amortization................................................      3,499            33,971
     Changes in operating assets and liabilities:
       Increase in accounts receivable...........................    (62,461)         (606,417)
       Increase in prepaid expenses and other current assets.....     (4,318)          (41,922)
       Increase in accounts payable..............................     63,309           614,651
       Increase in accrued expenses and other current
          liabilities............................................      1,779            17,271
                                                                   ---------       -----------
          Total adjustments......................................      1,808            17,554
                                                                   ---------       -----------
          Net cash used in operating activities..................   (127,914)       (1,241,883)
                                                                   ---------       -----------
INVESTING ACTIVITIES:
  Payments for refundable lease deposits.........................     (7,615)          (73,932)
  Payments of organization cost..................................     (1,611)          (15,641)
  Purchases of telephone rights..................................     (2,278)          (22,117)
                                                                   ---------       -----------
          Net cash used in investing activities..................    (11,504)         (111,690)
                                                                   ---------       -----------
FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.........................     52,570           510,388
  Borrowing of short-term bank loans.............................     62,000           601,942
  Borrowings of long-term debt from shareholders.................     32,360           314,175
  Repayments of capital lease obligations........................     (2,654)          (25,767)
                                                                   ---------       -----------
          Net cash provided by financing activities..............    144,276         1,400,738
                                                                   ---------       -----------
NET INCREASE IN CASH.............................................      4,858            47,165
                                                                   ---------       -----------
CASH, END OF PERIOD..............................................  Y   4,858       $    47,165
                                                                   =========       ===========
ADDITIONAL CASH FLOW INFORMATION:
  Interest Paid..................................................  Y   1,757       $    17,058
NONCASH INVESTING AND FINANCING ACTIVITY:
  Acquisition of assets under capital leases.....................     36,503           354,398

                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.

                         NOTES TO FINANCIAL STATEMENTS
     PERIOD FROM MARCH 6, 1995 (DATE OF INCORPORATION) TO DECEMBER 31, 1995

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     1. Basis of Presentation -- The accompanying financial statements of TelePassport Japan Co., Ltd. (the "Company") are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translation of Japanese yen amounts into U.S. dollar amounts is included herein solely for the convenience of readers outside Japan and has been made at the rate of Y103=U.S.$1, the approximate rate of exchange at December 29, 1995. The U.S. dollar amounts should not be construed as representations that the Japanese yen amounts have been, or could in the future be, converted into U.S. dollars at that or any other rate.

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"). The Company maintains its books of account in conformity with accounting principles generally accepted in Japan. No adjustments were required to the financial statement amounts in order for them to be in conformity with US GAAP.

     The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has obtained commitments from its shareholders to provide the Company with sufficient financial support to enable it to continue as a going concern.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     2. Assets Under Capital Leases -- Assets leased under long-term noncancelable lease agreements are capitalized in conformity with the provisions of SFAS No. 13, as amended. Amortization of assets under capital leases is computed on the straight-line method over lease terms.

     3. Organization Cost -- Organization cost is stated at net of accumulated amortization. Amortization is computed on the straight-line method over five years.

     4. Income Taxes -- Deferred income tax assets and liabilities are computed for temporary differences between the financial statement and tax basis of assets and liabilities and for tax credit and loss carryforwards based on provisions of the enacted tax laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

2.  ORGANIZATION AND NATURE OF BUSINESS

     The Company was incorporated on March 6, 1995, under the Commercial Code of Japan and in accordance with the shareholders' agreement (the "shareholders' agreement") dated March 13, 1995, between USFI-Japan LLC ("USFI-JAPAN"), a U.S. limited liability company, and Asahi Telecom Co., Ltd. ("ASAHI"), a Japanese corporation. The Company is owned 51% by USFI-JAPAN and 49% by ASAHI.

     The Company provides international direct dial telephone services for Japanese customers by utilization of the services of USFI, Inc. ("USFI"), an affiliate of USFI-JAPAN, for transmission of customer telephone calls to international points.

                          TELEPASSPORT JAPAN CO., LTD.

3.  RELATED PARTY TRANSACTIONS

     The balances and transactions with related parties as of December 31, 1995, and for the period from March 6, 1995 to December 31, 1995, are summarized as follows:

                                                                    THOUSANDS
                                                                     OF YEN       U.S. DOLLARS
                                                                    ---------     ------------
    Balances as of December 31, 1995:
      Accounts receivable:
         USFI.....................................................   Y30,130        $292,524
         ASAHI....................................................    12,584         122,175
                                                                    ---------     ------------
              Total...............................................   Y42,714        $414,699
                                                                    ========       =========
      Accounts payable:
         USFI.....................................................   Y37,783        $366,825
         ASAHI....................................................     4,267          41,427
         USFI-JAPAN...............................................     1,740          16,894
                                                                    ---------     ------------
              Total...............................................   Y43,790        $425,146
                                                                    ========       =========
      Long-term debt:
         USFI-JAPAN...............................................   Y16,180        $157,087
         ASAHI....................................................    16,180         157,088
                                                                    ---------     ------------
              Total...............................................   Y32,360        $314,175
                                                                    ========       =========
    Transactions for the period from March 6, 1995 to December 31,
      1995:
      Carrier charges -- USFI.....................................   Y36,826        $357,534
                                                                    ========       =========
      Commission expense -- ASAHI.................................   Y 4,972        $ 48,272
                                                                    ========       =========
      Management fee expense:
         USFI-JAPAN...............................................   Y 1,198        $ 11,631
         ASAHI....................................................     1,151          11,175
                                                                    ---------     ------------
              Total...............................................   Y 2,349        $ 22,806
                                                                    ========       =========
      Interest expenses:
         USFI-JAPAN...............................................   Y   506        $  4,913
         ASAHI....................................................       496           4,816
                                                                    ---------     ------------
              Total...............................................   Y 1,002        $  9,729
                                                                    ========       =========

     The Company is required to pay carrier charges to USFI for its services for transmission of customer telephone calls to international points according to the "Private Label Reseller Agreement" dated March 13, 1995. The carrier charges are included in direct costs in the accompanying statement of operations.

     Under the shareholders' agreement, the Company pays management fees equal to 3.06% of gross revenues to USFI-JAPAN with respect to services it provides in connection with the technical operations of the Company and 2.94% of gross revenues to ASAHI with respect to services it provides in connection with sales and marketing operations of the Company. Management fees are included in selling, general and administrative expenses in the accompanying statement of operations.

     The Company has a sales and marketing agreement with ASAHI which stipulates the payment of commissions at a certain percentage of customer collections net of taxes, fees, refunds, credits and any other non-long distance charges. Commissions are included in selling, general and administrative expenses.

                          TELEPASSPORT JAPAN CO., LTD.

     Under the shareholders' agreement, Y16,180 thousand ($157,087) is loaned to the Company by each of USFI-JAPAN and ASAHI. The loans are unsecured and due in July 2000, bearing interest at 7% per annum, payable annually.

4.  CAPITAL LEASES

     The Company leases machinery and equipment under long-term noncancelable lease agreements. Such leases are accounted for as capital leases.

     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1995:

                             YEAR ENDING                            THOUSANDS
                             DECEMBER 31                             OF YEN       U.S. DOLLARS
    --------------------------------------------------------------  ---------     ------------
      1996........................................................   Y 8,033        $ 77,990
      1997........................................................     8,033          77,990
      1998........................................................     8,033          77,990
      1999........................................................     8,033          77,990
      2000........................................................     4,667          45,311
      Later years.................................................       318           3,087
                                                                     -------        --------
              Total minimum lease payments........................    37,117         360,358
      Less -- amount representing interest and estimated executory
         costs....................................................     3,268          31,727
                                                                     -------        --------
      Present value of net minimum lease payments.................    33,849         328,631
      Less -- current maturities..................................     6,817          66,184
                                                                     -------        --------
      Long-term capital lease obligations.........................   Y27,032        $262,447
                                                                     =======        ========

5. SHORT-TERM BANK LOANS

     Short-term bank loans represent unsecured borrowings under bank overdraft agreements and bear interest at an annual rate of 1.625% at December 31, 1995. Under the bank overdraft agreements, the Company can borrow up to the maximum amount of Y450,000 thousand ($4,368,932).

     As is customary in Japan, the bank overdraft agreements provide, under certain circumstances, that the Company shall provide collateral or guarantees for present and future indebtedness immediately upon the banks' request. Basic agreements with banks also provide that the banks have the right to offset cash deposited with them against borrowings or any other indebtedness outstanding in the case of default or other similar events.

                          TELEPASSPORT JAPAN CO., LTD.

6. OPERATING LOSS CARRYFORWARDS

     At December 31, 1995, the Company had a net operating loss carryforward of Y120,330 thousand ($1,168,252) for Japanese tax purposes. Such loss carryforward, if unused as offsets to future taxable income, will expire in 2000.

     The following is the detail of deferred tax balances at December 31, 1995:

                                                                THOUSANDS
                                                                 OF YEN       U.S. DOLLARS
                                                                ---------     ------------
        Deferred tax assets:
          Accrued liabilities.................................  Y     888      $    8,621
          Net operating loss carryforward.....................     61,368         595,806
                                                                  -------        --------
                  Total.......................................     62,256         604,427
        Valuation allowance...................................    (62,256)       (604,427)
                                                                  -------        --------
                  Total.......................................        Nil             Nil
                                                                  =======        ========

7. COMMITMENTS

     Rent expenses for office premises and parking space under cancelable long-term leases amounted to Y7,642 thousand ($74,194) for the period from March 6, 1995 to December 31, 1995.

8. SUBSEQUENT EVENT (UNAUDITED)

     In December 1996, TelePassport Inc., a U.S. corporation newly established for the purpose of reorganizing the USFI group companies, reached an agreement in principle with ASAHI to enter into a series of agreements under which TelePassport Inc. would take the place of the Company as the exclusive carrier of international long distance traffic for A.T. NET, a wholly-owned subsidiary of ASAHI. Such agreements are intended to supersede the Company and, upon effectiveness of the agreements, the Company will be liquidated.

                          TELEPASSPORT JAPAN CO., LTD.



                                 BALANCE SHEETS


                                  (UNAUDITED)



                                                          THOUSANDS OF YEN       U.S. DOLLARS (NOTE 1)
                                                          ----------------       ---------------------
                                                           SEPTEMBER 30,             SEPTEMBER 30,
                                                                1996                     1996
                                                          ----------------       ---------------------
ASSETS
CURRENT ASSETS:
  Cash..................................................      Y 56,151                $   501,348
  Accounts receivable:
     Trade..............................................        67,098                    599,089
     Shareholder and affiliated companies (Note 3)......       115,107                  1,027,741
     Other..............................................
  Inventory.............................................        45,122                    402,875
  Prepaid expenses and other current assets.............         5,228                     46,680
                                                               -------                   --------
          Total current assets..........................       288,706                  2,577,733
                                                               -------                   --------
ASSETS UNDER CAPITAL LEASES
  (Note 4)..............................................        39,683                    354,313
  Accumulated amortization..............................        (8,173)                   (72,973)
                                                               -------                   --------
          Net assets under capital leases...............        31,510                    281,340
                                                               -------                   --------
TELEPHONE RIGHTS........................................         2,278                     20,339
                                                               -------                   --------
REFUNDABLE LEASE DEPOSITS...............................           135                      1,205
                                                               -------                   --------
ORGANIZATION COST.......................................         1,100                      9,821
                                                               -------                   --------
          TOTAL.........................................      Y323,729                $ 2,890,438
                                                               =======                   ========



                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.



                         BALANCE SHEETS -- (CONTINUED)


                                  (UNAUDITED)



                                                                                      U.S.
                                                                     THOUSANDS       DOLLARS
                                                                      OF YEN        (NOTE 1)
                                                                     ---------     -----------
                                                                     SEPTEMBER      SEPTEMBER
                                                                        30,            30,
                                                                       1996           1996
                                                                     ---------     -----------
LIABILITIES AND SHAREHOLDERS' CAPITAL DEFICIENCY
CURRENT LIABILITIES:
  Short-term bank loans (Note 5)...................................  Y 265,000     $ 2,366,071
  Current maturities of capital lease obligations (Note 4).........      8,164          72,893
  Accounts payable:
     Trade.........................................................     76,302         681,268
     Shareholders and affiliated companies (Note 3)................    205,225       1,832,366
     Other.........................................................      5,478          48,911
  Accrued expenses and other current liabilities...................      3,028          27,036
                                                                      --------       ---------
          Total current liabilities................................    563,197       5,028,545
LONG-TERM DEBT FROM SHAREHOLDERS (Note 3)..........................     32,360         288,929
LONG-TERM CAPITAL LEASE OBLIGATIONS (Note 4).......................     23,478         209,625
                                                                      --------       ---------
          Total liabilities........................................    619,035       5,527,099
                                                                      --------       ---------
COMMITMENTS (Note 4)
SHAREHOLDERS' CAPITAL DEFICIENCY:
  Common stock, Y50 thousand par value -- authorized, 200 shares;
     issued and outstanding, 100 shares............................     52,000         464,286
  Additional paid-in capital.......................................        570           5,089
  Deficit..........................................................   (347,876)     (3,106,036)
                                                                      --------       ---------
          Total shareholders' capital deficiency...................   (295,306)     (2,636,661)
                                                                      --------       ---------
          TOTAL....................................................  Y 323,729     $ 2,890,438
                                                                      ========       =========



                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.

                      STATEMENTS OF OPERATIONS AND DEFICIT
                                  (UNAUDITED)

                                                                                                         U.S. DOLLARS
                                                                     THOUSANDS OF YEN                      (NOTE 1)
                                                      ----------------------------------------------  ------------------
                                                      PERIOD FROM MARCH 6, 1995       NINE-MONTH          NINE-MONTH
                                                      (DATE OF INCORPORATION) TO     PERIOD ENDED        PERIOD ENDED
                                                          SEPTEMBER 30, 1995      SEPTEMBER 30, 1996  SEPTEMBER 30, 1996
                                                      --------------------------  ------------------  ------------------
NET SALES............................................          Y  8,602                Y271,323           $2,422,527
                                                                -------                --------           ----------
COSTS AND EXPENSES (Note 3):
  Direct costs.......................................            15,599                 331,677            2,961,402
  Selling, general and administrative expenses.......            77,250                 152,544            1,362,000
                                                                -------                --------           ----------
     Total costs and expenses........................            92,849                 484,221            4,323,402
                                                                -------                --------           ----------
     Operating loss..................................            84,247                 212,898            1,900,875
                                                                -------                --------           ----------
OTHER EXPENSES (Note 3):
  Interest expense...................................               754                   4,780               42,679
  Other expenses -- net..............................             1,068                     476                4,250
                                                                -------                --------           ----------
     Total other expenses............................             1,822                   5,256               46,929
                                                                -------                --------           ----------
NET LOSS.............................................            86,069                 218,154            1,947,804
DEFICIT, BEGINNING OF PERIOD.........................                                   129,722            1,158,232
                                                                -------                --------           ----------
DEFICIT, END OF PERIOD...............................          Y 86,069                Y347,876            3,106,036
                                                                =======                ========           ==========

                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.



                            STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                                                                      THOUSANDS OF YEN
                                                          -----------------------------------------     U.S. DOLLARS (NOTE
                                                             PERIOD FROM                                        1)
                                                            MARCH 6, 1995                               ------------------
                                                               (DATE OF              NINE-MONTH             NINE-MONTH
                                                          INCORPORATION) TO         PERIOD ENDED           PERIOD ENDED
                                                          SEPTEMBER 30, 1995     SEPTEMBER 30, 1996     SEPTEMBER 30, 1996
                                                          ------------------     ------------------     ------------------
OPERATING ACTIVITIES:
  Net loss..............................................       Y(86,069)             Y (218,154)           $ (1,947,804)
                                                          ------------------     ------------------     ------------------
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Amortization.......................................          1,850                   5,184                  46,286
     Changes in assets and liabilities:
       Increase in accounts receivable..................        (16,529)               (119,745)             (1,069,152)
       Increase in inventories..........................                                (45,122)               (402,875)
       Increase in prepaid expenses and other current
          assets........................................         (5,601)                   (909)                 (8,116)
       Increase in accounts payable.....................         23,404                 223,697               1,997,295
       Increase in accrued expenses and other current
          liabilities...................................          1,599                   1,249                  11,151
                                                          ------------------     ------------------     ------------------
          Total adjustments.............................          4,723                  64,354                 574,589
                                                          ------------------     ------------------     ------------------
          Net cash used in operating activities.........        (81,346)               (153,800)             (1,373,215)
                                                          ------------------     ------------------     ------------------
INVESTING ACTIVITIES:
  Payments for refundable lease deposits................         (7,615)
  Refund of refundable lease deposits...................                                  7,480                  66,786
  Payment of organization cost..........................         (1,611)
  Purchase of telephone rights..........................         (1,430)
                                                          ------------------     ------------------     ------------------
          Net cash provided by (used in) investing
            activities..................................        (10,656)                  7,480                  66,786
                                                          ------------------     ------------------     ------------------
FINANCING ACTIVITIES:
  Proceeds from issuance of common stock................         52,570
  Borrowing of short-term bank loans....................         17,000                 203,000               1,812,500
  Borrowings of long-term debt from shareholders........         32,360
  Repayments of capital lease obligations...............         (1,091)                 (5,387)                (48,098)
                                                          ------------------     ------------------     ------------------
          Net cash provided by financing activities.....        100,839                 197,613               1,764,402
                                                          ------------------     ------------------     ------------------
NET INCREASE IN CASH....................................          8,837                  51,293                 457,973
CASH, BEGINNING OF PERIOD...............................                                  4,858                  43,375
                                                          ------------------     ------------------     ------------------
CASH, END OF PERIOD.....................................       Y  8,837              Y   56,151            $    501,348
                                                           ============            ============            ============
ADDITIONAL CASH FLOW INFORMATION:
  Interest paid.........................................       Y    290              Y    2,818            $     25,161
NONCASH INVESTING AND FINANCING ACTIVITY:
  Acquisition of assets under capital leases............         32,498                   3,180                  28,393



                       See notes to financial statements.

                          TELEPASSPORT JAPAN CO., LTD.

                         NOTES TO FINANCIAL STATEMENTS
  PERIOD FROM MARCH 6, 1995 (DATE OF INCORPORATION) TO SEPTEMBER 30, 1995 AND
                   NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (1) Basis of Presentation -- The accompanying financial statements of TelePassport Japan Co., Ltd. (the "Company") are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translation of Japanese yen amounts into U.S. dollar amounts for the nine-month period ended September 30, 1996 is included herein solely for the convenience of readers outside Japan and has been made at the rate of Y112=U.S.$1, the approximate rate of exchange at September 30, 1996. The U.S. dollar amounts should not be construed as representations that the Japanese yen amounts have been, or could in the future be, converted into U.S. dollars at that or any other rate.

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"). The Company maintains its books of account in conformity with accounting principles generally accepted in Japan. No adjustments were required to the financial statement amounts in order for them to be in conformity with US GAAP.

     The Company's fiscal year end is December 31.

     The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has obtained commitments from its shareholders to provide the Company with sufficient financial support to enable it to continue as a going concern through December 31, 1996. The Company's ability to continue as a going concern is dependent upon an appropriate extension of such commitments.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (2) Inventory -- Inventory, which consists of in-bound ringer equipment, is stated at the lower of market or cost, cost being computed on average method.

     (3) Assets under Capital Leases -- Assets leased under long-term noncancelable lease agreements are capitalized in conformity with the provisions of SFAS No. 13, as amended. Amortization of assets under capital leases is computed on the straight-line method over the lease terms.

     (4) Organization Cost -- Organization cost is stated at net of accumulated amortization. Amortization is computed on the straight-line method over five years.

     (5) Income Taxes -- Deferred income tax assets and liabilities are computed for temporary differences between the financial statement and tax basis of assets and liabilities and for tax credit and loss carryforwards based on provisions of the enacted tax laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

2. ORGANIZATION AND NATURE OF BUSINESS

     The Company was incorporated on March 6, 1995, under the Commercial Code of Japan and in accordance with the shareholders' agreement (the "shareholders' agreement") dated March 13, 1995, between USFI-Japan LLC ("USFI-JAPAN"), a U.S. limited liability company, and Asahi Telecom Co.,

                          TELEPASSPORT JAPAN CO., LTD.

Ltd. ("ASAHI"), a Japanese corporation. The Company is owned 51% by USFI-JAPAN and 49% by ASAHI.

     The Company provides international direct dial telephone services for Japanese customers by utilization of the services of USFI, Inc. ("USFI"), an affiliate of USFI-JAPAN, for transmission of customer telephone calls to international points.

3. RELATED PARTY TRANSACTIONS

     The balances and transactions with related parties as of September 30, 1996, and for the period from March 6, 1995 to September 30, 1995 and the nine-month period ended September 30, 1996, are summarized as follows:

                                                                       THOUSANDS
                                                                        OF YEN      U.S. DOLLARS
                                                                       --------     ------------
                                                                         1996           1996
                                                                       --------     ------------
Balances as of September 30:
  Accounts receivable:
     USFI..........................................................    Y106,992      $   955,286
     ASAHI.........................................................         339            3,027
     ATN...........................................................         243            2,170
     USFI-Net Work.................................................       7,533           67,258
                                                                        -------         --------
          Total....................................................    Y115,107      $ 1,027,741
                                                                        =======         ========
  Accounts payable:
     USFI..........................................................    Y185,208      $ 1,653,643
     ASAHI.........................................................      18,783          167,705
     USFI-JAPAN....................................................       1,234           11,018
                                                                        -------         --------
          Total....................................................    Y205,225      $ 1,832,366
                                                                        =======         ========
  Long-term debt:
     USFI-JAPAN....................................................     Y16,180      $   144,464
     ASAHI.........................................................      16,180          144,465
                                                                        -------         --------
          Total....................................................     Y32,360      $   288,929
                                                                        =======         ========

                          TELEPASSPORT JAPAN CO., LTD.

                                                                                         U.S.
                                                               THOUSANDS OF YEN        DOLLARS
                                                             --------------------     ----------
                                                              1995         1996          1996
                                                             -------     --------     ----------
Transactions for the period from March 6, 1995 to September
  30, 1995 and the nine-month period ended September 30,
  1996:
  Debit card commission -- USFI............................              Y    388     $    3,464
                                                                                      ==========
  Carrier charges -- USFI..................................  Y12,245     Y261,421     $2,334,116
                                                             =======     ========     ==========
  Dialer cost -- ASAHI.....................................              Y  6,400     $   57,143
                                                                         ========
  Commission expense -- ASAHI..............................  Y   926     Y 35,113     $  313,509
                                                             =======     ========     ==========
  Maintenance fee -- ASAHI.................................              Y  6,200     $   55,357
                                                                         ========
  Collection fee -- A.T. NET...............................              Y      7     $       63
                                                                         ========
  Management fee expense:
     USFI-JAPAN............................................  Y   264
     ASAHI.................................................      253
                                                             -------     --------
          Total............................................  Y   517
                                                             =======     ========
  Interest expense:
     USFI-JAPAN............................................  Y   224     Y    850     $    7,589
     ASAHI.................................................      214          850          7,589
                                                             -------     --------     ----------
          Total............................................  Y   438     Y  1,700     $   15,178
                                                             =======     ========     ==========



     The Company was required to pay carrier charges to USFI for its services for transmission of customer telephone calls to international points according to the "Private Label Reseller Agreement" dated March 13, 1995, between USFI and the Company. The carrier charges are included in direct costs in the accompanying statements of operations. USFI exempted the Company from equipment rental payments set forth in section 10 of the Agreement for the nine-month period ended September 30, 1996.



     Under the shareholders' agreement, the Company is obligated to pay management fees equal to 3.06% of gross revenues to USFI-JAPAN with respect to services it provides in connection with the technical operations of the Company and 2.94% of gross revenues to ASAHI with respect to services it provides in connection with sales and marketing operations of the Company. USFI-JAPAN and ASAHI exempted the Company from payments of such management fees for the nine-month period ended September 30, 1996. Management fees for the period from March 6, 1995 to September 30, 1995, are included in selling, general and administrative expenses in the accompanying statements of operations.



     The Company has a sales and marketing agreement with ASAHI which stipulates the payment of commissions at a certain percentage of customer collections net of taxes, fees, refunds, credits and any other non-long distance charges. Commissions are included in selling, general and administrative expenses.



     Under the collecting agent agreement between the Company and A.T. NET Corporation ("ATN"), the wholly owned subsidiary of ASAHI, ATN assumes the billing and collection function for certain customers and accepts the credit risk of non-payment by the customers. ATN pays to the Company 100% of the amount billed by ATN to the customers less compensation of 3% of the customer billing amount for such services.



     The Company pays several expenditures on behalf of USFI-Net Work, a Japanese corporation owned 100% by USFI Global Network Services LLC, which is an affiliate of USFI-JAPAN.

                          TELEPASSPORT JAPAN CO., LTD.

     Under the shareholders' agreement, Y16,180 thousand ($144,464) is loaned to the Company by each of USFI-JAPAN and ASAHI. The loans are unsecured and due in July 2000, bearing interest at 7% per annum, payable annually.



4.  CAPITAL LEASES



     The Company leases machinery and equipment under long-term noncancelable lease agreements. Such leases are accounted for as capital leases.



     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of September 30, 1996:



                                                                  THOUSANDS OF YEN     U.S. DOLLARS
                                                                  ----------------     ------------
Year ending September 30:
  1997..........................................................      Y  8,902           $ 79,482
  1998..........................................................         8,902             79,482
  1999..........................................................         8,902             79,482
  2000..........................................................         6,458             57,661
  2001..........................................................           338              3,018
                                                                  ----------------     ------------
          Total minimum lease payments..........................        33,502            299,125
Less -- amount representing interest and estimated executory
  costs.........................................................         1,860             16,607
                                                                  ----------------     ------------
Present value of net minimum lease payments.....................        31,642            282,518
Less -- current maturities......................................         8,164             72,893
                                                                  ----------------     ------------
Long-term capital lease obligations.............................      Y 23,478           $209,625
                                                                  =============         =========



5.  SHORT-TERM BANK LOANS



     Short-term bank loans represent unsecured borrowings under bank overdraft agreements and bear interest at an annual rate of 1.674% at September 30, 1996, respectively. Under the bank overdraft agreements, the Company can borrow up to the maximum amount of Y450,000 thousand ($4,017,857).



     As is customary in Japan, the bank overdraft agreements provide, under certain circumstances, that the Company shall provide collateral or guarantees for present and future indebtedness immediately upon the banks' request. Basic agreements with banks also provide that the banks have the right to offset cash deposited with them against borrowings or any other indebtedness outstanding in the case of default or other similar events.



6.  OPERATING LOSS CARRYFORWARDS



     At September 30, 1996, the Company had net operating loss carryforwards of Y313,288 thousand ($2,797,214) for Japanese tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire as follows:



                           EXPIRE IN                      THOUSANDS OF YEN     U.S. DOLLARS
        ------------------------------------------------  ----------------     ------------
          2000..........................................      Y120,330          $ 1,074,375
          2001..........................................       192,958            1,722,839
                                                              --------           ----------
                  Total.................................      Y313,288          $ 2,797,214
                                                              ========           ==========

                          TELEPASSPORT JAPAN CO., LTD.

     The following is the detail of deferred tax balances at September 30, 1996:



                                                               THOUSANDS OF YEN       U.S. DOLLARS
                                                               ----------------       ------------
Deferred tax assets:
  Accrued liabilities........................................     Y      888          $      7,929
  Bad debt write-off.........................................          1,592                14,214
  Net operating loss carryforwards...........................        170,806             1,525,054
                                                                    --------             ---------
          Total..............................................        173,286             1,547,197
Valuation allowance..........................................       (173,286)           (1,547,197)
                                                                    --------             ---------
          Total..............................................       Nil                   Nil
                                                                    ========             =========



7.  COMMITMENTS



     Rent expenses for office premises and parking space under cancelable long-term leases amounted to Y5,347 thousand and Y6,480 thousand ($57,857) for the period from March 6, 1995 to September 30, 1995 and for the nine-month period ended September 30, 1996, respectively.



8.  SUBSEQUENT EVENT



     In December 1996, TelePassport Inc., a U.S. corporation newly established for the purpose of reorganizing the USFI group companies, reached an agreement in principle with ASAHI to enter into a series of agreements under which TelePassport Inc. would take the place of the Company as the exclusive carrier of international long distance traffic for ATN. Such agreements are intended to supersede the Company and, upon effectiveness of the agreements, the Company will be liquidated.

------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  -----
Prospectus Summary..............................      3
Risk Factors....................................     10
Use of Proceeds.................................     25
Dividend Policy.................................     25
Dilution........................................     26
Capitalization..................................     27
Selected Financial Data.........................     28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................     30
The International Telecommunications Industry...     37
Business........................................     40
Regulation of the International
  Telecommunications Industry...................     57
Management......................................     66
Principal Stockholders..........................     70
Related Party Transactions......................     72
Description of Capital Stock....................     73
Shares Eligible For Future Sale.................     75
Certain United States Tax Consequences to Non-
  United States Holders of Common Stock.........     76
Underwriting....................................     78
Notice to Canadian Residents....................     80
Legal Matters...................................     81
Experts.........................................     81
Additional Information..........................     81
Glossary of Terms...............................     82
Index to Financial Statements...................    F-1

                            ------------------------

  UNTIL             , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------

                               TelePassport Inc.

                                            Shares

                              Class B Common Stock
                               ($0.01 par value)

                                   PROSPECTUS

                                 Credit Suisse

                                  First Boston

                               Smith Barney Inc.

------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1997
                                           Shares

                               TelePassport Inc.
                                                                          [LOGO]
                              Class B Common Stock

                               ($0.01 per share)
                               ------------------

All the shares of Class B Common Stock, par value $0.01 per share (the "Class B
 Common Stock"), of TelePassport Inc. ("TelePassport" or the "Company") offered
 hereby are being sold by the Company. Of the          shares of Class B Common
Stock being offered,          shares (the "International Shares") are initially
being offered by the Managers (as defined herein) outside the United States and
Canada (the "International Offering") and          shares (the "U.S. Shares" and
   together with the International Shares, the "Shares") are initially being concurrently offered by the U.S. Underwriters (as defined herein), in the United
   States and Canada (the "U.S. Offering" and together with the International Offering, the "Offering"). The initial price to public and the underwriting discounts and commissions of the International Offering and the U.S. Offering
                  are identical. See "Subscription and Sale."

The Company's common stock, par value $0.01 per share, has been designated into two classes, consisting of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and the Class B Common Stock (collectively, the "Common Stock"). The Class B Common Stock and the Class A Common Stock are substantially identical, except for disparity in voting power and convertibility. The Class B Common Stock is entitled to one vote per share and is not convertible into Class A Common Stock. The Class A Common Stock is entitled to ten votes per share and is convertible at any time on a share-for-share basis into Class B Common Stock. Except as otherwise required by law, under the Company's Amended Certificate of Incorporation, shares of Class A Common Stock and Class B Common Stock will vote together on all matters submitted to a vote of stockholders, including the election of directors. Upon completion of the Offering, the Company's current stockholders collectively will own 100% of the outstanding Class A Common Stock,
    which will represent     % of the combined voting power of the Company.
  Accordingly, the holders of the Class A Common Stock will have the right to elect a majority of the Company's Board of Directors. See "Description of
                                Capital Stock."

 Prior to the Offering, there has been no public market for the Class B Common Stock. It is anticipated that the initial public offering price will be between
$         and $         per share. For information relating to the factors to be
 considered in determining the initial public offering price, see "Subscription and Sale."

Application will be made for quotation of the shares of Class B Common Stock on
   The Nasdaq Stock Market's National Market ("NNM") under the symbol "    ."
                               ------------------

 THE CLASS B COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN
INVESTMENT IN THE CLASS B COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 10
                                    HEREIN.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                     UNDERWRITING
                                                        PRICE        DISCOUNTS AND     PROCEEDS TO
                                                      TO PUBLIC       COMMISSIONS      COMPANY(1)
                                                  ---------------------------------------------------
Per Share.......................................  $                $                $

Total (2).......................................  $                $                $

(1) Before deduction of expenses payable by the Company estimated at $     .

(2) The Company has granted to the U.S. Underwriters and the Managers an option, exercisable by Credit Suisse First Boston Corporation for 30 days from the
    date of this Prospectus, to purchase a maximum of       additional shares to
    cover over-allotments of shares. If such option is exercised in full, the
    total Price to Public will be $         , Underwriting Discounts and
    Commissions will be $         and Proceeds to Company will be $         .
                               ------------------

    The International Shares are offered by the several Managers when, as and if issued by the Company, delivered to and accepted by the Managers and subject to their right to reject orders in whole or in part. It is expected that the
International Shares will be ready for delivery on or about            , 1997,
against payment in immediately available funds.
Credit Suisse First Boston Limited                             Smith Barney Inc.
               The date of this Prospectus is            , 1997.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
PROSPECTUS SUMMARY....................    3
RISK FACTORS..........................   10
USE OF PROCEEDS.......................   25
DIVIDEND POLICY.......................   25
DILUTION..............................   26
CAPITALIZATION........................   27
SELECTED FINANCIAL DATA...............   28
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   30
THE INDUSTRIAL TELECOMMUNICATIONS
  INDUSTRY............................   37
BUSINESS..............................   40
REGULATION OF THE INTERNATIONAL
  TELECOMMUNICATIONS INDUSTRY.........   57
MANAGEMENT............................   66

                                        PAGE
                                        -----
PRINCIPAL STOCKHOLDERS................   70
RELATED PARTY TRANSACTIONS............   72
DESCRIPTION OF CAPITAL STOCK..........   73
SHARES ELIGIBLE FOR FUTURE SALE.......   75
CERTAIN UNITED STATES TAX CONSEQUENCES
  TO NON-UNITED STATES HOLDERS OF
  COMMON STOCK........................   76
SUBSCRIPTION AND SALE.................   78
NOTICE TO CANADIAN RESIDENTS..........   80
LEGAL MATTERS.........................   81
EXPERTS...............................   81
ADDITIONAL INFORMATION................   81
GLOSSARY OF TERMS.....................   82
INDEX TO FINANCIAL STATEMENTS.........   F-1

                            ------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

     IN CONNECTION WITH THIS OFFERING, CREDIT SUISSE FIRST BOSTON CORPORATION, ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF CLASS B COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                      Alt-2

           [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS (CONTINUED)]

                             SUBSCRIPTION AND SALE

     The institutions named below (the "Managers") have, pursuant to a
Subscription Agreement dated             , 1997, between the Company and the
Managers (the "Subscription Agreement"), severally and not jointly, agreed with the Company to subscribe and pay for the following respective numbers of International Shares as set forth opposite their names:

                                                                           NUMBER OF
                                  MANAGER                             INTERNATIONAL SHARES
        ------------------------------------------------------------  --------------------
        Credit Suisse First Boston Limited..........................
        Smith Barney Inc. ..........................................
                                                                              ------
                  Total.............................................
                                                                              ======

     The Subscription Agreement provides that the obligations of the Managers are such that, subject to certain conditions precedent, the Managers will be obligated to purchase all the International Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of the nondefaulting Managers may be increased or the Subscription Agreement may be terminated.

     The Company has entered into an Underwriting Agreement with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

     The Company has granted to the Managers and the U.S. Underwriters an option, exercisable by Credit Suisse First Boston Corporation, the representative of the U.S. Underwriters, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to additional shares at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the Shares. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table bears to the total number of International Shares in such table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the prospectus relating to the U.S. Offering bears to the sum of the total number of Shares in such tables.

     The Company has been advised by Credit Suisse First Boston Limited, on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada initially at the public offering price set forth on the cover page of this Prospectus and, through the Managers, to certain dealers at such price less a commission of $ per share and that the
Managers and such dealers may reallow a commission of $          per share on
sales to certain other dealers. After the initial public offering, the public offering price and commission and re-allowance may be changed by the Managers.

     The public offering price, the aggregate underwriting discounts and commissions per share and the per share commission and re-allowance to dealers for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and the Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the offering price, the aggregate underwriting discounts and commissions per share and per share commission and re-allowance to dealers will be made only upon the mutual agreement of Credit Suisse First Boston Limited, on behalf of the Managers, and Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters.

     Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class B Common Stock or distribute any prospectus relating to the Class B Common Stock in the United States or Canada or to any other dealer who does not so agree. Each

                                      Alt-3

           [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS (CONTINUED)]

of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class B Common Stock or distribute any prospectus relating to the Class B Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) an individual resident in the United States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

     Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of shares of Class B Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by Credit Suisse First Boston Limited, on behalf of the Managers, and Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Class B Common Stock initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Class B Common Stock.

     Each of the Managers and the U.S. Underwriters severally represents and agrees that: (i) it has not offered or sold and prior to the date six months after the date of issue of the Shares will not offer or sell any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Purchasers of shares of Common stock outside the United States may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the Price to Public set forth on the cover page of this Prospectus.

     The Company, its officers, directors and all existing holders of Common Stock, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or disclose the intention to make any such offer, sale, pledge, disposal or filing for a period of 180 days after the date of this Prospectus without the prior written consent of Credit Suisse First Boston Corporation, except, in the case of the Company, issuances pursuant to the 1996 Stock Option Plan.

     The Company has agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Managers and the U.S. Underwriters may be required to make in respect thereof.

     Application will be made to list the shares of Class B Common Stock on the
NNM under the symbol "       ."

                                      Alt-4

           [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS (CONTINUED)]

     Prior to the Offering, there has been no public market for the Class B Common Stock. The initial public offering price for the Shares was determined by negotiation between the Company and Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters, and Credit Suisse First Boston Limited, on behalf of the Managers, and does not reflect the market price for the Class B Common Stock following the Offering. Among the principal factors considered in determining the initial pubic offering price were market conditions for initial public offerings, the history of and prospects for the Company's businesses, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market of securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the price at which the Class B Common Stock will trade in the public market subsequent to the Offering or that an active trading market for the Class B Common Stock will develop and continue after the Offering.

     The Managers and the U.S. Underwriters have informed the Company that they do not expect discretionary sales by the Managers and the U.S. Underwriters to exceed 5% of the number of Shares being offered in the Offering.

                                      Alt-5

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered hereunder (including the shares of Class B Common Stock which may be issued pursuant to the over-allotment option). All of the amounts shown are estimates (except for the SEC and the NASD filing fees).

        SEC filing fee...................................................  $22,727.27
        NASD, Inc. filing fee............................................    8,000.00
        NASDAQ listing fee...............................................     ,   .00
        Transfer agent's fee.............................................     ,   .00
        Printing and engraving expenses..................................     ,   .00
        Legal fees and expenses..........................................     ,   .00
        Accounting fees and expenses.....................................     ,   .00
        Miscellaneous expenses...........................................     ,   .
                                                                           ----------
                  Total..................................................  $  ,   .00
                                                                            =========

---------------

* To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933 (the "Securities Act"). The Registrant's Bylaws provide that the Registrant will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

     The Registrant's Amended Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Reference is made to Section of the Underwriting Agreement (Exhibit 1.1 to this Registration Statement) which provides for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Registrant and its controlling persons on the other hand, against certain civil liabilities, including liabilities under the Securities Act.

     The Registrant intends to apply for a director and officer liability insurance policy, under which each director and certain officers of the Company would be insured against certain liabilities.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES.

     The Registrant was organized as a Delaware corporation on December 9, 1996. Upon the completion of the Offering, the following stockholders will receive the stated number of shares of Class A Common Stock of the Registrant after transferring to the Company all of their respective shares and interest in the TelePassport Companies pursuant to the Reorganization:

        Stephen E. Myers.......................................................   (1)
        Michael C. Anderson....................................................   (2)
        James D. Pearson.......................................................   (3)
        Seth Davis.............................................................
                  Total

---------------

(1) Includes 1,700 shares purchased from the Registrant on December   , 1996 for
$17.

(2) Includes 200 shares purchased from the Registrant on December   , 1996 for
$2.

(3) Includes 100 shares purchased from the Registrant on December   , 1996 for
$1.

     The Company believes that the issuances described above were made in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The recipients of the securities above represented their intentions to acquire the securities for investment only and not with a view to or a sale in connection with any distribution thereof. No underwriter or underwriting discount or commission was involved in any of such issuances.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS

     The following Exhibits are filed herewith and made a part hereof.

1.1*       Form of Underwriting Agreement.
1.2*       Form of Subscription Agreement.
2.1*       Agreement of Merger between TelePassport LLC and TelePassport
           Inc.
3.1*       Certificate of Incorporation of the Registrant, as amended.
3.2*       By-Laws of the Registrant.
4.1*       Specimen Stock Certificate for shares of Class B Common Stock.
5.1*       Opinion of Baer Marks & Upham LLP.
10.1*      Agreement dated May 1, 1996, between the United States AF NAF
           Purchasing Office and USFI, Inc.
10.2*      Form of Independent Representative's Agreement.
10.3*      The Registrant's 1996 Stock Option Plan.
10.4*      Form of Customer Wholesale Agreement.
10.5*      Agreement dated between MCI Telecommunication Corporation, as supplier, and USFI, Inc., as reseller.
10.6*      Agreement dated between WorldCom, Inc., as supplier, and USFI,
           Inc., as reseller.
10.7*      Agreement dated between Cable & Wireless, Inc., as supplier, and
           U.S. Fibercom International, as reseller.
10.8       Option Agreement dated January 21, 1997, between TelePassport
           Inc. and Intelenet, Inc.

10.9*      Telecommunication Equipment Housing Agreement dated November 14,
           1995.
10.10      Sublease Agreement dated January 28, 1993, between US Fibercom
           Network, Inc. and United States Tennis Association.
10.11      License Agreement dated November 6, 1996, between USFI, Inc. and
           48th Americas Company.
10.12      Collocation and Facilities Management Service Agreement dated
           May 22, 1995, between Voyager Networks, Inc. and USFI, Inc.
10.13*     Lease Agreement dated March 1, 1995, between Tokuyo Sangyo Inc.
           and USFI Network K.K. (Translation from Japanese to English).
10.14*     Employment Agreement with James D. Pearson.
10.15*     Employment Agreement with Francis J. Mount.
10.16*     Employment Agreement with Jan Piazza.
10.17*     Employment Agreement with Paul K. Heun.
21.1*      Subsidiaries of the Registrant.
23.1       Consent of Baer Marks & Upham LLP (included in Part II of this
           Registration Statement).
23.2       Consent of Ernst & Young LLP, independent auditors (included in
           Part II of this Registration Statement).
23.3       Consent of Deloitte Touche Tohmatsu, independent auditors
           (included in Part II of this Registration Statement).
24.1       Powers of Attorney (included on the signature page of this
           Registration Statement).
27.1       Financial Data Schedule

---------------

*To be filed by amendment.

     (B) FINANCIAL STATEMENT SCHEDULES

        Report of Ernst & Young LLP, independent auditors
        Schedule II -- Valuation and Qualifying Accounts

     All other schedules have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a) (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

             (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

             (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 31st day of January 1997.

                                          TELEPASSPORT INC.

                                          By:      /s/ JAMES D. PEARSON
                                            ------------------------------------
                                            James D. Pearson
                                            President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Pearson and Martin A. Rubin as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, to sign any registration statement pursuant to Rule 462(b) under the Securities Act of 1933 for the purpose of registering additional shares of Class B Common Stock for the same offering covered by this Registration Statement, and to file any of the same, with all exhibits and supplements thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

                   SIGNATURE                                 TITLE                    DATE
-----------------------------------------------   ---------------------------   -----------------

             /s/ STEPHEN E. MYERS                  Chairman of the Board of      January 31, 1997
-----------------------------------------------            Directors
               Stephen E. Myers

             /s/ JAMES D. PEARSON                 President, Chief Executive     January 31, 1997
-----------------------------------------------       Officer (Principal
               James D. Pearson                     Executive Officer) and
                                                           Director

              /s/ R. GORDON MILLS                   Chief Financial Officer      January 31, 1997
-----------------------------------------------    (Principal Financial and
                R. Gordon Mills                       Accounting Officer)

            /s/ MICHAEL C. ANDERSON                        Director              January 31, 1997
-----------------------------------------------
              Michael C. Anderson

                               CONSENT OF COUNSEL

     We hereby consent to the reference to our firm in the Registration Statement on Form S-1 of TelePassport Inc., dated February 3, 1997, under the caption "Legal Matters." In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the "Securities Act"), or the rules or regulations promulgated thereunder, or that we are "experts" within the meaning of the Securities Act or such rules and regulations.

                                          BAER MARKS & UPHAM LLP

New York, New York
January 31, 1997

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to
the use of our reports dated             , 1997, in the Registration Statement
(Form S-1 dated February 3, 1997) and related Prospectus of TelePassport Inc. for the registration of shares of its Class B Common Stock.

Hackensack, New Jersey
               , 1997

     The foregoing consent is in the form that will be signed upon the completion of the reorganization described in Note 1 to the consolidated financial statements.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey
January 31, 1997

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the use in this Registration Statement relating to the registration of the Class B Common Stock of TelePassport Inc. on Form S-1 dated February 3, 1997 of our report dated March 22, 1996 appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE TOUCHE TOHMATSU
Tokyo, Japan

February 3, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
TelePassport Inc.

     We have audited the consolidated financial statements of TelePassport Inc. and subsidiaries as of December 31, 1995 and 1994, and for the years then ended,
and have issued our report thereon dated           , 1997 (included elsewhere in
this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Hackensack, New Jersey
            , 1997

     The foregoing report is in the form that will be signed upon the completion of the reorganization described in Note 1 to the financial statements.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey
January 31, 1997

                       TELEPASSPORT INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                                                                    COLUMN E
                                              COLUMN B           COLUMN C                           --------
                                             -----------     -----------------       COLUMN D       BALANCE
                 COLUMN A                    BALANCE AT          ADDITIONS         ------------      AT END
-------------------------------------------   BEGINNING      CHARGED TO COSTS      DEDUCTIONS-         OF
                DESCRIPTION                   OF PERIOD        AND EXPENSES          DESCRIBE        PERIOD
-------------------------------------------  -----------     -----------------     ------------     --------
Period ended December 31, 1993 (Unaudited)
  Allowance for doubtful accounts..........     $   0              $ 320               $ --           $320
                                                 ====               ====               ====           ====
Year ended December 31, 1994
  Allowance for doubtful accounts..........     $ 320              $ 645               $465(a)        $500
                                                 ====               ====               ====           ====
Year ended December 31, 1995
  Allowance for doubtful accounts..........     $ 500              $ 184               $  1(a)        $683
                                                 ====               ====               ====           ====

---------------

(a) Accounts written off as uncollectible.

                                 EXHIBIT INDEX

1.1*       Form of Underwriting Agreement. ..........................
1.2*       Form of Subscription Agreement. ..........................
2.1*       Agreement of Merger between TelePassport LLC and
           TelePassport Inc. ........................................
3.1*       Certificate of Incorporation of the Registrant, as
           amended. .................................................
3.2*       By-Laws of the Registrant. ...............................
4.1*       Specimen Stock Certificate for shares of Class B Common
           Stock. ...................................................
5.1*       Opinion of Baer Marks & Upham LLP. .......................
10.1*      Agreement dated May 1, 1996, between the United States AF
           NAF Purchasing Office and USFI, Inc. .....................
10.2*      Form of Independent Representative's Agreement. ..........
10.3*      The Registrant's 1996 Stock Option Plan. .................
10.4*      Form of Customer Wholesale Agreement. ....................
10.5*      Agreement dated between MCI Telecommunication Corporation, as supplier, and USFI, Inc., as reseller. ................
10.6*      Agreement dated between WorldCom, Inc., as supplier, and
           USFI, Inc., as reseller. .................................
10.7*      Agreement dated between Cable & Wireless, Inc., as
           supplier, and U.S. Fibercom International, as
           reseller. ................................................
10.8       Option Agreement dated January 21, 1997, between
           TelePassport Inc. and Intelenet, Inc. ....................
10.9*      Telecommunication Equipment Housing Agreement dated
           November 14, 1995. .......................................
10.10      Sublease Agreement dated January 28, 1993, between US
           Fibercom Network, Inc. and United States Tennis
           Association. .............................................
10.11      License Agreement dated November 6, 1996, between USFI,
           Inc. and 48th Americas Company. ..........................
10.12      Collocation and Facilities Management Service Agreement
           dated May 22, 1995, between Voyager Networks, Inc. and
           USFI, Inc. ...............................................
10.13*     Lease Agreement dated March 1, 1995, between Tokuyo Sangyo
           Inc. and USFI Network K.K. (Translation from Japanese to
           English). ................................................
10.14*     Employment Agreement with James D. Pearson. ..............
10.15*     Employment Agreement with Francis J. Mount. ..............
10.16*     Employment Agreement with Jan Piazza. ....................
10.17*     Employment Agreement with Paul K. Heun. ..................
21.1*      Subsidiaries of the Registrant. ..........................
23.1       Consent of Baer Marks & Upham LLP (included in Part II of
           this Registration Statement). ............................
23.2       Consent of Ernst & Young LLP, independent auditors
           (included in Part II of this Registration Statement). ....
23.3       Consent of Deloitte Touche Tohmatsu, independent auditors
           (included in Part II of this Registration Statement).
24.1       Powers of Attorney (included on the signature page of this
           Registration Statement).
27.1       Financial Data Schedule

---------------

*To be filed by amendment.